As filed with the Securities and Exchange Commission on February 16 , 2005.

Registration No. 333-119885

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 ON FORM F-1 TO
FORM F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Top Image Systems Ltd.
(Exact name of Registrant as specified in its charter)

Israel
(Jurisdiction of incorporation or organization)

2 Habarzel Street, Ramat Hahayal, Tel Aviv 69710, Israel
(Address of principal executive offices)

TIS America, Inc.
591 North Avenue, 3
Lakeside Office Park
Wakefield, MA 01880
Tel: (866) 254-5105
(Name, address and telephone number of agent for service)

Copy of communications to:

Joel L. Rubinstein, Esq.
McDermott Will & Emery LLP
50 Rockefeller Plaza
New York, New York 10020
Tel: (212) 547-5336
Fax: (212) 547-5444

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Shares being Registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Registration fee (4)
Ordinary Shares (par value 0.04 NIS per share)	6,125,713(2)	$3.065	$18,775,310	$2,379

(1) Pursuant to Rule 416 under the Securities Act of 1933 as amended (the “Securities Act”), the registration statement of which this prospectus is a part also registers a currently indeterminate number of additional shares of our ordinary shares that may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2) Consisting of 4,863,525 ordinary shares held by the selling shareholders and 1,262,188 ordinary shares issuable to selling shareholders upon exercise of warrants held by selling shareholders.

(3) Determined solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, as amended, based on the average of the high and low prices of the Registrant’s ordinary shares as reported on the NASDAQ SmallCap Market on October 18, 2004 (the date prior to the initial filing of this Registration Statement) on which the high price was $3.18 and low price was $2.95. Because the ordinary shares may be offered from time to time by the selling shareholders described herein, the Registrant does not know the actual price or prices at which the ordinary shares may be offered.

(4) The filing fee was paid with the initial filing of the registration statement on October 22, 2004.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES THAT MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE THAT THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES WHICH ARE INCLUDED IN THIS PRELIMINARY PROSPECTUS MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SOLICIT AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED FEBRUARY 16 , 2004

PRELIMINARY PROSPECTUS

Top Image Systems Ltd.

6,125,713 Ordinary Shares

                 This prospectus relates to the offering by the selling shareholders identified in this prospectus of up to a maximum of 6,125,713 ordinary shares of Top Image Systems Ltd.

                 Our ordinary shares are quoted on the NASDAQ SmallCap Market under the symbol “TISA.” The last reported sale price of our ordinary shares on the NASDAQ SmallCap Market on February 16 , 2005 was $3.65 per share.

INVESTING IN THESE SECURITIES INVOLVES SUBSTANTIAL RISKS.
SEE “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _____________.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3
THE COMPANY	3
RISK FACTORS	3
FORWARD LOOKING STATEMENTS	12
IDENTITY OF DIRECTORS AND SENIOR MANAGEMENT	12
OFFER STATISTICS AND EXPECTED TIMETABLE	13
CAPITALIZATION AND INDEBTEDNESS	13
INFORMATION ABOUT THE COMPANY	15
OPERATING AND FINANCIAL REVIEW AND PROSPECTS	26
DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES	39
MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS	50
FINANCIAL INFORMATION	50
THE OFFER AND THE LISTING	53
ADDITIONAL INFORMATION	63
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	77
MATERIAL CHANGES	78
VALIDITY OF SECURITIES	81
EXPERTS	81
ENFORCEABILITY OF CIVIL LIABILITIES	81
WHERE YOU CAN FIND MORE INFORMATION	82
DISCLOSURE ON COMMISSION POSITION ON SECURITIES ACT LIABILITIES	82

ABOUT THIS PROSPECTUS

                This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC.

                Unless the context otherwise requires, all references in this prospectus to “TiS,” “we,” “our,” “our company, “us” and the “Company” refer to Top Image Systems Ltd. and its consolidated subsidiaries.

                All references in this prospectus to “dollars” or “$” are to United States dollars.

                All references in this prospectus to “shekels” or “ NIS” are to New Israeli Shekels.

THE COMPANY

                Our legal and commercial name is Top Image Systems Ltd. We changed our name from T.i.S.-Top Image Systems (1991) Ltd. to its present name in July 1996. We were incorporated in Israel on March 26, 1991 as a company with a limited share capital subject to Israeli law. Our registered and principal executive offices are located in Israel at 2 Habarzel Street, Ramat Hahayal, Tel Aviv 69710, and our telephone number is +011-972-3-767-9100. Our Web site is located at http://www.topimagesystems.com (the information contained in our Web site is not a part of this prospectus or the registration statement of which this prospectus is a part and no portion of such information is incorporated herein).

RISK FACTORS

                You should carefully consider the risks described below before making an investment decision regarding our ordinary shares. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.

The market for data capture systems and automatic form processing systems is highly competitive.

                The market for data capture systems in general, and for automatic form processing systems in particular, is characterized by intense competition, significant price erosion over the life of the product, and rapidly changing business conditions, customer requirements, and technology. Our products compete with those developed and marketed by numerous well-established companies including Captiva Software, Mitek, Banctec, Dicom, Microsystems Technology, Datacap, SER, and ReadSoft, as well as with manual data entry systems. Many of our competitors have longer operating histories and greater financial resources than we do. Furthermore, certain of these competitors are industry leaders with the financial resources necessary to enable them to withstand substantial price competition or downturns in the market for computer software. The fact that our resources are more l imited places us at a significant disadvantage. This risk is particularly acute during difficult economic times such as the present.

A slowdown in our customers’ industry or a decline in economic conditions could adversely impact the sale of our products and our prospects of achieving or maintaining profitability.

                A slowdown in the industries into which we sell our products would likely result in significantly reduced product demand, erosion of selling prices and overcapacity. Such a downturn could materially reduce demand for the products and technology that we offer. In addition, our ability to reduce expenses in response to any downturn or slowdown in such industries may be limited because of:

•	our continuing need to invest in research and development;

•	our capital equipment requirements; and

•	marketing requirements.

                Since 2000, there has been a global recession and a resulting decline in economic conditions, and the markets for our products have been adversely affected. If general economic and industry conditions fail to materially improve, demand for our products could continue to be adversely affected, as could the financial health of our suppliers and resellers. In addition, the September 11, 2001 terrorist attacks on the United States and the subsequent military response, as well as the recent war in Iraq, have had, and may continue to have, a negative effect on the global economy and our business and that of our customers. Any similar acts of violence or war may further negatively affect our business environment, revenues and profitability and could also result in a disruption of our business or that of our customers.

Our success depends on our strategic marketing relationships and the marketing and distribution efforts of our distributors and other strategic partners.

                Our business and prospects depend upon our ability to maintain our existing, and to develop additional, strategic marketing relationships and upon the marketing and distribution efforts of our distributors and other strategic partners. The loss or diminishment of our relationship with any one of our significant strategic partners could have a material and adverse effect on our existing operations and growth prospects. We intend to recruit additional distributors with established distribution channels and reputations for marketing and installing document imaging, data capture and workflow systems to market our products. We cannot assure you that we will be able to develop such relationships.

Our lengthy sales cycle increases our exposure to customer cancellations or delays in orders, which may result in volatile quarterly revenues.

                Given the high average selling price of, and the cost and time required to implement, our solutions, a customer’s decision to license our products typically involves a significant commitment of resources and is influenced by the customer’s budget cycles and internal approval procedures for information technology purchases. In addition, selling our solutions requires us to educate potential customers about our solutions’ uses and benefits. As a result, our solutions have a long sales cycle, which can take 9 to 12 months or more. Consequently, we have difficulty predicting the quarter in which sales to expected customers may occur. The sale of our solutions is also subject to delays from the lengthy budgeting, approval and competitive evaluation processes of our customers, which typically accompany significant capital expenditures.

                Our solutions require a sophisticated sales effort targeted at senior management of our prospective customers. New employees in our sales department require extensive training and typically take several months to achieve full productivity. There is no assurance that new sales representatives will ultimately become productive. If we were to lose qualified and productive sales personnel, our revenues could be adversely impacted.

Our industry is marked by rapid technological changes and frequent new or updated product introductions, and if we do not respond to such rapid technological changes, new product introductions and enhancements and evolving industry standards, our products and services could become obsolete.

                Our ability to compete will depend upon our ability to offer products at competitive prices in a timely and cost-effective manner. Our product decisions must anticipate the changing demand for products. If we are unable to develop, modify and enhance our existing technology to respond to such changing demands, standards and customer demands, our business could be adversely affected. In addition, the development of new technolngies, new product introductions or enhancements by our competitors could adversely affect our sales.

We have had a history of losses and may incur future losses.

                Since our inception in March 1991, we have incurred net losses in every year other than in 1995, 1997 and 1998, and our losses may continue. For the year ended December 31, 2003, we had a net loss of $604,047, and accumulated deficit of $14,813,830. We plan to maintain the level of our aggregate product development expenses and may significantly increase our sales and marketing and administrative expenses in the near future. Accordingly, to maintain our current level of financial performance, we will need to increase or maintain our revenues. We cannot assure you that our revenues will grow or that we will achieve positive profitability in the future. Failure to increase revenues could result in a material adverse effect on our business, prospects and financial results.

We have a history of quarterly fluctuations in our results of operations and expect these fluctuations to continue. This may cause our stock price to decline.

                We have experienced and expect to experience in the future significant fluctuations in our quarterly results of operations. Factors that may contribute to fluctuations in our quarterly results of operations include:

•	the size, timing and shipment of orders;

•	customer deferral of orders in anticipation of new products, product upgrades or price enhancements;

•	the high level of competition that we encounter;

•	the timing of our product introductions, upgrades or enhancements or those of our competitors or of providers of complementary products; and

•	the purchasing patterns and budget cycles of our customers.

                Fluctuations in our quarterly results could discourage investors and cause the market price of our ordinary shares to decline.

We derive significant revenue from distributors or resellers of our products and default in payment by them could adversely affect us.

                A default in payment by one or more of our significant distributors or resellers could adversely affect our business, results of operations, and financial condition. Although we believe that we have made adequate reserves against our receivables, we cannot assure you that uncollected receivables will not exceed those reserves. If they do exceed our reserves in a significant manner, we could suffer a material adverse effect on our business, prospects, and financial results.

Large customers constitute a significant portion of our orders and we may have difficulty in expanding our customer base in the future.

                Several large customers account for a significant part of our sales. For example, Swiss Post–Finance, and Toyo Ink Manufacturing Co., Ltd., a former reseller of our products (see the section below entitled “Information About the Company– Competition”), accounted for 17% and 19% of our sales in 2003 and 2002, respectively. The loss of large customers could adversely impact our business, prospects, and financial results.

Our success depends on our key personnel.

                Our success depends upon the contributions of our executive officers and other key personnel. All of our key management and technical personnel have expertise which is in high demand among our competitors, and the loss of any of these individuals could cause our business to suffer. We do not as a general matter maintain key man life insurance policies on our officers, directors and key employees.

Our success depends on our proprietary software technology.

                Our success depends upon our proprietary software technology. Although we believe that our technology has been developed independently and does not infringe on the proprietary rights of others, we cannot assure you that the technology does not and will not infringe or that third parties will not assert infringement claims against us in the future. In the case of infringement, we would, under certain circumstances, be required to modify our products or obtain a license. We cannot assure you that we would be able to do either in a timely manner under acceptable terms and conditions or at all, or that we will have the financial or other resources necessary to defend successfully a patent infringement or other proprietary rights infringement action. Further, even if we were not infringing, intellectual property litigation is expensive and time consuming for manage ment. Failure to do any of the foregoing could have a material adverse effect on us. Furthermore, if our products or technologies are deemed to infringe upon the rights of others, or if infringement claims are asserted against third parties whom we are obligated to indemnify, we could become liable for damages, which could have a material adverse effect on us.

                Readsoft, one of our competitors, filed a patent application entitled “Method and arrangement for Automatic Data Acquisition of Forms.” The patent was granted on August 18, 2003 (EP 0976092). We believe that there are legal grounds for the patent to be revoked or substantially limited and are vigorously pursuing such ends. In May 2004, we filed a Notice of Opposition with the European Patent Office requesting that the patent be revoked in its entirety. However, there is no assurance that our efforts will be successful. Although we do not believe that any of our products would infringe upon this patent, there is some risk that if the patent remains intact, Readsoft may at some point in the future allege that we infringe on the patent, requiring us to dedicate time and resources to defend our intellectual property rights, which could impact our financi al results. If Readsoft were to prevail in such a claim, there could be a material adverse effect on our business, prospects and financial condition. In addition, we license components of our software systems and technology from third parties in reliance on such parties’ representations as to ownership of the licensed intellectual property. If our licensors are found not to own or have rights to sublicense such rights to us and we are unable to replace the licensed technology with a comparable substitute, there could be a material adverse effect on our business prospects and financial results. Even if we were to replace licensed technology with available alternatives, it could take time to identify the best replacement and integrate it into our software. The delay and uncertainly could negatively impact our financial results.

                Yehezkel Yeshurun, our former Chief Scientist, and currently a member of our board of directors, was, at the time of his employment with us, a Professor of the Tel Aviv University Computer Science Department where he conducted research in the areas of computer vision, neural computation and robotics. While the University consented to Prof. Yeshurun’s employment by us and has not asserted any claim that intellectual property developed by Prof. Yeshurun on our behalf belongs to the University, the University has not acknowledged our rights to any intellectual property developed by Prof. Yeshurun. We cannot assure you that the University will not assert a claim for such intellectual property rights in the future or that the University does not have any rights to such intellectual property.

Our inability to protect our intellectual property could adversely affect our competitive position and, consequently, our business and operations.

                Our success depends on our ability to protect our intellectual property. We rely upon trade secret protection, employee and third-party nondisclosure agreements and other intellectual property protection methods to protect our confidential and proprietary information. Despite these efforts, we cannot be certain that others will not otherwise gain access to our trade secrets or copy and use information that we regard as proprietary without our authorization. We have not obtained any patents and we cannot assure you that we will obtain any patents. In addition, we cannot assure you that:

•	any patents which we may obtain will be broad enough to protect our technology, will provide us with competitive advantages or will escape challenge or invalidation by third parties;

•	the patents of others will not have an adverse effect on our ability to do business; or

•	others will not independently develop similar products, duplicate our products or, if patents are issued to us, design around these patents.

                Further, the laws of foreign jurisdictions where we sell and seek to sell our products may afford little or no protection of our intellectual property rights. We cannot assure you that the protection provided to our intellectual property rights by the laws and courts of foreign nations will be substantially similar to the remedies available under U.S. law.

If we are unable to build awareness of our brands, we may not be able to compete effectively against competitors with greater name recognition and our sales could be adversely affected.

                If we are unable to economically achieve and maintain a leading position in data recognition software or to promote and maintain our brands, our business, results of operations and financial condition could suffer. Development and awareness of our brands will depend largely on our success in increasing our customer base. In order to attract and retain customers and to promote and maintain our brands in response to competitive pressures, we may be required to increase our marketing and advertising budget or increase our other sales expenses. There can be no assurance that our efforts will be sufficient or that we will be successful in attracting and retaining customers or promoting our brands. Failure in this regard could harm our business and results of operations.

Our products may contain defects, damaging our reputation, causing a loss of customers, and requiring us to allocate significant time and financial resources to correct, and which may result in damage to our reputation and liability claims.

                Our products may contain undetected errors or defects, particularly when first introduced or when new versions or enhancements are released. In the past, we have discovered minor software bugs in certain products after they were released to the market.Such errors or defects could require us to divert financial and other resources to correct the problems.

                In addition, our products are combined with complex products developed by other vendors. As a result, should problems occur, it may be difficult to identify the source or sources of the problems. Defects and errors, or end-user perception of defects and errors, found in current versions, new versions or enhancements of these products after commencement of commercial shipments may result in:

•	loss of customers;

•	warranty claims;

•	damage to brand reputation;

•	delay in market acceptance of current and future products; and

•	diversion of development and engineering resources.

                Defects, errors or successful product liability claim against us could have a material adverse effect on our business, prospects and financial results. For addition information on our warranty policy, see the subsection below entitled “Warranty and service.”

We engage in international sales, which expose us to a number of foreign political and economic risks.

                We engage in international sales which are subject to a number of risks that could seriously impede our financial condition and growth. As a result of our product sales in various geographic regions, we are subject to the risks associated with international sales, including license requirements, economic and political instability, shipping delays, customs duties, export quotas and other trade restrictions, any of which could have a significant impact on our ability to deliver products on a competitive and timely basis and exacerbate the risks inherent in our business. While we have not encountered significant difficulties in connection with the sales of our products in international markets, the future imposition of, or significant increases in, the level of custom duties, export quotas or other trade restrictions could have an adverse effect on us. Further, w e cannot assure you that the laws of foreign jurisdictions where we sell and seek to sell our products afford similar or any protection of our intellectual property rights as may be available under U.S. laws. We are directly impacted by the political, economic, military and other conditions in the countries where we sell or seek to sell our products.

Our capital requirements have historically been significant and we may not in the future be able to meet our requirements with our working capital.

                Historically, our capital requirements have been significant. We may in the future require additional financing to fund our operations and capital requirements beyond our current resources and that provided from our operations. In such event, we cannot assure you that additional financing will be available to us when needed, on commercially reasonable terms, or at all. We have no expectation that our existing shareholders will provide any portion of our future financing requirements. Any inability to obtain additional financing when needed would have a material adverse effect on us, requiring us to curtail our expansion efforts. In addition, to the extent that we incur substantial indebtedness, we will be subject to risks associated with incurring substantial indebtedness, including the risk that interest rates may fluctuate, and cash may be insufficient to re pay interest and principal on any such indebtedness. Any additional equity financing may involve substantial dilution of the interests of our then-existing shareholders.

Political, economic and military conditions in Israel may adversely affect our ability to develop, manufacture and market our products.

                Since our principal offices are located in Israel, political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. There has been a marked increase in such hostility and a significant deterioration of Israel’s relationship with the Palestinian community since October 2000. Continuing or escalating hostilities in the region or curtailment of trade between Israel and its present trading partners may have an adverse affect on our business conditions, including our ability to develop, manufacture and market our products.

Our operations may be disrupted by the obligation of key personnel to perform military service.

                Some of our executive officers and employees in Israel are obligated to perform up to 36days of military reserve duty annually. Moreover, in light of escalating hostilities and threats of armed conflict in the Middle East since October 2000, our executive officers and employees may be called for active military duty for an unlimited period of time. Increased military activity could also result in a reduction of prospective qualified employees available to work for us to increase our business or replace employees on active military duty. Our operations could be disrupted by the absence for a significant period of our executive officers or key employees as a result of military service. Any disruption in our operations could adversely affect our ability to develop and market products.

Since most of our revenues will most likely be generated in U.S. dollars and other non-Israeli currencies while a significant portion of our expenses are and will continue to be incurred in New Israeli Shekels, we may be adversely impacted by inflation and fluctuations in currency exchanges.

                We anticipate that most of our revenues will be generated in U.S. dollars, but most of our expenses will be incurred in NIS. As a result, we are exposed to risk to the extent that the rate of inflation in Israel exceeds the rate of devaluation of the NIS in relation to the U.S. dollar or such other currencies, or if the timing of this devaluation lags behind inflation in Israel. In that event, the cost of our operations in Israel measured in NIS will increase and our results of operations could be adversely affected. In addition, our operations also could be adversely affected as a result of fluctuations in currency exchange rates. We have not engaged in currency hedging transactions, nor can we assure you that engaging in such transactions could materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations.

We may not be able to expand our personnel or marketing efforts quickly enough to support our growth.

                Because of our small size and our business strategy to increase our sales, we anticipate an increased demand on all of our resources. If we do not accurately estimate our need for personnel or marketing and customer support, we may not be able to support our future growth. For example, if we are successful in our efforts to obtain significant orders for our products, we may be required to install and service, on a timely basis, large numbers of installations at our customers’ locations. We cannot assure you that we will be able to provide such services on adequate terms and conditions or at all. Furthermore, in order to remain competitive and keep our products up to date, we need to continue to attract and retain a qualified team of employees. If we fail to obtain the human resources our business requires, there could be a material adverse effect on our business, prospects, and financial results.

Government grants we received for research and development expenditures may be reduced or eliminated in the future due to Israeli government budget cuts. Furthermore, our receipt of such grants limits our ability to develop products and transfer technologies outside of Israel, and require us to satisfy specified conditions.

                In the past, we have received grants from the government of Israel through the Office of the Chief Scientist of the Ministry of Industry and Trade, or the OCS, for the financing of a portion of our research and development expenditures in Israel. The Israeli government has reduced the benefits available under this program in recent years and may decide not to continue the program in the future at its current level or to terminate it altogether.

                The terms of the OCS grants limit our ability to develop products and transfer technologies outside of Israel without the prior approval of the OCS, if such products or technologies were developed using OCS grants. Such approval, if granted, will generally be subject to additional financial obligations. In addition, if we fail to comply with any of the conditions imposed by the OCS, including the payment of royalties with respect to grants received, we may be required to refund any payments previously received from the OCS, together with interest and penalties. See also under “Governmental Regulation”

If we fail to satisfy the condition specified by our “Approved Enterprise” program, we may be denied benefits to which we are currently entitled to in the future.

                The Investment Center of the Israeli Ministry of Industry and Trade has granted us “Approved Enterprise” status to certain development programs. The benefits available to an Approved Enterprise program are dependent upon the continuing fulfillment of ongoing conditions stipulated under applicable law and in the certificate of approval. If we fail to comply with these conditions, in whole or in part, benefits from tax exemptions or reduced tax rates would likely be denied to our shareholders or us in the future. On December 19, 2004, the Israeli government extended the term of the legislation pursuant to which the Ministry of Industry and Trade administers the Approved Enterprise programs for an additional three months. Unless extended again, future entitlements to the benefits under the statute shall expire commencing March 31, 2005. The government has extended the term of the legislation on previous occasions for three-month periods. Termination of the entitlement may affect our ability to make effective use of the benefits to which we are or may become entitled to as a result of our Approved Enterprise status. In the event that the term of the statute is extended beyond March 31, 2005, we anticipate that the statute will be substantially amended. An amendment could affect our eligibility for benefits.

Our sale of 2,524,351 of our ordinary shares and related warrants to purchase up to an additional1,262,188 of our ordinary shares, as well as the registration of those and other shares could negatively impact the market price of our ordinary shares.

                On September 24, 2004, we sold 2,524,351 of our ordinary shares at a purchase price of $3.16 per share to investors for gross proceeds to us of approximately $8 million. The investors also received warrants to purchase up to an additional 1,262,188 ordinary shares, with an exercise price of $4.26 per share. The warrants expire on September 23, 2007.

                In connection with the private placement, we have filed the registration statement of which this prospectus is a part covering the shares purchased in the private placement (including the shares underlying the warrants). In accordance with prior agreements, the registration statement also covers the ordinary shares held by Charter TiS L.L.C., an affiliate of Charterhouse Group International Inc., Izhak Nakar, and their affiliates. We are required to maintain an effective registration statement covering the resale of our ordinary shares sold to the selling shareholders who purchased our ordinary shares in the September 24, 2004 private placement transaction, and the shares issuable upon exercise of the warrants issued to those investors, until the earlier of the date that all shares issued and issuable to the investors and the holders of the warrants have been sold and the fifth anniversary of the date on which the registration statement of which this prospectus is a part becomes effective. While the registration statement is effective, or pursuant to the exemption from registration provided by Rule 144 under the Securities Act as amended (the “Securities Act”), if applicable, the investors, Charter and Mr. Nakar may sell their shares into the general trading market. An influx of additional shares could exert downward pressure on the market price of our ordinary shares. Accordingly, there could be material adverse effect on the market price of our ordinary shares.

Our ability to raise capital could be impaired as a result of our anticipated sale of securities.

                Pursuant to our agreement with the investors in the private placement described in the preceding risk factor, we are subject to restrictions with respect to the sale of our securities. We are restricted from selling additional securities of TiS until 30 days have elapsed following the effectiveness of the registration statement of which this prospectus is a part, subject to certain exceptions. During the one-year period that then follows, before we are able to sell our securities, in most instances we are required to first offer the securities to the investors pursuant to terms set forth in our agreement with them. The foregoing terms and right of first offer could delay our efforts to raise capital and increase transaction costs and could limit our ability to obtain additional financing.

Our ordinary shares are traded on limited markets and have been subject to frequent significant price fluctuations. If we fail to maintain minimum bid requirements, we could be delisted.

                Our ordinary shares are quoted on the NASDAQ SmallCap Market, and have been subject to frequent significant price fluctuations, due in part to speculative activity. Furthermore, we must continue to meet certain maintenance requirements including minimum bid requirements, in order for such securities to continue to be listed on the NASDAQ SmallCap Market. If our securities are delisted from the NASDAQ SmallCap market, investors’ liquidity in our securities could be reduced.

                On December 28, 2004 the last reported sale price of our ordinary shares on the NASDAQ SmallCap Market was $2.97 per share. However, our stock price has been historically volatile and on October 3, 2003 reached a low of $1.90 per share. If we fail to consistently maintain the minimum price for the periods required by NASDAQ, our ordinary shares could be delisted pursuant to applicable rules. Delisting could materially and adversely affect the trading market and prices for our securities. Delisting or suspension of trading of our ordinary shares on the NASDAQ SmallCap Market could also trigger an obligation for us to pay liquidated damages to the investors in the private placement described in the preceding risk factors.

                In addition, if our securities were to be delisted from the NASDAQ SmallCap Market, our ordinary shares could be considered a “penny stock” under federal securities law. Additional regulatory requirements apply to trading by broker-dealers of penny stocks that could result in the loss of an effective trading market for our securities.

We could be subject to an enforcement action by the Securities and Exchange Commission in connection with our past failure to report as a United States issuer.

                We were incorporated in Israel and maintain our principal executive offices and a majority of our assets in Israel. Since our initial public offering, we have considered ourselves to be a foreign private issuer under SEC rules. A foreign private issuer is subject to different requirements for reporting under, and is exempt from certain provisions of, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which apply to U.S. issuers, including:

—	The rules requiring the filing with the Commission of quarterly reports on Form 10-Q (which include quarterly financial information, with management’s discussion and analysis) and current reports on Form 8-K (disclosing certain material events);

—	The rules for proxy solicitation in connection with shareholder meetings;

—	Regulation FD, which is aimed at preventing issuers from making selective disclosures of material nonpublic information; and

—	The sections of the Exchange Act requiring insiders of an issuer to file public reports of their stock ownership and trading activities and establishing insider liability for short-swing profits (i.e. profits from a purchase and sale, or sale and purchase, of an issuer’s equity securities within a six-month period).

                In connection with the SEC’s review of the registration statement of which this prospectus is a part, we discovered that since June 2004, and possibly since as far back as August 2002, we may not have met the criteria for being considered a foreign private issuer. Under SEC rules, if a majority of the members of the board of directors of company are U.S. citizens or residents, the company cannot qualify as a foreign private issuer if a majority of its voting securities are held by U.S. persons. Beginning in August 2002, a majority of the members of our board of directors were U.S. citizens and residents and it appears that a majority of our ordinary shares were held by U.S. persons. Upon being informed of this discovery, in December 2004, our board of directors voted unanimously to reconstitute itself such that it is no longer composed of a majority of U.S. residents or citizens. As a result, we once again qualify as a foreign private issuer under SEC rules.

                In seeking to determine why we did not discover earlier that we may not have met the foreign private issuer criteria, we identified a deficiency in our disclosure controls and procedures in that they did not include a proper procedure for periodically assessing whether we qualified as a foreign private issuer. Solely as a result of this deficiency, our management has concluded that our disclosure controls and procedures were ineffective as of December 31, 2002 and 2003 because they did not identify the fact that we may not have met the criteria for being considered a foreign private issuer. This deficiency did not affect the accuracy of the financial and other information disclosed in our annual reports on Form 20-F and other filings with the SEC. Rather, it affected the scope and format of our disclosure, inasmuch as we did not, for example, file quarterly reports on Forms 10-Q or annual reports on Form 10-K, which are required to be filed by U.S. issuers. We have since revised our disclosure controls and procedures to require an evaluation of whether we qualify as a foreign private issuer on a quarterly basis and upon the occurrence of certain corporate events which could affect our foreign private issuer status.

                While we are not aware of any action pending in connection with any past noncompliance, we could be subject to future enforcement action by the SEC, which could expose us to penalties and require us to amend past filings at considerable expense and to dedicate a substantial amount of management’s time to amendment. An enforcement action could result in our failure to timely register the resale of the shares we issued in connection with our September 24, 2004 private placement and could trigger a requirement for us to pay liquidated damages to the investors in the transaction. See the discussion of those damages requirements under “Liquidity and Capital Resources”. Furthermore, we could be exposed to claims and litigation from shareholders seeking damages based on allegations that our disclosure was inadequate.

We do not intend to pay dividends.

                We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain any future earnings to finance operations and to expand our business and, therefore, do not expect to pay any cash dividends in the foreseeable future.

The application and/or amendment of Israeli laws or laws of other countries may adversely affect our ability to enforce judgments or other rights.

                Since our principal offices are located in Israel, we are subject to Israeli law. Many of our contracts with third parties are subject to the laws of other jurisdictions. We cannot assure you that any judgments granted in the United States or any jurisdiction other than Israel would be capable of enforcement or execution in Israel. Nor can we assure you that any of our contracts pursuant to the laws of any foreign country are enforceable by us. The inability to enforce or execute judgments or other rights and/or the possibility of the laws of various jurisdictions being amended from time to time may have a material adverse effect on our business, prospects, and financial condition.

FORWARD LOOKING STATEMENTS

                Certain information contained herein that does not relate to historical facts may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “plan” or similar expressions identify some, but not all of the “forward looking statements” contained in this report. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected. We wish to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Among the factors that could cause our actual results in the future to differ materially from any opinions or statements expressed with respect to future periods are competitive industry conditions and various other factors set forth under the heading “Risk Factors” and elsewhere in this prospectus.

IDENTITY OF DIRECTORS AND SENIOR MANAGEMENT

Directors and Senior Management

                The following table sets forth the identity of our directors, and senior management. The mailing address for each of the individuals below is c/o Top Image Systems Ltd. at our address set forth herein.

Thomas C. Lavey	60	Chairman of the Board of Directors

Ido Schechter	42	Chief Executive Officer and Director

Arie Rand	44	Chief Financial Officer

Gideon Shmuel	32	Vice President of Sales

Oded Leiba	33	Vice President of Engineering

Ofir Shalev	32	Vice President of Research and Development

Victor Halpert	43	Director

Zamir Bar Zion	46	Director

Izhak Nakar	52	Director

Elie Housman	67	Director

Yehezkel Yeshurun	55	Director

William M. Landuyt	48	Director

OFFER STATISTICS AND EXPECTED TIMETABLE

                The selling shareholders identified in this prospectus may sell from time to time up to a maximum of 6,125,713 ordinary shares. See “The Offer and the Listing” below. The offering shall remain open until the earlier of September 24, 2009 (unless extended pursuant to our agreements with the investors in our September 24, 2004 private placement), and the date on which all the shares registered for resale pursuant to the registration statement of which this prospectus is a part are sold. We will announce the extension or early closure of the offering through a press release or other means reasonably sufficient to notify prospective purchasers.

CAPITALIZATION AND INDEBTEDNESS

                The following table sets forth unaudited consolidated short-term debt and capitalization, under Israeli GAAP, as at September 30, 2004. Both short and long-term debt has been included in the calculation of our capitalization. The information in this table should be read in conjunction with and is qualified by reference to “Operating and Financial Review and Prospects” and the consolidated financial statements and notes thereto and other financial information included elsewhere in this prospectus.

September 30, 2004 In US $ (unaudited)

Short-term debt:

Short-term debt – unsecured	3,915,753

Short-term debt – secured	1,731,452

Total short-term debt	4,362,731

Long-term debt (excluding amounts due within one year):

Long-term debt – unsecured	205,493

Long-term debt – secured	-

Total long-term debt	205,493

Shareholders’ Equity:

Ordinary share capital	96,401

Share premium account	29,599,346

Profit and loss account	(14,741,985)

Total shareholders’ equity	14,953,761

Total capitalization	19,521,

SELECTED FINANCIAL DATA

                The following selected consolidated financial data as of, and for the years ended, December 31, 2001, 2002, and 2003 have been derived from, and should be read in conjunction with, our consolidated financial statements, related notes and other financial information included in this prospectus. The selected consolidated financial data as of, and for the years ended, December 31, 1999 and 2000 have been derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated financial data as of , and for the nine months ended, September 30, 2004 are unaudited. Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Israel, or Israeli GAAP. Israeli GAAP vary in certain significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. Application of U.S. GAAP would have affected our results of operations and shareholders’ equity for each of the years in the three-year period ended December 31, 2003 to the extent summarized in Note 18 to our consolidated financial statements included in this prospectus and in the table below. The selected consolidated financial data should be read in conjunction with and are qualified by reference to “Operating and Financial Review and Prospects” and the consolidated financial statements and notes thereto and other financial information included elsewhere in this prospectus.

	Year Ended December 31					Nine-month period ended September 30,
	1999	2000	2001	2002	2003	2004
	In US$ except for weighted average number of shares data

Statement of Operations Data
under Israeli GAAP:
Revenues	$8,299,774	$10,626,342	$11,959,249	$7,799,093	$8,319,002	$7,411,458
Cost of revenues	1,978,945	3,923,932	3,072,333	3,005,463	2,339,790	2,123,614
Gross profit	6,320,829	6,702,410	8,886,916	4,793,630	5,979,212	5,287,844
Research and development, net	677,624	2,121,901	2,198,628	1,340,408	863,209	638,759
Selling, administrative and general	5,901,405	11,386,054	9,800,622	7,464,572	5,818,426	4,568,424
Financial expense (income), net	(47,212)	(439,972)	(287,197)	(187,318)	(98,376)	(8,816)
Other (income) expense	25,294	460	(33,708)	3,756	-	-
Minority share in loss of a subsidiary	-	2,410	-	-	-	-
Net income (loss)	(236,282)	(6,363,623)	(2,791,429)	(3,827,788)	(604,047)	71,845

Israeli GAAP net basic and dilutive
income (loss) per share	$(0.053)	$(1.088)	$(0.440)	$(0.628)	$(0.096)	$0.012

Israeli GAAP weighted average number
of shares outstanding	4,267,760	5,848,890	6,341,390	6,098,890	6,252,996	6,408,804

	As of December 31					As of September 30,
	1999	2000	2001	2002	2003	2004
	In US$

Summary of Balance Sheet Data
under Israeli GAAP:
Cash and cash equivalents	$2,039,519	$12,107,098	$9,419,165	$7,400,889	$5,854,436	$10,573,563
Working capital	6,537,447	14,075,684	11,292,455	7,739,509	7,353,113	12,606,904
Total Assets	8,062,005	18,069,247	15,548,725	12,001,066	11,628,430	19,521,986
Long Term debt	9,350	-	-	-	-	-
Total liabilities	1,207,582	3,389,362	3,528,128	3,798,801	3,998,724	4,568,224
Shareholders’ equity	6,854,423	14,679,885	12,020,597	8,202,265	7,639,706	14,953,762

	Year Ended December 31					Nine-month period ended September 30,
	1999	2000	2001	2002	2003	2004
	In US$ except for weighted average number of shares data

Statement of Operations Data
under U.S. GAAP:
Revenues	$8,299,774	$10,626,342	$11,959,249	$7,799,093	$8,319,002	$7,411,458
Cost of revenues	1,978,945	3,923,932	3,072,333	3,005,463	2,339,790	2,123,614
Gross profit	6,320,829	6,702,410	8,886,916	4,793,630	5,979,212	5,287,844
Research and development, net	677,624	2,121,901	2,198,628	1,340,408	863,209	638,759
Selling, administrative and general	5,901,405	11,386,054	9,800,622	7,464,572	5,818,426	4,568,424
Financial expense (income), net	(38,281)	(439,209)	(286,712)	(189,561)	(108,835)	(9,201)
Other (income) expense	25,294	460	(33,708)	3,756	-	-
Minority share in loss of a subsidiary	-	2,410	-	-	-	-
Net income (loss)	(245,213)	(6,364,386)	(2,791,914)	(3,825,545)	(593,588)	71,460

U.S. GAAP net basic and dilutive
income (loss) per share	$(0.061)	$(1.095)	$(0.458)	$(0.627)	$(0.097)	$0.011

U.S. GAAP weighted average number of
shares outstanding for basic
net earnings (loss) per share	3,885,188	5,810,376	6,098,890	6,098,890	6,102,496	6,221,929

U.S. GAAP weighted average number of
shares outstanding for dilutive
net earnings (loss) per share	3,885,188	5,810,376	6,098,890	6,098,890	6,102,496	6,374,816

	As of December 31					As of September 30,
	1999	2000	2001	2002	2003	2004
	In US$

Summary of Balance Sheet Data
under U.S. GAAP:
Cash and cash equivalents	$2,039,519	$12,107,098	$9,419,165	$7,400,889	$5,854,436	$10,573,563
Working capital	6,537,447	14,075,684	11,292,455	7,739,509	7,353,113	12,606,904
Total Assets	8,062,005	18,069,247	16,161,294	12,488,439	12,130,676	20,056,955
Long Term debt	9,350	-	-	-	-	-
Total liabilities	1,207,582	3,389,362	4,140,697	4,286,174	4,490,970	5,103,193
Shareholders’ equity	6,854,423	14,679,885	12,020,597	8,202,265	7,639,706	14,953,762

USE OF PROCEEDS

                We will not receive any proceeds from the resale of our ordinary shares by the selling shareholders under this prospectus or from the sale of our ordinary shares issuable upon exercise of the warrants issued to the selling shareholders. However, we could receive $5,376,920 before expenses if the warrants are exercised in full. We intend to utilize the proceeds of the exercise of the foregoing warrants, if any, for working capital and other general corporate purposes.

INFORMATION ABOUT THE COMPANY

History and Development

                We were incorporated and are domiciled in Israel and exist as a company with a limited share capital subject to Israeli law. Our registered and principal executive offices are located in Israel at 2 Habarzel Street, Ramat Hahayal, Tel Aviv 69710, and our telephone number is 011-972-3-767-9100. Our website is http://www.topimagesystems.com (the information contained in our website is not a part of this prospectus and no portion of such information is incorporated herein).

Business Overview

                General

                We develop and market automated data capture solutions for managing and validating content gathered from customers, trading partners and employees. Whether originating from electronic, paper, mobile or other sources, our solutions deliver digital content to the applications that drive an enterprise by using advanced technologies including wireless communications, servers, form processing and information recognition systems. Our software improves business processes by integrating different types of data from multiple sources. Our products integrate information regardless of the source and format of the data, whether structured, as in the case of application forms or surveys, or semi-structured, such as invoices, purchase orders, checks, freight and shipping bills and others. Our solutions seamlessly deliver the extracted data to applications such as document and content management, enterprise resource planning, or customer relationship management. Our solutions minimize the need for manual data entry by automatically reading, identifying, interpreting and processing information, thereby increasing data capture accuracy and the rate of information processing. The platform solution we offer replaces traditional means of extracting information from paper-based documents and integrates multiple information sources into a single enterprise-level solution that increases speed and efficiency.

                Products

                TiS’ signature solution is the eFLOW Unified Content PlatformTM. eFLOWTM provides the common architectural infrastructure for our solutions. We anticipate that future developments will also be based on the Unified Content Platform.

                Based on a single, integrated environment, the eFLOWTM platform provides a visual application designed to enable the structure of a complete form processing and data capture solution quickly and easily. Providing a modular platform with an open, scalable and flexible architecture, eFLOWTM facilitates the development of applications ranging from desktop, stand-alone applications to high-volume, network-based systems.

                TiS’ eFLOWTM provides enterprise-wide solutions for every data capture and content delivery need, all on a single platform, using one set of business rules. eFLOWTM allows a customer to integrate data from multiple sources, including the Internet, paper, fax, microfilm, microfiche, electronic, and email, and of different types such as invoices, freight and shipping bills, purchase orders and others, to provide a single connection to the enterprise application system. Our eFLOWTM platform allows maximum flexibility, using one set of rules for all applications, dramatically reducing implementation time while broadening the utility of the solution across the customer’s business.

                eFLOWTM is designed to address the needs of companies, institutions, government agencies, and other organizations with a broad range of form processing requirements (5,000 or more forms per day).

                eFLOWTM offers a definite advantage in mixed environments where documents in different formats need simultaneous processing, sorting, and storing in databases for retrieval at a later date. Top Image Systems technology can manage these tasks without the need to pre-design a working template.

                In addition, eFLOWTM may integrate with a customer’s financial systems, enterprise resource planning (ERP) and other relevant applications to provide an end-to-end solution for managing invoices and payments. eFLOWTM therefore eliminates a significant portion of traditional manual data entry, decreases the need for data entry resources and processing time, and significantly improves the quality, accuracy and value of the data.

                eFLOW’sTM underlying infrastructure utilizes advanced technologies, such as Microsoft .NET and Microsoft Visual Basic for applications, to provide an accelerated data capture solution for paper, electronic forms, fax, and ftp files. Developing the advanced version of eFLOW Unified Content PlatformTM, eFLOWTM Version 2.0 and future version, based on the Microsoft .NET technology ensures its compatibility to future Microsoft technologies and other technology partners, as well as its usability to our customers. The use of these technologies allows customers, developers and partners to modify user interfaces, extend functionality and connect TiS’ eFLOW TM with other mission-critical applications to create fully integrated business solutions. eFLOWTM includes support for the XML standard which enables the interchange of documents between systems and applications in a standard format.

                Targeting banking and finance, logistics, insurance, postal systems, healthcare, tax, statistics and many other potential markets, eFLOWTM technologies enable enterprises to implement digital information recognition, improving processing and speeding up the data entry cycle by providing a single data collection entry point.

                Integra for Structured Content

                Integra, our eFLOWTM plug-in for structured content,provides a solution for data capture, validation and delivery from structured predefined forms.

                Freedom for Semi-Structured Content

                Freedom, the eFLOWTM plug-in for semi-structured content, enables customers to identify and capture critical data from semi-structured documents such as invoices, purchase orders, shipping notes and checks. Based on artificial intelligence, Freedom is designed to understand the format of a document without the need to predefine its structure. Freedom is able to locate, identify, capture and validate critical data contained in the document. The market for this product includes companies that receive thousands of semi-structured documents such as invoices every month from hundreds of suppliers, and allows them to automatically identify and process any type of such documents.

                The Learning module is one of eFLOWTM’s innovative modules which automatically learns new types of forms in order to both introduce new forms previously unseen into the system and to improve recognition of existing forms already captured into the system. Unrecognized forms reach the Learning module, where an operator trains the system to locate certain important fields. The new information would then be available for the system to recognize a similar, although not necessarily identical, form in the future.

                 Smart for Unstructured Content

                 Smart!, the eFLOWTM plug-in for unstructured content, is an automated classification solution. By automatically capturing, recognizing, and routing all incoming information, regardless of format or origin, Smart! functions as the gateway to enterprise information systems.

Smart! offers a single point of entry for any kind of information entering the organization. Whether originating from paper mail, fax, email, or any other source, Smart automatically recognizes the image, understands it, and accordingly defines its destination within the organization. Smart consists of sophisticated artificial intelligence and machine learning algorithms, and provides tracking capabilities, while the digitized image of the document is routed for further processing.

Additional benefits of Smart! include reduced operational costs, quick and accurate delivery of business-critical information, elimination of burdensome paper-based information, and much improved mail security.

                AFPSProTM

                AFPSProTM had been our flagship product until the introduction of the eFLOW Unified Content PlatformTM. We are at the end of the process of upgrading AFPSProTM customers to eFLOWTM and plan to gradually phase out AFPSProTM.

                Principal Markets

                As of December 31, 2003, we operated branch offices in the United States, the United Kingdom and Germany through subsidiaries. During 2004, we began to modify our corporate structure in Europe (see the section entitled “ – Organizational Structure”). However, we do not believe that these changes will have a material effect on our business, prospects and financial condition.

                Our U.S. branch is responsible for sales, marketing and support activities in the United States, Canada, and Latin America. These three territories, together with Japan, define our principal markets. In addition, we believe that there exist significant opportunities in France, South Africa, the Czech Republic, Spain, Australia, Belgium, the Netherlands and Luxembourg. During 2004, we plan to change this structure and establish major sales centers in several locations worldwide. These centers will manage our sales, marketing and operational activity in their locations, providing integration and implementation services, as well as marketing support. As part of our previously announced strategic plan, we are seeking to expand our already strong presence and market position in Japan and utilized a portion of the proceeds from our recent private placement (see also the section entitled “ – Liquidity and Capital Resources”) to acquire certain assets of Toyo Ink’s EDMS division (as more fully described in the section entitled “ – Competition” below). We are currently exploring various options regarding our expansion plans. We continuously review opportunities for expansion in both new and existing markets.

                The following table summarizes total revenues by category of activity and geographic market for each of the last three fiscal years and the nine-month period ended September 30, 2004:

Product Revenues by Region
	Year Ended December 31,						Nine-month period ended
	2001		2002		2003		September 30, 2004 (unaudited)
	$	%	$	%	$	%	$	%

Europe	1,744,447	17.6	2,656,670	41.4	4,279,397	69	3,401,821	75.0

Far East (excluding Japan)	895,702	9	690,769	10.8	1,315,888	21.1	342,436	8.0

South America	2,631,506	26.5	70,000	1.1	506,000	8.1	-	0

Africa	640,867	6.5	432,478	6.7	55,845	0.9	166,000	3.9

North America	1,109,005	11.2	934,335	14.5	43,125	0.7	490,553	11.1

Israel	65,434	0.7	13,166	0.2	10,271	0.2	119,148	3.0

Middle East (excluding Israel)	219,709	2.2	90,393	1.4	-	0	11,800	0

Japan	2,607,181	26.3	1,485,537	23.1	-	0	-	0

Other	-	0	50,000	0.8	-	0	-	0

Total	9,913,851	100	6,423,348	100	6,210,526	100	4,531,758	100

Service Revenues by Region
	Year Ended December 31,						Nine-month period ended
	2001		2002		2003		September 30, 2004 (unaudited)
	$	%	$	%	$	%	$	%

Europe	1,108,266	54.2	834,663	60.7	1,449,099	68.7	1,915,975	67.1

North America	210,378	10.3	192,756	14	348,874	16.5	488,780	17.0

Far East (excluding Japan)	164,044	8	125,348	9.1	139,238	6.6	263,229	9.0

Africa	50,800	2.5	70,976	5.2	88,379	4.2	10,425	0

Japan	106,929	5.2	92,114	6.7	51,399	2.4	139,008	4.9

Israel	113,595	5.6	32,908	2.4	20,387	1	61,531	2.0

South America	67,417	3.3	23,544	1.7	10,000	0.5	-	0

Middle East (excluding Israel)	217,456	10.6	3,436	0.2	1,160	0.1	752	0

Other	6,513	0.3	-	0	-	0	-	0

Total	2,045,398	100	1,375,745	100	2,108,476	100	2,879,700	100

                Seasonality

                Our business significantly depends upon the requirements of large corporations and governmental agencies. Because many of these entities operate according to annual budgets, their tendency is to approve budgets in the beginning of the fiscal year and release the budgets toward the end of the fiscal year. This mode of operation affects our results of operations throughout the year. See the section entitled “–Quarterly Results; Seasonality” in this prospectus for additional detail.

                Marketing Strategy

                Over the past few years, we have shifted our marketing emphasis from a time and labor intensive orientation, which required us to provide technical support and customization for our customers, to eFLOWTM , which is marketed as an “enterprise solution.” We now market eFLOWTM to value added resellers, distributors and systems integrators to assist them in building form processing systems more quickly, easily, and economically at their customers’ locations. This change in our marketing strategy has freed us from having to expend resources in providing support and services to the end-user since value added resellers, distributors and systems integrators increasingly perform these functions. As we have shifted our marketing strategy from “project-oriented” to “solution-oriented”, we have increasingly sought strategic alliances with value added resellers, distributors and systems integrators. This has also enabled us to expand our market share in new geographic markets by partnering with the top-tier value added resellers, distributors and systems integrators located in or selling products in each country. This enables us, together with each partner, to initiate common marketing and sales strategies and thereby, to generate sales. This strategy is based on our belief that value added resellers, distributors, systems integrators and Original Equipment Manufacturers, or OEMs,generally have better access to end-users in their respective markets than we do. By engaging value added resellers, distributors, systems integrators and potentially, OEMs, to include our products as part of their products and service offerings, we can sell products to end-users without the costs of directly marketing to end-users. However, working through channels instead of engaging in direct sales to customers limits our share in each transaction’s revenues.

                It is essential while working in remote territories to provide an efficient platform for marketing eFLOWTM across the globe. In territories where we enjoy a strong presence and maintain a local branch office, and where the market potential is high, we choose to work directly with the customers. While cooperating with partners in these territories, we can offer an expanded solution. We provide consulting, implementation and support services directly to the customers and thus we enjoy a closer relationship with the customer and larger share of the deal’s revenues. We are endeavoring to continue this trend in the coming years. Currently, we sell through a network of value added resellers, distributors and systems integrators in approximately 30 countries worldwide. The system integrators are managed via our sales and marketing force located in our sales centers and in our headquarters in Israel. We have implemented a program to align ourselves with major complementary strategic level partners who can help us reach new target customers and market segments. These agreements call for the strategic partner and us to plan and coordinate marketing and sales activities in their respective territories.

                In December 2004, we announced the availability of Smart, a new, automated classification solution which offers a single point of entry for any kind of information entering the organization. Smart extends beyond classical form processing and recognition to include unique capabilities that allow sophisticated collection and understanding of any kind of information. Smart fits well with our long-term strategy, to expand our offering and provide our customers with a comprehensive solution to handle all incoming information entering the enterprise, regardless of its format and origin.

                In September 2004, we announced the establishment of Top Image Systems, TiS Japan Ltd, a new subsidiary in Japan. At the end of August 2004, we signed a definitive agreement with our longtime partner Toyo Ink Mfg. Co., Ltd. to acquire certain assets of Toyo Ink’s EDMS division. The division, established eight years ago and dedicated to the imaging business, has been exclusively marketing and implementing TiS’ solutions in Japan. Pursuant to the agreement, Toyo Ink transferred certain customers and channels from Toyo’s EDMS division to Top Image Systems, TiS Japan, Ltd. Top Image Systems, TiS Japan, Ltd. also received the rights to distribute the Japanese localized version of TiS’ eFLOW Unified Content Platform. Certain members of EDMS’ professional team have been assigned to TiSJ in order to ensure the continuity of knowledge and high level services provided to Japanese customers and partners. Top Image Systems, TiS Japan Ltd. is now responsible for all operations in Japan, including technical support and maintenance services for existing, as well as new, channels and customers.

                In September 2004, we also announced a strategic OEM partnership with Xtramind Technologies GmbH, the major provider of AI-based software for the disclosure of unstructured content. The integration of Xtramind’s content classification component into TiS’ eFLOW platform allows for automatic routing, classifying and archiving of documents according to user-defined categories. Utilizing Xtramind’s modern language technology and artificial intelligence, we now offer a complete, integrated self-learning system with unparalleled precision in content analysis.

                In July 2004, we announced the cooperation with Arthis to automate supplier invoice processing, including multipage, multitax and multicurrency options, for La Rinascenete Group, a prominent Italian retail player. Arthis is a company established by The La Rinascente Group and Accenture, in order to manage many of the retailer’s back-office functions, from accounting services to financial reporting.

                In June 2004, we announced the OEM integration with Tranmit plc, a UK based eProcurement and ePayables solutions provider. Through this partnership we may now offer a complete Account Payable and Receivable solution: an automated financial capture solution for invoices and purchase orders.

                In May 2004, we announced a strategic partnership with RAG INFORMATIK GmbH, one of the largest specialized IT service providers in Germany, after successful implementation at Deutsche Steinkohle AG. Through this partnership we offer customers a unique, complete, best-of bread, SAP R/3-based account payable solution: an automated financial capturing solution for invoices, fully integrated with SAP R/3 Workflow.

                In April 2004, we announced strategic partnership with ASI Solutions, an Australian system integration and services provider, to distribute eFLOW in Australia and New Zealand.

                In March 2004, we announced a partnership with IFN Systems, an international software development company and the Israeli representative of FILENET ®, based on shared technological knowledge and complementary technologies. Previously to this announcement, we have been cooperating with IFN on a joint project, to provide the customer with a complete solution for various documents, including data capture, workflow, and document management across the company. According to the terms of the agreement, IFN Systems will act as our system integrator and local support provider in Israel, leveraging its strong presence across various industry sectors, such as the banking and insurance markets in Israel.

                In September 2003, we announced a partnership agreement with Xerox France, which, through its Xerox Global Services division, markets a comprehensive range of digital document solutions and services. Its offerings are focused on three main areas: consulting, systems integration, and document process outsourcing. The agreement covers the integration of the TiS’ eFLOW Unified Content Platform in Europe. The agreement reflects a natural extension of previous successful cooperation between Xerox and Top Image Systems in Latin America.

                In July 2003, we announced a global partnership with Documentum, a leading provider of Enterprise Content Management solutions (ECM). Becoming a technology partner of Documentum fits well with TiS’ long-term strategy, to achieve connectivity between the eFLOW platform and leading enterprise management applications such as CRM, ERP, ECM, and workflow. In June 2003, we signed a sales and marketing partnership agreement with Carla bella, a leading editor and integrator of Internet / Intranet applications and company software packages. According to the terms of this agreement, Carla bella acts as Top Image System’s distributor, integrator and a local support provider (Level 1 and 2) in France, leveraging its strong presence across various industry sectors.

                In May 2003, we announced a partnership with SAP, after the successful SAP® Certified Integration of eFLOWTM. In order to ensure ongoing technical support for this integration with mySAP Financials, TiS has based the integration on the SAP .NET connector available within SAP NetWeaver™. The connectivity, via special interface, has been thoroughly tested from the architectural, implementational, and run-time aspects, and was certified by SAP AG. Like the partnership with Documentum, this integration fits well with TiS’ long-term strategy, to achieve connectivity between the eFLOW platform and leading enterprise management applications such as CRM, ERP, ECM, and workflow.

                Also in May 2003, we announced a partnership with OptoSweden AB, a leading Scandinavian developer and integrator of Electronic Document Management solutions (EDM), ICR and Scanning Environment. The partnership is our first in the Scandinavian Market.

                In April 2003, we announced the integration of A2iA’s FieldReader™ recognition engine into our eFLOW platform, through partnership with A2iA Corp., a world-leader and developer of Intelligent Word Recognition (IWR) software applications for cursive handwriting recognition and machine-print documents. This integration was part of TiS’ constant efforts to broaden the capabilities of the eFLOW Unified Content PlatformTM to ensure superior data recognition levels

                Also in April 2003, we announced a partnership agreement with Aurovision, a global technology consulting and services organization headquartered in India. This partnership followed the successful implementation of the Indian population census.

                In March 2003, we became an Independent Software Vendor (ISV) of the Oracle Partner Network. As such, TiS gained access to the services provided by Oracle 9i solutions and the eBusiness Suite, as well as many other web-based resources designed to enhance its value proposition, broaden opportunities, and extend its reach into the marketplace.

                Licensed Technology

                We license various recognition software technologies from third parties in order to utilize them in our products. We currently use technologies developed by several different companies. Depending upon the requirements of each customer, we incorporate one or several of such technologies into a specific product. We are not dependent upon any single source of recognition software technology and the various technologies that we use are, in large part, interchangeable.

                Intellectual Property Rights

                Our success depends upon our proprietary software technology. We rely upon trade secret protection, employee and third-party nondisclosure agreements and other intellectual property protection methods to protect our confidential and proprietary information. Despite these efforts, we cannot be certain that others will not otherwise gain access to our trade secrets or copy and use information that we regard as proprietary without our authorization. We have not obtained any patents and we cannot assure you that we will obtain any patents. In addition, we cannot assure you that:

•	any patents which we may obtain will be broad enough to protect our technology, will provide us with competitive advantages or will escape challenge or invalidation by third parties;

•	the patents of others will not have an adverse effect on our ability to do business; or

•	others will not independently develop similar products, duplicate our products or, if patents are issued to us, design around these patents.

                Further, the laws of foreign jurisdictions where we sell and seek to sell our products may afford little or no protection of our intellectual property rights. We cannot assure you that the protection provided to our intellectual property rights by the laws and courts of foreign nations will be substantially similar to the remedies available under U.S. law.

                We believe that our technology has been developed independently and does not infringe on the proprietary rights of others. However, we cannot assure you that the technology does not and will not infringe or that third parties will not assert infringement claims against us in the future. In the case of infringement, we would, under certain circumstances, be required to modify our products or obtain a license. We cannot assure you that we would be able to do either in a timely manner under acceptable terms and conditions or at all, or that we will have the financial or other resources necessary to defend successfully a patent infringement or other proprietary rights infringement action. Further, even if we were not infringing, intellectual property litigation is expensive and time consuming for management. Failure to do any of the foregoing could have a material adverse effect on us. Furthermore, if our products or technologies are deemed to infringe upon the rights of others, we could become liable for damages, which could have a material adverse effect on us.

                Readsoft, one of our competitors, filed a patent application entitled “Method and arrangement for Automatic Data Acquisition of Forms.” The patent was granted on August 18, 2003 (EP 0976092). We believe that there are legal grounds for the patent to be revoked or substantially limited and are vigorously pursuing such ends. In May 2004, we filed a Notice of Opposition with the European Patent Office requesting that the patent be revoked in its entirety. However, there is no assurance that our efforts will be successful. Although we do not believe that any of our products would infringe upon this patent, there is some risk that if the patent remains intact, Readsoft may at some point in the future allege that we infringe on the patent, requiring us to dedicate time and resources to defend our intellectual property rights, which could impact our financial results. If Readsoft were to prevail in such a claim, there could be a material adverse effect on our business, prospects and financial condition.

                In addition, we license components of our software systems and technology from third parties in reliance on such parties’ representations as to ownership of the licensed intellectual property. If our licensors are found not to own or have rights to sublicense such rights to us and we are unable to replace the licensed technology with a comparable substitute, there could be a material adverse effect on our business prospects and financial results. Even if we were to replace licensed technology with available alternatives, it could take time to identify the best replacement and integrate it into our software. The delay and uncertainty could negatively impact our financial results.

                Yehezkel Yeshurun, our former Chief Scientist, and currently a member of our board of directors, was, at the time of his employment with us, a Professor of the Tel Aviv University Computer Science Department where he conducted research in the areas of computer vision, neural computation and robotics. While the University consented to Prof. Yeshurun’s employment by us and has not asserted any claim that intellectual property developed by Prof. Yeshurun on our behalf belongs to the University, the University has not acknowledged our rights to any intellectual property developed by Prof. Yeshurun. We cannot assure you that the University will not assert a claim for such intellectual property rights in the future or that the University does not have any rights to such intellectual property.

                We believe that product recognition is an important competitive factor in the form processing industry. Accordingly, we promote the eFLOWTM name in connection with our marketing activities. We either hold or intend to apply for trademark registration of our significant solution and module names, although we cannot assure you that such applications will be successful. Although we have not sought to market our products using our trade name “TiS” as a trademark, we believe that certain other companies use trademarks that contain the letters “TIS” for products, which we believe do not compete with our products. We cannot assure you that this will not limit our ability to use our trade name “TiS” to market our products.

                Competition

                The market for data capture systems in general, and for automatic form processing systems in particular, is characterized by intense competition, significant price erosion over the life of the product, and rapidly changing business conditions, customer requirements, and technology.

                Our solutions compete with those developed and marketed by numerous well-established companies, as well as with manual data entry systems. Many of these competitors have substantially greater financial, technical, personnel and other resources than we do, and have established reputations for success in the development, licensing and sale of their products and technology. Certain of these competitors are industry leaders with the financial resources necessary to enable them to withstand substantial price competition or downturns in the market for computer software.

                Our products compete with those developed and marketed by numerous well-established companies including Captiva Software, Mitek, Banctec, Dicom, Microsystems Technology, Datacap, SER, and ReadSoft, as well as with manual data entry systems.

                During the past two years, several mergers and acquisitions have taken place between our competitors and companies with related and complementary technology, dramatically changing our marketplace:

•	During 2002, Captiva Software Corporation merged with ActionPoint, a provider of enterprise information capture software. The merger created the largest provider of input management software solutions under the name Captiva Software Corporation. Towards the end of 2003, Captiva Software announced the acquisition of Context Inc. from the financial service outsourcing firm Automatic Data Processing, Inc. (ADP). Context Inc. develops software that improves the processing of healthcare claims.

•	Vignette, a leading web content management provider, acquired Australian-based document imaging specialist Tower Technology to strengthen its position in the rapidly consolidating ECM space.

•	Stellent, a web content management specialist, recently acquired Optika, an imaging and workflow vendor.

•	IBM acquired Green Pasture, an electronic document management specialist.

•	Verity, an enterprise software provider, that enables organizations to maximize the return on their intellectual capital investment, recently acquired Cardiff Software Inc., a privately-held developer of technology that enables the capture and automation of dynamic business information.

•	EMC, a world leader in information storage and management, acquired Documentum, an enterprise content management solutions provider.

                In addition, we often compete with major systems suppliers such as IBM, Siemens and Unisys. In these cases, the major systems suppliers offer one of our competitors’ solutions as part of an integrated solution. There are also numerous other companies that have developed or may develop technologies or products that may be functionally similar to some or all of those we offer. We cannot assure you that other companies with greater financial resources and expertise do not have or are not currently developing functionally equivalent or superior products or that functionally equivalent or superior products will not become available in the near future.

                The market for our technology and solutions is also characterized by rapid changes and evolving industry standards, often resulting in product obsolescence or shortened product lifespan. Accordingly, our ability to compete will be dependent upon our ability to continually enhance and improve our existing products and technologies, complete the development of, and introduce new solutions into the marketplace in a timely manner. We cannot assure you that we will be able to compete successfully, that our present or future competitors will not develop technologies or products that will render our products and technology obsolete or less marketable, or that we will be able to enhance successfully our existing products and technology or adapt them satisfactorily or develop new products.

                In certain markets such as the United States, the United Kingdom and Germany, we compete with more than one company supplying similar solutions. In Japan, where these competitors are less active, we hold a more prominent position in the market. At the end of August 2004, we signed a definitive agreement with our longtime partner Toyo Ink Mfg. Co., Ltd. to acquire certain assets of Toyo Ink’s EDMS division. The division, established eight years ago and dedicated to the imaging business, has been exclusively marketing and implementing TiS’ solutions in Japan.

                Pursuant to the agreement, Toyo Ink transferred certain customers and sales channels from Toyo’s EDMS division to the TisJ. TisJ also received the rights to distribute the Japanese localized version of TiS’ eFLOW Unified Content Platform. EDMS’ professional team has been assigned to Top Image Systems, TiS Japan Ltd. in order to ensure the continuity of knowledge and high level services provided to Japanese customers and partners. Top Image Systems, TiS Japan Ltd. is now responsible for all operations in Japan, including technical support and maintenance services for existing, as well as new, channels and customers.

                Customers

                Our customers consist of both governmental and other enterprises. During 2003, we demonstrated our solution’s compatibility to large-scale projects, enhancing our competitive position in the industry. We were awarded a multi-million-dollar data-capture sale to Swiss Post – Finance, rendering it the largest contract in our history.

                In addition, we have further strengthened our position in the automated data collection for national population census projects, with the successful completion of the population census projects of the Republic of Cyprus, Italy and India. The Indian census is the largest census project in the world, and included the processing of approximately 6 million forms per week. All projects were completed on time, beating extremely aggressive deadlines. Other market solutions provided by us include integrated systems for complicated semi-structured applications, including automating the capture and process of data from hundreds of different form formats of 3M facilities across Europe, and Business Transformation Outsourcing (BTO), a subsidiary of IBM that was established in order to provide automated outsourcing services to manage accounts payable and accounts receivable activities.

                We have also strengthened our competitive position with the release of eFLOW Version 2.0, the latest version of our signature software, eFLOW Unified Content Platform. This version of the product dramatically reinforces our ability to successfully compete and implement complicated projects involving processing documents of semi-structured formats. In addition, eFLOW’s Smart extends beyond classical form processing and recognition to include a unique capability that allows sophisticated collection and understanding of unstructured forms, thus providing the possibility to handle projects in a mixed environment.

                Warranty and Service

                We generally negotiate our warranty obligations with respect to our products on a case-by-case basis. Performance warranties typically extend for 90 days.

                We may be exposed to potential product liability claims by our customers and users of our products. Currently, we hold a worldwide product liability insurance policy that provides coverage limited to $3,000,000 in aggregate for the policy period ending on September 30, 2005. Despite this coverage, a successful claim against us for product liability could have a material adverse effect on our financial condition. While we have not experienced material warranty liability in the past, we cannot assure you that future warranty expense will not have an adverse effect on us.

                We have entered into maintenance and service agreements with certain of our customers. These agreements typically provide for regular payment to us of an amount equal to 15% per annum of the applicable license fees for maintenance. Our technical team also provides support to value added resellers, distributors and systems integrators to assist in integration of our products.

                If we are successful in our efforts to obtain significant orders for our products, we may be required to install and service, on a timely basis, large numbers of installations at our customers’ locations. We cannot assure you that we will be able to provide such services on adequate terms and conditions, or at all.

Governmental Regulation

                The government of Israel encourages research and development projects oriented towards products for export through its Office of the Chief Scientist Office, or OCS, pursuant to the Law for the Encouragement of Industrial Research and Development, 1984, commonly referred to as the “Research Law”. In exchange for assistance provided by the Israeli government in connection with research and development cost, we are committed to pay to the Israeli government royalties at the rate of 2% to 3.5% of revenues from sale of our FormOut!TM and eFLOWTM software, up to a maximum of 150% of the amount of participation received, linked to the U.S. dollar plus interest at the LIBOR rate. Our total outstanding obligation in respect of royalty-bearing government participation received or accrued, net of royalties paid or accrued, amounted to $ 15,985 as of December 31, 2003.

                The terms of grants under the Research Law also require that the manufacture of products developed with government grants be performed in Israel, unless a special approval has been granted. Ordinarily, any such approval will be conditioned upon acceleration of the rate of royalties and increasing the total amount to be repaid to up to 300% of the grants. Israeli government consent is required to transfer to third parties technologies developed through projects in which the government participates. Such restrictions do not apply to exports from Israel of products developed with such technologies. The consent of the OCS is required for the transfer of manufacturing rights out of Israel. Royalty-bearing grants received from the State of Israel for research and development are offset against our research and development costs.

                Recent amendments to the Research Law provide for greater flexibility with regard to the place of manufacturing of products funded with development grants and give the authorities larger discretion than in the past based on the value added to the products. A plan may now be approved if the applicant is an Israeli corporation and, as a result of the plan, the applicant will develop in Israel, by Israeli residents, a new product or a significant improvement to an existing product, unless the plan is performed as part of an international cooperation agreement to which Israel is a party, or the OCS is convinced that it is essential for the execution of the plan that part of it will be performed out of Israel or by non-Israeli residents. The amendment also determined a variety of fixed levels of grants which the research committee (appointed according to the law) will be entitled to grant based on the expected contribution of the planned research and development to the Israeli economy.

                The amendment requires the grant recipient and its controlling shareholders and interested parties to notify the OCS of any change in control of the recipient or a change in the holdings of the means of control of the recipient that results in a non-Israeli becoming an interested party directly in the recipient. Such interested party will also be required to sign an undertaking in favor of the OCS in form published by the OCS. For this purpose, “control” is defined as the ability to direct the activities of a company other than any ability arising solely from serving as an officer or director of the company. A person is presumed to have control if such person holds 50% or more of the means of control of a company. “Means of control” refers to voting rights and the right to appoint directors or the chief executive officer. An “interested party” of a company includes its chief executive officer and directors, anyone who has the right to appoint its chief executive officer or at least one director, and a holder of 5% or more of the company’s outstanding equity or voting rights.

                We also benefit from being designated as an “Approved Enterprise” under Israel’s Law for the Encouragement of Capital Investments, 1959. For additional information, see the section entitled “–Law for the Encouragement of Capital Investments, 1959” in this prospectus.

                Additionally, we may be subject to varied regulation in the markets where we sell our products. The burden of complying with such regulatory schemes (which may be contradictory) could have a material adverse effect on our ability to diversify or grow our sales.

Organizational Structure

                We currently have four operating subsidiaries. In August 1991, we established TiS America, Inc. to provide sales, marketing and technical support to our customers. TiS America is incorporated under the laws of Delaware and is a wholly owned subsidiary of TiS. In January 2000, we, together with others, established e-Mobilis. e-Mobilis was incorporated in Israel, and we initially held 80.2% of its issued shares. During 2001, we acquired the remaining 19.8% interest in e-Mobilis, and e-Mobilis’ operations were integrated into ours. For additional information, see the section entitled “–Related Party Transactions” in this prospectus. In July 2000, we established TiS B.V., a wholly owned subsidiary incorporated under the laws of the Netherlands, with operating branches in the United Kingdom and Germany. We recently modified our corporate structure in Europe, and have established a new fully owned subsidiary in the United Kingdom, which owns a subsidiary in Germany. The activity and assets of our existing European branches have been transferred to the new entities. We do not believe that these changes will have a material effect on our business, prospects and financial condition. We recently formed Top Image Systems, TiS Japan Ltd. in order to strengthen our increased presence in Japan.

Property, Plant and Equipment

                We lease approximately 707 square meters in Ramat Hahayal, Tel Aviv, Israel, for which we pay a monthly rent of approximately $18,000. The lease expires in November 2007. Our subsidiary in Germany leases approximately 241 square meters of office space in Cologne, Germany for a monthly sum of $7,000 and our English subsidiary leases approximately 35 square meters of office space in Uxbridge for the amount of $5,500 per month. We also lease approximately 250 square meters of office space in Tokyo, Japan for approximately $10,000 per month pursuant to a lease expiring in 2006. All other lease agreements other than for our Israeli headquarters will either expire or be renewed during 2006.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Management’s discussion and analysis of financial conditions and results of operations.

                The following discussion and analysis have been derived from, and should be read in conjunction with, our consolidated financial statements, related notes and other financial information included in this prospectus.

                General

                We derive revenue from the sale of products and solutions and also from service and maintenance agreements.

                Our sales to end users, resellers, value added resellers, distributors and system integrators are made on credit terms and we do not hold collateral to secure payment. The terms of the agreements with these customers do not provide them with the right to return the purchased products or solutions. Payment with respect to such sales is generally due within a specified period following receipt of an invoice. The period varies, but has been up to 180 days.

                In the fourth quarter of 2003, we revised this credit policy to set payment terms of up to 150 days for end users and up to 90 days for resellers, distributors and system integrators. We are not party to any extended payments arrangements.

                A default in payment by one or more of our resellers, value added resellers, distributors and system integrators could adversely affect our business, results of operations, and financial condition. We cannot assure you that uncollectible receivables will not exceed our reserves. Any significant increase in uncollected accounts receivable beyond reserves could have a material adverse effect on our business, results of operation, and financial condition.

                As a result of our strategy of pursuing strategic alliances with value added resellers, distributors and system integrators, most of our revenues are derived from such alliances. During the years ended December 31, 2001, 2002, 2003 and the nine-month period ended September 30, 2004, revenues deriving from value added resellers, distributors and system integrators accounted for approximately 76%, 72%, 51% and 58%, respectively, of our revenues, mainly because of our direct sales to Swiss Post – Finance.

                Historically, we have recognized a substantial portion of our revenues from product sales. During the years ended December 31, 2001, 2002 and, 2003 and the nine-month period ended September 30, 2004, product revenues accounted for approximately 83%, 82%, 75% and 61% respectively, of revenues, while service revenues accounted for approximately 17%, 18%, 25% and 31% respectively, of revenues. In 2001, sales of AFPSProTM accounted for 42% of our product sales and for approximately 35% of our revenue; sales of eFLOWTM accounted for 54% of our product sales and for approximately 45% of our revenue. In 2002, sales of AFPSProTM accounted for 25% of our product sales and for approximately 21% of our revenue; sales of eFLOWTM accounted for 69% of our product sales and for approximately 57% of our revenue. In 2003, sales of AFPSProTM accounted for 1% of our product sales and for approximately 1% of our revenue; sales of eFLOWTM accounted for 95% of our product sales and for approximately 71% of our revenue. During 2004, we stopped selling our AFPSProTM.

                Quarterly Results; Seasonality

                Our sales cycle for AFPSProTM as well as eFLOWTM ranges from 9 to 12 months. These sales cycles vary by customer and could extend for longer periods depending on the time required by the customer to evaluate the utility of the applicable product to its operations. Our operating results could vary between periods as a result of this fluctuation in the length of our sales cycles, the purchasing patterns of potential customers, the timing of introduction of new products and product enhancements introduced by us and our competitors, technological factors, variations in sales by distribution channels, competitive pricing and generally non-recurring product sales. Consequently, our product revenues may vary significantly by quarter. During 2001, 25% of our revenues in the second quarter were from Politec, a system integrator in Brazil, and 28% of our revenues in the third quarter were from Unisys, another system integrator in Brazil, while each of the above accounted for only 8% of our revenues on an annualized basis. During 2002, 30% of our revenues in the first quarter were from Schneider Logistics, a customer in the United States, while it only accounted for 10% of our annual revenues. During 2003, 32% of our revenues in the third quarter were from Swiss Post – Finance, a customer in Switzerland, which accounted for 17% of our 2003 annual revenues. During 2004, 14% and 13% of our revenues in the second and third quarter were from Swiss Post – Finance, which accounted for 9% of our revenues in the nine-month period ended September 30, 2004.

                Geographical Considerations

                The following table summarizes total revenues by geographic market for each of the last three fiscal years and the nine-month period ended September 30, 2004.

Revenues by Region

	Year Ended December 31,						Nine-month period ended September 30,
	2001		2002		2003		2004 (unaudited)
	$	%	$	%	$	%	$	%

Europe	2,852,713	24%	3,491,333	45%	5,728,496	69%	5,317,796	72%

North America	1,319,383	11%	1,127,091	14%	391,999	5%	979,333	13%

Far East (excluding Japan)	1,059,746	9%	816,117	11%	1,455,126	17%	605,665	8%

Africa	691,667	6%	503,454	6%	144,164	2%	176,425	2%

Japan	2,714,110	23%	1,577,651	20%	51,399	1%	139,008	2%

Israel	179,029	1%	46,074	1%	30,658	0%	180,679	1%

South America	2,698,923	22%	93,544	1%	516,000	6%	-	0%
Middle East (excluding
Israel)	437,165	4%	93,829	1%	1,160	0%	12,552	0%

Other	6,513	0%	50,000	1%	-	0%	-	0%

Total	11,959,249	100%	7,799,093	100%	8,319,002	100%	7,41,1458	100%

As a result of the fluctuation in product sales in various geographic regions, we are subject to the risks associated with international sales, including economic and political instability, shipping delays, customs duties, export quotas and other trade restrictions, any of which could have a significant impact on our ability to deliver products on a competitive and timely basis and exacerbate the risks inherent in our business. While we have not encountered significant difficulties in connection with the sales of our products in international markets, the future imposition of, or significant increases in, the level of custom duties, export quotas or other trade restrictions could have an adverse effect on us.

                Critical Accounting Policies and Estimates

                Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Israel, or Israeli GAAP. Israeli GAAP vary in certain significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. Application of U.S. GAAP would have affected our results of operations and shareholders’ equity for each of the years in the three-year period ended December 31, 2003 to the extent summarized in Note 18 to our consolidated financial statements included in this prospectus.

                                We believe that several accounting policies applied in the preparation of our consolidated financial statements may be considered critical because they are most important to the portrayal of our financial condition and results, and they require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under present circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies require our more significant judgments and estimates used in the preparation of our consolidated financial statements.

                Revenue Recognition

                We derive revenue from primarily two sources: sales of software licenses and provision of services. Service revenues include contracts for software maintenance and technical support, consulting and training.

                We apply the provisions of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition” (as amended by SOP 98-4 and SOP 98-9) and related interpretations to all revenue transactions.

                We allocate revenue from software arrangements involving multiple elements to each element based on the relative fair values of the elements. The determination of fair value of each element in multiple element arrangements is based on the price charged when a similar element is sold separately.

                A typical solution includes software licenses, maintenance, and technical support. Some customer arrangements include training and consulting. Maintenance includes unspecified updates on an if-and-when available basis, and support includes telephone support, and bug fixes or patches. Training consists of courses taught by our instructors at our facility or at the customer’s site. Consulting consists primarily of product installation and insignificant tailoring the product to the customer’s needs.

                We have analyzed all of the elements included in our multiple-element arrangements and determined that we have vendor specific objective evidence of fair value to allocate revenue to the different services. Accordingly, assuming all other revenue recognition criteria are met, revenues from licenses are recognized upon delivery of the software license in accordance with SOP 97-2, as amended. Revenues from maintenance and support services are recognized ratably over the term of the agreement. Revenue for consulting and training is recognized as the services are performed.

                Our criteria for revenue recognition are as follows:

                Persuasive Evidence of an Arrangement Exists. It is our customary practice to have a written contract, which is signed by both the customer and us, or to have a purchase order from our customers, prior to recognizing revenue from an arrangement.

                Delivery Has Occurred. Our software is physically or electronically delivered to the customer. If undelivered products or services exist that are essential to the functionality of the delivered product in an arrangement, delivery is not considered to have occurred.

                The Vendor’s Fee is Fixed or Determinable. The fee our customers are to pay for the products or services is negotiated prior to the inception of the arrangement. Therefore, the fees are considered to be fixed or determinable at the inception of the arrangement. Arrangements with payment terms subject to any condition are not considered to be fixed or determinable until such condition is fulfilled.

                Collection is Probable. Probability of collection for our customer’s debts is assessed by management on a customer-by-customer basis. This assessment is based, among other factors, on actual payment by the customer in previous transactions, general reputation of the customer in the market, and the history of relations between us and the customer.

                License revenues from reseller arrangements are recognized upon delivery unless payment is dependent on third party collection by the reseller. During the years ended December 31, 2001, 2002, 2003 and the nine-month period ended September 30, 2004, we had no arrangements in which payment terms were dependent on third-party collection by the reseller.

                 Trade Receivables and allowance for doubtful accounts.

                Trade receivables are recorded at cost, less the related allowance for doubtful trade receivables. Management considers current information and events regarding the customer’s ability to repay its obligations and determines accounts receivable to be impaired when it is probable that we will be unable to collect those amounts.

                The balance sheet allowance for doubtful debts for all the periods through December 31, 2003 is determined as a specific amount for those accounts the collection of which is uncertain. We regularly review the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. If a major customer’s creditworthiness deteriorates, or if actual defaults are higher than our historical experience, or if other circumstances arise, our estimates of the recoverability of amounts due to us could be overstated, and additional allowances could be required, which could have an adverse impact on our results of operations.

           Goodwill and other intangible assets

                Under Israeli GAAP, goodwill is amortized over the estimated period of benefit, but usually no longer than 10 years. Intangible assets are amortized over their useful life using the straight-line method. Acquired technology is amortized over 5 years, and customer relationship is amortized over an 8 year period.

                According to Accounting Standard No. 15, “Impairment of Assets” Goodwill and intangible assets are reviewed for impairment when circumstances indicate the possibility that impairment exists.

                In assessing goodwill and other intangible assets, we make assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets.

                Under U.S. GAAP, Under Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” goodwill is not amortized. SFAS No. 142 requires goodwill to be tested for impairment on adoption and at least annually thereafter or between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Goodwill attributable to each of the reporting units is tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value is determined using discounted cash flows, market multiples and market capitalization. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, weighted average cost of capital and estimates of market multiples for each of the reportable units. During the nine-month period ended in September 30, 2004 there was no effect of the differences between Israeli and US GAAP

  Government Grants

                With respect to the participation of the Israeli government in software research and development cost, we are committed to pay the Israeli government royalties as a percentage of revenues from the sale of the supported software.

                Research and Development Costs

                Research and development costs, net of participations and grants received, are charged to statement of operations as incurred.

                Loss Contingencies

                We are subject to the possibility of various loss contingencies arising in the ordinary course of business. We consider the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted and whether new accruals are required.

Recently Enacted Accounting Pronouncements

                On December 16, 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for public entities in the first interim or annual reporting period beginning after June 15, 2005. The adoption of statement 123R will have a significant effect on the Company’s results of operations.

                Results of Operations

                The following discussion and analysis should be read in conjunction with the section entitled “ – Selected Financial Data” in this prospectus and the consolidated financial statements, related notes and other financial information included in this prospectus.

                Nine-month Period Ended September 30, 2004 Compared to Nine-month Period Ended September 30, 2003

                Revenues.  Total revenues for the nine-month period ended September 30, 2004 amounted to $7,411,458 compared to $5,994,547 for the nine-month period ended September 30, 2003. Product sales decreased by $189,475, or 4%, from $4,721,233 in 2003 to $4,531,758 in 2004, mainly because a decrease in the product sales in the Far East. Service revenues increased by $1,606,386, or 126%, from $1,273,314 in the nine-month period ended September 30, 2003 to $2,879,700 in the nine-month period ended September 30, 2004. This significant increase is attributable mainly to services performed for a major customer during 2004 and due to our continued focus on providing comprehensive support to our customers document management environment.

                Cost of Revenues.  Cost of revenues increased $328,302 or 18 % from $1,795,312 in the nine-month period ended September 30, 2003 to $2,123,614 in the nine-month period ended September 30, 2004. The increase is a result of growth in demand to our services, which brought us to allocate and invest more resources to support such rise.

                Research and Development.  During 2004, we continued to focus efforts in the enhancing our software recognition & core abilities. Research and development expenses in the nine-month period ended September 30, 2004 amounted to $638,759 compared to $670,748 for the nine-month period ended September 30, 2003. Research and development expenses have not significantly changed between the periods.

                Selling, General and Administrative Expenses.  Selling, general and administrative expenses in the nine-month period ended September 30, 2004 amounted to $4,568,424 compared to $4,242,164 for nine-month period ended September 30, 2003. This increase of $326,260 or 8% is mainly attributable to the expansion of our sales force and establishing major sales centers in several locations worldwide.

                Financing Income (Loss).  Financing loss for the nine-month period ended September 30, 2004 amounted to $(8,816) compared to financing income of $23,544 for nine-month period ended September 30, 2003. The decrease in financing income was primarily due to lower average interest rates on our portfolio of fixed income deposits.

                Net Income (Loss).  As a result of the foregoing, our net income for the nine-month period ended September 30, 2004 was $71,845, compared to a net loss of $(690,133) in the nine-month period ended September 30, 2003.

                Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

                Revenues.  Total revenues for the year ended December 31, 2003 amounted to $8,319,002 compared to $7,799,093 for the year ended December 31, 2002. Product sales decreased by $212,822, or 3%, from $6,423,348 in 2002 to $6,210,526 in 2003, mainly because there were no product revenues in Japan during 2003. Service revenues increased by $732,731, or 50%, from $1,375,745 in 2002 to $2,108,476 in 2003, mainly because of services performed for one of our major customers.

                Cost of Revenues.  Cost of revenues decreased 22% from $3,005,463 in 2002 to $2,339,790 in 2003 primarily as a result of the cost cutting measures instituted by us in the fourth quarter of 2002, which included the layoff of employees, and reduction in payments to the Office of the Chief Scientist. The layoffs contributed approximately $216,000 to the decrease in our cost of revenues, and the reduction in payments to the Office of the Chief Scientist attributed approximately $167,000 to such decrease. Our payments to the Office of the Chief Scientist were higher by $160,000 in 2002 than in 2003 primarily because of payments made pursuant to a royalty settlement reached with the Office of the Chief Scientist during 2002. As a percentage of our revenues, cost of revenues decreased from 39% in 2002 to 28% in 2003.

                Research and Development. During 2003, our development efforts were concentrated on the semi-structured module capabilities, and its different applications. Gross research and development expenses aggregated $863,209 for 2003 compared to $1,340,408 for 2002. The decrease is mainly due to a decrease in salary expenses resulting from the cost cutting measures implemented during 2002, entailing the layoff of seven research and development employees. This reduction attributed to decrease the salary expenses in the amount of $404,000.

                Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased from $7,150,617 in 2002 to $5,818,426 in 2003. This decrease was primarily due to a material decrease of salary expenses in the amount of approximately $960,000, a decrease of marketing expenses in the amount of approximately $465,000 and commissions payable to third parties, which increased by approximately $115,000. During the fourth quarter of 2002, we implemented several cost cutting measures targeted at reducing staff and other expenses during coming years, which had only a partial effect during 2002, but had a noticeable impact during 2003.

                Financing Income.  Financing income, net for the year ended December 31, 2003 was $98,376, compared with $187,318 in the year ended December 31, 2002. Approximately $83,000 of the decrease in financing income was attributable to the combination of the decrease of interest rates in the United States and Israel and an increase in our line of credit.

                Net Loss.  As a result of the foregoing, our loss was $604,047 in the year ended December 31, 2003, compared to a loss of $3,827,788 in the year ended December 31, 2002.

                Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

                Revenues.  Product sales decreased by $3,490,503, or 35%, from $9,913,851 in 2001 to $6,423,348 in 2002 and service revenues decreased by $669,653, or 33%, from $2,045,398 in 2001 to $1,375,745 in 2002. Sales of both products and services decreased primarily as a result of the effects of the worldwide economic slowdown in information technology (IT) markets. Total revenues for the year ended December 31, 2002 amounted to $7,799,093 compared to $11,959,249 for the year ended December 31, 2001.

                Cost of Revenues.  Cost of revenues decreased 2% from $3,072,333 in 2001 to $3,005,463 in 2002 primarily as a result of lower sales. As a percentage of our revenues, cost of revenues increased from 26% in 2001 to 39% in 2002. This decrease in our margins is primarily a result of the inflexible nature of certain expenses such as salaries and third party’s license expenses that do not decrease materially as revenues decrease.

                Research and Development.  During 2001, we continued the development of eFLOWTM, which began in 1999, as well as the development of its modules for semi-structured forms and mobile capabilities. During 2002, our efforts were concentrated mainly on the semi-structured module capabilities, while during October 2002 the efforts towards the mobile capabilities were halted. Gross research and development expenses aggregated $1,340,408 for 2002 compared to $2,198,628 for 2001. The decrease is mainly due to expenses attributed to e-Mobilis, for which operation and headcount decreased materially, and was integrated into our other operations. By the end of 2002, all research and development efforts previously concentrated in e-Mobilis were stopped.

                Selling, General and Administrative Expenses.  Selling, general and administrative expenses decreased from $9,094,622 in 2001 to $7,150,617 in 2002. This decrease was primarily due to a decrease of marketing expenses in the amount of approximately $680,000, a decrease in expenses related to salaries in the amount of approximately $340,000, a lowering in the provision for bad and doubtful debts of approximately $250,000 and lowered commissions paid to third parties by $136,000. During the fourth quarter of 2002, the Company implemented several cost cutting measures targeted at reducing staff and other expenses, which had a partial effect on costs in 2002, and we expect will have a greater impact during future years.

                 Restructuring costs and other special charges.   As of December 31, 2001, in accordance with an agreement with one of our officers, upon termination of employment, the officer was entitled to receive certain benefits which amount to approximately $706,000 , which were paid over an 18-month period. Such benefits are detailed in the section entitled “—Compensation” in Item 6 of this annual report.

                In October 2002, our management adopted and began the implementation of a restructuring plan. During 2002, we observed and experienced the effects of the worldwide economic slowdown in IT procurement. Purchasing was delayed and decision-making processes on deployment of new resources were significantly prolonged as compared to prior periods. Several customers delayed or put on hold business opportunities from which we expected to benefit. The restructuring plan was implemented in order to sustain our cash balances and adjust the operations for the revised business environment. A key portion of the plan was a reduction in personnel - certain positions were eliminated and the descriptions of other positions were altered. In accordance with the plan, we implemented layoffs mainly in the headquarters located in Israel. The layoffs included the dismissal of four employees in management positions. The charges related to the restructuring plan consist mainly of employee salaries and benefits to which they were entitled during the advance notice period. In 2002, restructuring expenses amounted to approximately $261,000. An additional amount of approximately $53,000 of special charges was recorded relating to benefits to which an officer of the Company was entitled following the termination of his employment.

                Financing Income.  Financing income for the year ended December 31, 2002 was $187,318, compared with $287,197 in the year ended December 31, 2001. This decrease is primarily attributable to a decrease of interest rates in the United States and a decrease in our cash balances. The decrease was also attributable to exchange gain in the amount of approximately $140,000.

The following table reflects our financing income during the last three completed fiscal years:

	Year ended December 31,

	2003	2002	2001

Interest income[1]	$60,794	$143,543	$381,752
Exchange gain (loss) and bank
charges[2]	58,632	38,504	(102,664)
Income (loss) from marketable
securities[3]	(21,050)	5,271	8,109

	$98,376	$187,318	$287,197

[1] Most of our cash balance bears interest linked to the U.S. Dollar. The decrease in interest income is a result of a reduction in the interest rates during the years 2002 and 2003 in the United States and in Israel.

[2] The exchange gain or loss resulted from the change of non-dollar linked accounts and their revaluation in conformity with Section 29b to Statement No. 36 of the Institute of Certified Public Accountants in Israel. The increase of exchange gain throughout the years is a product of the strengthening of the Euro and British Pound against the US Dollar.

[3] Our investments are primarily comprised of U.S. Dollar Bond Funds.

                Net Loss.  As a result of the foregoing, our loss was $3,827,788 in the year ended December 31, 2002, compared to a loss of $2,791,429 for the year ended December 31, 2001.

                Impact Of Currency Fluctuation And Inflation

                Most of our product and service revenues from transactions outside of Israel are denominated in U.S. dollars, and revenues from transactions in Israel are denominated in NIS but are linked to the U.S. dollar exchange rate. In the early to mid 1980s, Israel’s economy was subject to a period of very high inflation. However, inflation was significantly reduced by the late 1980s due primarily to government intervention. The annual rate of inflation in Israel was 1.3%, 0%, 1.4%, 6.5%, and –1.9% in 1999, 2000, 2001, 2002 and 2003, respectively. The dollar cost of our operations in Israel is influenced by the extent to which any increase in the rate of inflation in Israel is not offset (or is offset on a lagging basis) by devaluation of the NIS in relation to the dollar. For example, during the years 2001 and 2002, the devaluation of the NIS against the dollar, which amounted to 9.28% and 7.27% accordingly, exceeded the inflation rate for the same periods. On the other hand, the negative inflation rate for 2003 of –1.9% exceeded the devaluation of the dollar against the NIS, which amounted to –7.56%. The increase in the dollar cost of our operations in Israel relates primarily to the costs of salaries in Israel, which constitute a substantial portion of our expenses and are paid in NIS. In addition, inflation in Israel will have a negative effect on the profitability to our contracts under which we are to receive payment in dollars or other non-Israeli currencies while incurring expenses in NIS (some of which are linked to the Israeli consumer price index), unless such inflation is offset by a devaluation of the NIS. Inflation in Israel and currency fluctuations will also have a negative effect on the profitability to our fixed price contracts under which we are to receive payment in NIS. A devaluation of the NIS in relation to the dollar will have the effect of decreasing the dollar value of any assets of the Company, which consist of receivables payable in NIS (unless such receivables are linked to the dollar). Such a devaluation would also have the effect of reducing the dollar amount of our liabilities which are payable in NIS (unless such payables are linked to the dollar). Conversely, any increase in the value of the NIS in relation to the dollar will have the effect of increasing the dollar value of any unlinked NIS assets of the Company and the dollar amounts of any unlinked NIS liabilities of the Company.

                Because exchange rates between the NIS and the other currencies, in which we conduct business, including the dollar, fluctuate continuously (albeit with a historically declining trend in the value of the NIS), exchange rate fluctuations and especially larger periodic devaluations have an impact on our profitability and period-to-period comparisons of our results. Such impact is recorded in our financial statements as financial income/expense. Favorable exchange rates will tend to increase reported financial income, and unfavorable exchange rates will tend to reduce reported income. To date, we have not engaged in currency-hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. In the future, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the dollar against the NIS; however, we cannot assure you that such measures will adequately protect us from material adverse effects due to the impact of inflation in Israel. In addition, if for any reason exchange or price controls or other restrictions on the conversion of foreign currencies into NIS were imposed, the Company’s business could be adversely affected.

                Political and Economic Conditions in Israel Affecting our Business

                Since our principal offices and manufacturing facilities and many of our suppliers are located in Israel, political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. There has been a marked increase in such hostility and a significant deterioration of Israel’s relationship with the Palestinian community since October 2001. Continuing or escalating hostilities in the region may have an adverse affect on our business, including our ability to develop, manufacture and market our products.

                Some of our executive officers and employees in Israel are obligated to perform up to 36 days of military reserve duty annually. Moreover, in light of escalating hostilities and threats of armed conflict in the Middle East since October 2001, our executive officers and employees may be called for active military duty for an unlimited period of time. Our operations could be disrupted by the absence for a significant period of our executive officers or key employees as a result of military service. Any disruption in our operations could adversely affect our ability to develop and market products.

                Economic Conditions

                Israel’s economy has experienced numerous destabilizing factors, including a period of rampant inflation in the early to mid 1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. The Israeli government has, for these and other reasons, intervened in the economy by utilizing fiscal and monetary policies, import duties, foreign currency restrictions and control of wages, prices and exchange rates. The Israeli government has periodically changed its policies in all these areas.

                The Israeli government’s monetary policy contributed to relative price and exchange rate stability in recent years, despite fluctuating rates of economic growth and a high rate of unemployment. We cannot assure you that the Israeli government will be successful in its attempts to keep prices and exchange rates stable. Price and exchange rate instability may have a material adverse effect on our business.

                Trade Relations

                Israel is a member of the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Finance Corporation. Israel is also a member of the World Trade Organization and is a signatory of the Global Agreement on Trade in Services and the Agreement on Basic Telecommunications Services. In addition, Israel has been granted preferences under the Generalized System of Preferences from the United States, Australia, Canada and Japan. These preferences allow Israel to export the products covered by such programs either duty-free or at reduced tariffs.

                Israel and the European Economic Community, now known as the European Union, concluded a Free Trade Agreement in 1975. This agreement confers advantages on Israeli exports to most European countries and obligates Israel to lower its tariffs on imports from these countries over a number of years. In 1985, Israel and the United States entered into an agreement to establish a free trade area. The free trade area has eliminated all tariff and some non-tariff barriers on most trade between the two countries. On January 1, 1993, an agreement between Israel and the EFTA, which includes Austria, Norway, Finland, Sweden, Switzerland, Iceland and Liechtenstein, established a free trade zone between Israel and the EFTA nations. In recent years, Israel has established commercial and trade relations with a number of other nations, including Russia, China, Turkey and other nations in Eastern Europe and Asia. We cannot assure you that the recent increase of armed conflict and hostility and the significant deterioration of Israel’s relationship with the Palestinian community will not have an adverse affect on our ability to conduct trade in the international market.

Trends

                Strategy Partners, an independent research firm, anticipates that growth will continue in the data capture market. However, they anticipate that there will be a move toward integrated software solutions instead of individual data capture products. They also predict that the need for applications will increase substantially. Outsourcing with respect to documents solutions is expected to increase. The industry is also expected to continue to move toward consolidation. We are addressing this trend by solidifying our relationships with our existing partners and seeking to become the preferred data capture solution provider for many large integrated system providers.

Liquidity and Capital Resources

                We completed our initial public offering in 1996. In May 2000, we closed a private placement of our ordinary shares in which Charter, an affiliate of Charterhouse, purchased 2,000,000 ordinary shares for the consideration of $15,000,000. The private placement contributed greatly to our liquidity.

                As of September 30, 2004, our cash, cash equivalents, bank deposits and marketable securities were $10,850,463 compared to $6,130,951 as of December 31, 2003. These balances increased significantly in the third quarter of 2004 due to our private placement which contributed approximately $8 million before issuance expenses (see “Private Placement” below). We believe that our cash, cash equivalents, bank deposits and short-term marketable securities will be sufficient to fund our working capital needs and planned capital expenditures for the next twelve months.

                Net cash used in operating activities for the nine-month period ended September 30, 2004 was $1,337,608, as compared to $2,301,959 for the corresponding period in 2003. This decrease was attributable primarily to the increase in our sales and the results of our cost cutting measures we took in 2003. Our trade receivables increased to $ 5,525,461 at September 30, 2004 from $4,606,254 at December 31, 2003. This increase reflects our increased sales in 2004 and receivables under our old payment terms. As sales increase, we incur cash costs of sales in the current period, but do not receive of the cash flows from such sales until later periods. While the effect of increasing sales on our cash flows will continue if we succeed in further sales growth, we believe that the cash flows from operations and other resources will be sufficient to support such growth. We expect trade receivables to continue to increase as our sales grow and to represent a significant portion of our working capital for the foreseeable future. Other payables and accrued expenses decreased by  $618,833   mainly as  result of payments connected with our settlement with Millennium in the amount of $100,000 (see also “FINANCIAL INFORMATION”), payments of approximately $246,000 connected to termination of employment of an officer (See discussion under Restructuring costs and other special charges in 2002 above) and marketing commission paid to third party in the amount of approximately $56,000.

                At the end of August 2004, we signed a definitive agreement with our longtime partner Toyo Ink Mfg. Co., Ltd. to acquire certain assets from Toyo Ink’s EDMS division for consideration of approximately $1.9 million. The division, established eight years ago and dedicated to the imaging business, has been exclusively marketing and implementing TiS’ solutions in Japan. We expect that our uses of cash in the near future will be to fund working capital and increases in selling and marketing expenditures and research and development expenditures. In addition, we may also use cash for potential investments and potential strategic acquisitions of, or investments in, related businesses, and technologies. However, we currently have no commitments for any specific acquisitions, expenditures or investments. We cannot assure you that the uses will not be different.

                For the nine-month period ended September 30, 2004, the aggregate amount of our capital expenditures was $199,566. These expenditures were principally for the purchases of computer hardware and software and facilities improvements.

                Cash used in operating activities in 2003 was $2,516,369, compared to cash used in operating activities in 2002 of $1,983,285.  During 2003, we decreased our trade payables by $46,644, decreased our accrued liabilities and other payables by $536,910, increased our accounts receivable by $1,457,473 and increased our other receivables by $114,552.  The increase in our accounts receivable reflects both increase in our sales and transactions which were made under the previous payment terms policy. The decrease in our accrued liabilities and other payables is mainly  attributable to a payment connected to termination of employment of an officer. See the discussion under Restructuring costs and other special charges in 2002 above. Cash provided by investing activities in 2003 was $185,250, compared to cash used in investing activities in 2002 of $199,028.  Cash provided by financing activities in 2003 was $784,666, compared to cash provided by financing activities in 2002 of $164,037.

                Private Placement

                On September 24, 2004, we sold 2,524,351 of our ordinary shares at a purchase price of $3.16 per share to institutional investors for gross proceeds to us of approximately $8 million.

                Pursuant to our agreements with the investors, we are obligated to use the net proceeds from the sale of our ordinary shares for working capital purposes and not (i) for the satisfaction of any portion of our debt (other than payment of trade payables and accrued expenses in the ordinary course of our business and consistent with prior practices), (ii) to redeem any equity or equity-equivalent securities in TiS, or (iii) to settle any outstanding litigation. Accordingly, upon exercise of the warrants, we intend to use the proceeds in accordance with the foregoing provision.

                The investors also received warrants to purchase up to an additional 1,262,188 ordinary shares, with an exercise price of $4.26 per share. The warrants expire on September 23, 2007. If the registration statement of which this prospectus is a part does not become effective by March 24, 2005, the investors may effect a cashless (net issuance) exercise of the warrants. The investors may only transfer the warrants to the investor’s affiliates, qualified institutional buyers, or in the event of our dissolution or winding down. The warrants contain a provision preventing a holder from exercising a warrant where the exercise would result in such holder beneficially owning more than 4.999% of our outstanding ordinary shares. Accordingly, no selling shareholder could be rendered a beneficial holder of more than 4.999% of our ordinary shares solely because of shares issuable to such shareholder upon exercise of such warrants held by the holder.

                We have the right, but not the obligation, to call upon prior notice all or part of the warrants if the market price for our ordinary shares is equal to $8.52 for 20 consecutive days. Our calling the warrants would require the holders of the warrants to timely exercise the warrants. Failure to so exercise would result in our cancellation of the warrants. If we call any warrants, we must issue to each holder exercising in response to our call notice replacement warrants to purchase a number of shares equal to the number of shares acquired upon such exercise, with an exercise price equal to 120% of the closing price on the day prior to the call notice we provide to the holders.

                In connection with the transaction, the investors covenanted that they would refrain from engaging in short sales until the earlier of December 22, 2004 and the date on which the registration statement of which this prospectus is a part becomes effective.

                Our shareholders approved the transaction at a special shareholders meeting held on August 24, 2004.

                Pursuant to our agreement with the investors, we are subject to restrictions with respect to the sale of our ordinary shares or securities convertible into our equity. We are restricted from selling additional securities of TiS until 30 days have elapsed following the effectiveness of the registration statement of which this prospectus is a part. During the one-year period that then follows, before we are able to sell our securities, in most instances we are required to first offer the securities to the investors pursuant to terms set forth in our agreement with them. The foregoing terms and right of first offer could delay our efforts to raise capital and increase transaction costs and could limit our ability to obtain additional financing.

                In connection with the private placement, we have agreed to file the resale registration statement of which this prospectus is a part covering the shares purchased in the private placement (including the shares underlying the warrants) by no later than October 23, 2004. Our failure to obtain effectiveness of the registration statement within the timeframe set forth in our agreements with the investors or to maintain effectiveness of the registration statement could subject us to liquidated damages. We could also be subject to liquidated damages if we fail to (i) file a request that the Securities and Exchange Commission accelerate the effectiveness of the registration statement of which this prospectus is a part within five trading days of our receipt of notice from the Securities and Exchange Commission notifying us that the registration statement will not be reviewed, (ii) file an amendment to the registration statement within ten days of the Securities and Exchange Commission’s having notified us that an amendment is necessary for the registration statement to be declared effective, or (iii) maintain listing of our ordinary shares on the NASDAQ SmallCap Market.

                The liquidated damages that we would be obligated to pay under the circumstances described are in the amount of 1% of the amount invested and an additional 1% for every month in which we do not cure the issue that led to the obligation. We are uncertain that we will be able to timely obtain the effectiveness of the registration statement of which this prospectus is a part.

                In our opinion, our working capital is sufficient for our present operating requirements and capital expenditures at least over the next 12 months, although we cannot assure you that this will remain true in the future.

                Line of Credit

We currently have a short-term line of credit with First International Bank of Israel. The total amount available under this line of credit is the lesser of $1,500,000 and 75% of certain eligible trade receivables. As of September 30, 2004, we had approximately $1,731,452 outstanding after extension of additional credit from the bank. The revolving line of credit in NIS bears interest at a rate of prime + 0.30% to 1% (As of December 26, 2004, prime rate was 5.4%). The line of credit in US dollars bears interest at a rate of Libor + 2% (As of December 26, 2004, Libor rate was 2.53%). Any indebtedness under this credit line is payable on demand and secured by a floating charge on our assets. We are required to maintain certain financial ratios and our ability to issue securities is restricted. In the event that we default under the line of credit, the bank could declare our indebtedness immediately due and payable and, if we are unable to make the required payments, foreclose on our assets. Moreover, to the extent that our assets continue to secure such indebtedness, such assets will not be available to secure additional indebtedness unless approved by the Bank.

                Contractual Obligations and Commitments

                The following is a table giving details regarding our contractual obligations as of December 31 2003:

Contractual Obligation	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating Lease Obligation	1,327,124	454,576	669,724	202,824
Purchase Obligation	300,000	300,000
Total	1,627,124	754,576	669,724	202,824

                We also have a long-term liability on our balance sheet as of December 31, 2003 in the amount of $190,916 related to employee severance obligations mandated by Israeli law. As we cannot determine the period, if any, during which we will be required to make any payments in respect of that liability, it is not reflected in the table above.

                Our contractual obligations and commitments at December 31, 2003 principally include obligations associated with our outstanding indebtedness, future minimum operating lease obligations and contractual and legal obligations to employees and officers’ severance expense. Such obligations are detailed in Notes 9, 10, and 12 to the consolidated financial statements included in this prospectus as well as the section entitled “ – Compensation” in this prospectus. We expect to finance these contractual commitments from cash on hand and cash generated from operations.

                The Purchase Obligation relates to the right to use third party software during fiscal years 2003 and 2004. Pursuant to the agreement, the Company agreed to pay an annual license fee equal to the greater of $300,000 and 3%-3.5% of related sales. The amount is due in four quarterly payments for each year. In 2003, the Company paid a license fee of $300,000, which was recorded as cost of sales. Fees related to the license, which will be used during 2004, will be expensed as incurred and were not accrued in fiscal year 2003.

Research and Development, Patents and Licenses, etc.

                During the previous year, we gradually and substantially increased our investment in research and development in order to develop new solutions and products. During 2002, subsequent to the integration of e-Mobilis’ activity, efforts toward developing a mobile solution decreased materially, until finally totally halted during the fourth quarter of 2002 after our determination that concentrating on semi structured and other solutions would prove more profitable. Due to the above and the decision to focus on the structured and semi-structured forms solution, our research and development headcount decreased significantly. As a result, gross research and development expenses for 2003 were $863,209 compared to $1,340,408 for 2002. We intend to continue various research and development efforts to satisfy the needs of our customers and potential customers. These efforts include refinements of and enhancements to our products, such as improvements in image enhancement, automatic forms recognition, automatic forms removal, machine print and handwritten character recognition, as well as special purpose algorithms.

                Our research and development efforts have led to the development of our current solutions technology, eFLOW Unified Content PlatformTM. Our latest research and development efforts have concentrated on the semi-structured forms processing, resulting in the development of our Freedom product. These developments are enhancing, and we believe they will continue to enhance, our ability to compete in complicated projects as a solution provider for all kind of forms and all types of information. Freedom and its different applications fit well with our plans to keep pace with the trend towards the ultimate integration of all forms and formats of information entering the organization.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

                The directors and senior management of TiS and any employees such as scientists or designers upon whose work we are dependent are as follows:

Name	Age	Position with Company

Thomas C. Lavey	60	Chairman of the Board of Directors
Ido Schechter	42	Chief Executive Officer and Director
Arie Rand	44	Chief Financial Officer
Gideon Shmuel	32	Vice President of Sales Europe Middle East and Asia
Oded Leiba	33	Vice President of Engineering
Ofir Shalev	32	Vice President of Research and Development
Victor Halpert	43	Director
Zamir Bar Zion	46	Director
Izhak Nakar	52	Director
Elie Housman	67	Director
William M. Landuyt	48	Director
Yehezkel Yeshurun	55	Director

                Thomas C. Lavey became a Director of TiS in August 2002 and the Board elected him as non-Executive Chairman at the same meeting. Since September 2003, Mr. Lavey has served as Executive Vice President of Global Sales and Business Development at Taleo Inc. Previously Mr. Lavey served as Executive Vice President, Worldwide Field Operations of MS2, Inc, which provides product life cycle automation software Prior to joining MS2, Mr. Lavey was senior vice president of worldwide operations at Extricity, which became part of Peregrine Systems and provided B2B relationship management software. Mr. Lavey also served as senior vice president at i2 Technologies and, from 1994 through 1999, he served as vice president of application sales at Oracle Corporation. Mr. Lavey has a bachelor’s degree in mathematics from Penn State University and an MBA from the University of Southern California.

                Ido Schechter has been the CEO of TiS since January 2002 and has been a director since December 2004. From January 2001 until he became CEO, Dr. Schechter was Vice President of TiS’ ASP2, an initiative of TiS to offer data collection services via the Internet, using the eFLOW platform solution. Prior to that Dr. Schechter had been the TiS’s Vice President of Sales since August 1996. From January 1995 until August 1996, Dr. Schechter served as General Manager of Super Image, a former affiliate of ours, which operated a form processing service bureau. From August 1993 to December 1994, Dr. Schechter oversaw the start-up of automatic form processing services at Israel Credit Cards, Ltd. From 1991 to 1993, Dr. Schechter was a research scientist at the Horticultural Research Institute of Ontario, Canada. Dr. Schechter is the recipient of eight Honors and Scholarships, has published or presented more than twenty-five articles and is a Captain in the Israeli Air Force. Dr. Schechter received his Ph.D. and M.Sc. in Plant Physiology from the University of Guelph in Ontario, Canada and his B.Sc. from the Hebrew University in Israel.

                Arie Rand joined TiS as its Chief Financial Officer in April 2001 from Tescom, a high tech company with 600 employees and several subsidiaries worldwide, where he served as Chief Financial Officer from September 1996 through March 2001. Prior to Tescom, from September 1991 to June 1996 Mr. Rand served as a senior manager in the finance department of Delta Galil Industries, a major industrial company. Mr. Rand also has several years of experience at Almagor & Co., one of Israel’s leading accounting firms. He holds an MBA in Finance from Bar Ilan University.

                Gideon Shmuel joined us as our Vice President of Sales for Europe, Middle East and Asia during 2001 from Pangea Ltd (UK), where he was a Senior Vice President. Pangea provides telecommunications infrastructure throughout Europe. Prior to that, Mr. Shmuel was Managing Director of LCR Telecom UK, a company that provides aggregated data, voice, Internet and mobile communications services to the corporate market during the years 1998 to 2000. Mr. Shmuel holds an MA in Marketing Management from Middlesex University Business School in London.

                Oded Leiba is Vice President of Engineering, and has held that position since May 2001. From May 1999 to May 2001, Mr. Leiba was our representative in Japan and worked with its exclusive distributor, EDMS for a period of three years. Before joining TiS, Mr. Leiba was employed as a senior level programmer at VISA where he was involved in the installation of the first of our forms-processing system (AFPS) from the client side. Oded Leiba holds a Bachelor of Arts in Computer Science and Business Management from Tel Aviv University.

                Ofir Shalev has served as Vice President of Research and Development since October 2002. Prior to his promotion to Vice President of Research and Development, Mr. Shalev served as our Director of Recognition for three years. During this period, Mr. Shalev was responsible for the development of TiS’ semi-structured data module that plugs into the eFLOW Unified Content PlatformTM. In this position, Mr. Shalev was responsible for maintaining TiS’ technological advantages over its competitors in the recognition arena. Before joining TiS, Mr. Shalev served as a senior development leader at the Israeli Defense Force. Mr. Shalev holds a Bachelor of Science degree from the Technion, the Israeli Institute of Technology, and is a candidate for a Master of Science degree in Computer Science from the Open University in Israel.

                Victor Halpert was elected to serve as an external director of TiS at the shareholders’ meeting in December 2003. Mr. Halpert has served in various positions in the field of equity research. From June 1999 through January 2003 Mr. Halpert served as director for Salomon Smith Barney in New York, NY. From January 1998 through May 1999 Mr. Halpert served as vice president (equity research, telecommunications and technology) for Robertson Stephens, New York, NY. From January 1995 through December 1997, Mr. Halpert served as vice president for Salomon Brothers Inc. New York, New York. Mr. Halpert has a bachelor’s of science degree in Accounting from State University of New York, College at New Paltz, NY, a Master of Science in Accounting from the University of Illinois at Chicago, Graduate Business School and an MBA from the University of Chicago Graduate Business School.

                Zamir Bar-Zion was elected to serve as an external director of TiS at the shareholders’ meeting that took place in December 2003. Mr. Bar-Zion served as Managing Director for Nessuah Zannex & Co./USBancorp Piper Jaffray from 1998 through 2001. From 1995 to 1998 Mr. Bar-Zion served as a private financial consultant. Mr. Bar-Zion received his B.Sc. in Computer Science and Finance from New York Institute of Technology, an MA from the Department of Finance from Pace University, New York, and a PMD from the Program Management Development Program at Harvard University. Currently, Mr. Zamir represents Piper Jaffrey in Israel.

                Izhak Nakar founded TiS and served as its Chief Executive Officer from inception until December 2001. He has been a director of ours since 1991. In 1997 he initiated an entrepreneurial venture, TopGuard that was later sold to Elron. Mr. Nakar served in the Israel Air Force from 1970 to 1987, where he led various large-scale highly technical development projects, including leading a development team that worked in cooperation with the U.S. Air Force. He received his B.Sc. in Computer Science from Bar Ilan University in 1982, and an MBA from Tel-Aviv University in 1984. Mr. Nakar is a recipient of the “Israel Defense Award,” bestowed annually by the President of Israel, for the development of high-tech systems in the field of intelligence for the Israeli Defense Forces. He also received the “Man of the Year Award” in Business and Management (‘95-’96) in recognition of his business accomplishments and contributions to the growth and development of Israeli high-tech companies.

                Elie Housman has been a director of TiS since May 2000. Mr. Housman joined InkSure in February 2002 as Chairman. Mr. Housman was a principal at and consultant to Charterhouse from 1989 until June 2001. At Charterhouse, Mr. Housman was involved in the acquisition of a number of companies with total sales of several hundred million dollars. Prior to Charterhouse, he was co-owner of AP Parts, a $250 million automotive parts manufacturer. Mr. Housman was also the Chairman of Novo Plc. in London, a leading company in the broadcast storage and services industry. At present, Mr. Housman is a director of three public companies, deltathree, Inc., ICTS International, N.V., a prominent aviation security company and EVCI Career Colleges Incorporated. In addition, Mr. Housman serves as a director of Jazz Photo, Inc., and Bartech Systems International, Inc., which are both privately held companies in the United States.

                William M. Landuyt, has been a director of TiS since March 2, 2004. Mr. Landuyt has been a Principal at Charterhouse Group International, Inc. since December 2003. He served as Chairman of the Board and Chief Executive Officer of Millennium Chemicals Inc. from its demerger from Hanson Plc (“Hanson”) in October 1996 until July 2003. He had served as the President of that company from June 1997 until that date. Mr. Landuyt was Director, President and Chief Executive Officer of Hanson Industries (which managed the United States operations of Hanson until the demerger) from June 1995 until the demerger, a Director of Hanson from 1992 until September 29, 1996, Finance Director of Hanson from 1992 to May 1995, and Vice President and Chief Financial Officer of Hanson Industries from 1988 to 1992. He joined Hanson Industries in 1983. He was a director of Bethlehem Steel Corporation from April 1997 until October 2003.

                Yehezkel Yeshurun has been a director of the Company since December 2004. He brings to Top Image Systems’ Board of Directors over 25 years of technical and management experience. He is a faculty member in the School of Computer Science at Tel Aviv University, and his research areas are Computer Vision, Pattern Recognition and Computational Neuroscience. He authored more than 80 scientific publications and served on numerous international program committees. Professor Yeshurun has co-founded several technology companies including us and TapGuard (provider of QoS solutions over the internet, acquired by Elron Software (NASDAQ: ELRN)), and is the Chairman of the Board of ForeScout Technology (Internet Security startup). Among other positions, he served as the chairman of the Department of Computer Science at Tel Aviv University, chairman of the Israeli National Committee for IT, a member of the board of the Israeli chapter of W3C, a board member of the US-Israel Science and Technology Commission and a member of the board of governors of the International Association for Pattern Recognition. Professor Yeshurun holds a Ph.D. in Mathematics from Tel Aviv University and held visiting positions at New York University, McGill University and the University of Paris.

                There are no familial relationships between any of the persons named above. Elie Housman and was initially appointed to the Board seat by Charter pursuant to the terms of the investment by Charter in us and a voting agreement with Mr. Nakar. For further details, see the sections entitled “ – Major Shareholders” and “ – Related Party Transactions” in this prospectus. Mr. Housman left the employ of Charterhouse in 2001.

Compensation

                For the year ended December 31, 2003, the compensation paid, and value of benefits in kind granted, to Ido Schechter, our Chief Executive Officer, was $189,689. The compensation paid to all other persons, as a group, who were, at December 31, 2003, directors or members of our administrative, supervisory or management bodies during that time was $637,842. In addition, in 2003 members of that group were granted an aggregate of options to purchase 37,500 ordinary shares under our ESOP 2003 with an exercise price of $1.31 per share. For further details, see the section entitled “Directors, Senior Management and Employees” in this prospectus. The compensation paid does not include (i) reimbursement of directors’ expenses, (ii) $138,007, which has been accrued to provide pension, retirement, severance, vacation or similar benefits, and (iii) amounts expended by us for automobiles made available to our officers ($62,551) and other expenses (including business travel, and professional and business association dues and expenses) reimbursed to officers.

                In connection with the private placement of our shares and the investment by Charter, Izhak Nakar’s employment agreement was amended during 2000. First, an amendment approved at the extraordinary annual meeting held on March 10, 2000 provided that Mr. Nakar’s annual base salary (not including manager’s insurance, retirement and other benefits added to the base salary) was $216,000, that he would be eligible for an annual bonus of up to 50% of his annual base salary, that the term of his employment agreement would be for 18 months after the closing date of Charter’s investment of May 8, 2000), and an automatic renewal thereafter for successive 12 months periods, and that he would be entitled to certain rights including the right to receive a lump sum payment equaling his annual salary upon termination for any reason. In the annual meeting held on October 5, 2000, a further amendment to Mr. Nakar’s employment agreement was approved providing that:

1.	Upon resignation by Mr. Nakar in connection with a merger, acquisition, sale of all or substantially all of assets or other change of control of us or, “Change of Control”, (i) Mr. Nakar would be entitled to receive a lump sum payment in cash equal to three times the highest annual salary plus bonus received (or scheduled to be received) by Mr. Nakar during any annual period covered by the employment agreement; (ii) we would be required to continue the benefits granted to Mr. Nakar and his family (at the same level in effect for one year prior to the date of termination or resignation) for a period of three years; (iii) the restrictions on competition contained in Section 8 of Mr. Nakar’s current employment agreement would be void and of no effect; and

2.	Upon termination of Mr. Nakar’s employment with us for any reason (other than a resignation by Mr. Nakar in connection with a Change of Control or a termination of Mr. Nakar’s employment for Cause), subject to the immediately following paragraph, (i) Mr. Nakar would be entitled to receive payments in cash, payable in eighteen equal monthly installments commencing immediately after termination of Mr. Nakar’s employment, equaling in the aggregate 1.5 times the highest annual salary plus bonus received (or scheduled to be received) by Mr. Nakar during any annual period covered by the Agreement; and (ii) we would be required to continue all of the benefits granted to Mr. Nakar and his family (at the same level in effect for one year prior to the date of termination or resignation) for a period of eighteen months).

                For so long as we did not default on our obligations set forth in paragraph 2 above, Mr. Nakar was subject to certain restrictions on competition contained in his employment agreement. Those restrictions lapsed in May 2004.

                In accordance with the foregoing and as a result of Mr. Nakar’s resignation of his employment, we recorded a non-recurring severance provision, the expenses in our financial statements for which were in the amount of approximately $759,000 during prior years. See the immediately following section for a description of a consulting arrangement with Mr. Nakar.

Board Practices

                Board of Directors

                All directors (other than external directors) currently hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. External directors currently hold office for three years from their appointment (in December 2003) and until their successors are duly elected and qualified at the relevant annual meeting. The external directors may be elected for one additional three-year period. TiS, at its shareholders meeting held on December 18, 2003, approved a monthly payment to Mr. Thomas C. Lavey in the amount of $2,000 as compensation for his service as a director and Chairman of the Board, and that Mr. Victor Halpert, Mr. Zamir Bar-Zion for their service as external directors, members of Audit Committee and the board of directors and Mr. Elie Housman for his service as member of the Audit Committee and board of directors receive as compensation a payment in the amount of 15,750 NIS per annum. In addition each of the above directors shall receive an amount of 3,000 NIS for each Board and/or Audit committee meeting attended. Mr. Izhak Nakar receives compensation for his service as a member of the board of directors, in the amount of 19,841 NIS per annum and 993 NIS for each Board and/or committee meeting attended. We reimburse all of the directors for reasonable travel expenses incurred in connection with their activities on our behalf.

                Other than Mr. Nakar and Mr. Ido Schechter, no director or other member of our administrative, supervisory or management bodies has a service contract with us or any of our subsidiaries providing for benefits upon termination of employment. For additional information on Mr. Nakar’s arrangement, see the section entitled “ – Compensation” in the section entitled “Directors, Senior Management and Employees” in this prospectus.

                In addition to the above, based on the resolution of the shareholders in a meeting held on December 18, 2003 as further clarified in the shareholders extraordinary meeting held on August 24, 2004, relating to a large-scale transaction between us and Toyo Ink Mfg. Co. Ltd. (Japan). Mr. Nakar has become entitled to receive a one time payment of $100,000 and, in addition, an annual fee of $100,000 as consideration for consulting services to be provided one week per month for our operation in Japan. At the conclusion of 6 months from the commencement of operation of our new business, discussions shall be conducted regarding the possibility of our paying Mr. Nakar a percentage of the income received by us from the operations of the new business and, if so resolved at that time, what percentage of such income shall be paid. In addition, should we require the active involvement of Mr. Nakar with any other business of ours, then he shall be paid a fee of $1,000, plus reimbursement of any expenses, for every business day invested by him with regard to same.

Independent Directors

        The rules of the NASDAQ Stock Market require that a majority of our directors be “independent” as defined in Rule 4200(15) thereof. The board of directors has determined that each of Zamir Bar Zion, William Landuyt, Elie Housman, Yehezkel Yeshurun, Victor Halpert, and Thomas Lavey is an independent director for purposes of the NASDAQ rules.

Executive Compensation

        The following table sets forth certain information for 2002 and 2003 concerning the compensation of our Chief Executive Officer and our two next highest paid officers (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Other Annual Compensation ($) (*)	Restricted Stock Awards ($)	Securities Underlying Options )	All Other Compensation ($)

Ido Schechter, CEO	2003	156,186		33,503	**	-	-
	2002	231,996		10,227	**	-	-
Arie Rand, CFO	2003	93,452		46,654	**	-	-
	2002	90,581		45,682	**	-	-
Gideon Shmuel , VP Sales EMEA	2003	142,412		60,351	**	-	-
	2002	119,898		50,357	**	-	-

* Consisting of allowances for vehicles, accrual of vacation time, and contributions made by the company to certain social and pension funds.

** Options granted to the named executive officers during 2002 and 2003 were made under our Employee Share Option Plan (2000) and the 2003 Israeli Share Option Plan, carrying vesting terms of 1 to 4 years and an exercise price equal to the fair market value of our ordinary shares on the day of grant. Therefore, no compensation was recorded in that regard.

Stock Options Granted in Fiscal Years 2002 and 2003.

Name	Year	Number of Shares Underlying Options	Percent of Total Options Granted to Employees in Fiscal Year(%)	Exercise Price($)	Date of Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5%($)	10%($)

Ido Schechter, CEO	2003	7,500	6%	1.31	Dec 18, 2010	491	982

	2002	30,000	41%	2.61	Dec 18, 2010	3,915	7,830
Arie Rand, CFO	2003	7,500	6%	1.31	Dec 18, 2010	491	982

	2002	10,000	14%	2.73	Dec 18, 2010	1,365	2,730

Option Exercises

        The following table provides certain information concerning the number of our ordinary shares underlying unexercised stock options held by each of the Named Executive Officers, and the value of such stock options as of September 30, 2004.

Name	Shares Acquired on Exercise(#) in FY 2002, 2003	Value Realized($) in FY 2002, 2003	Number of Securities Underlying Unexercised Ordinary Share Options at September 30, 2004		Value of Unexercised In-the-Money Options at September 30, 2004
			Exercisable	Unexercisable	Exercisable	Unexercisable

Ido Schechter, CEO	-	-	69,375	47,500	22,712	3,450

Arie Rand, CFO	-	-	15,000	37,500	6,900	5,750

Gideon Shmuel, VP Sales EMEA	-	-	30,000	10,000	13,800	-

                In May 2004, Mr. Nakar sold 60,000 of our ordinary shares. During the period between January 1, 2002 and January 20, 2005, no Named Executive Officers sold any of our ordinary shares.

                Audit Committee; Remuneration Committee

                The new Israeli Companies Law (5759-1999), which became effective February 1, 2000, requires that public companies appoint an audit committee. The responsibilities of the audit committee include identifying irregularities in the management of the company’s business and approving related party transactions as required by law. An audit committee must consist of at least three directors, including all of the external directors of the Company. The chairman of the board of directors, any director employed by or otherwise providing services to the Company, and a controlling shareholder or any relative of a controlling shareholder, may not be members of the audit committee.

                Our audit committee is governed by an audit committee charter, which is an exhibit to the registration statement of which this prospectus is a part.

                We are also required by the rules of the NASDAQ Stock Market to establish an audit committee, all of whose members are independent of management, and to adopt an audit committee charter. Our two external directors, Victor Halpert and Zamir Bar-Zion, serve on the audit committee of the board of directors, along with Elie Housman.

                In August 2004, the board of directors authorized the establishment of a Compensation Committee. The current members of the Committee are Thomas C. Lavey (Chairman), and William M. Landuyt. At the time of establishing the Committee, the board of directors also adopted a Compensation Committee Charter to govern the operation of the Committee. Notwithstanding the provisions of the Compensation Committee Charter, the board of directors resolved to require the Committee to submit its recommendations to the board of directors, which shall be solely authorized to approve the recommendations of the Compensation Committee.

Employees

                As of December 26, 2004, we employed 48 full-time employees and one part time employee in our headquarters. Five are employed in administration and three in finance, seven in marketing and sales, and 33 in product development and production. In addition, our North American subsidiary employs three full-time persons and one half time person. Our German subsidiary employs 12 full-time persons and one half time person, and our United Kingdom subsidiary employs nine full-time persons. Management believes that its relations with its employees are good.

                Certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (including the Industrialists’ Associations) are applicable to our employees in Israel by order of the Israeli Ministry of Labor. These provisions concern principally the length of the workday, minimum daily wages for professional workers, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay, and other conditions of employment. We generally provide our employees with benefits and working conditions beyond the required minimums.

                Pursuant to Israeli law, we are legally required, subject to certain exceptions, to pay severance benefits upon the retirement or death of an employee or the termination of employment of an employee without due cause. We satisfy the majority of this obligation by contributing funds to a fund known as “Managers’ Insurance.” This fund provides a combination of savings plans, insurance, and severance pay benefits to the employee, giving the employee a lump sum payment upon retirement and a severance payment, if legally entitled, upon termination of employment. The remaining portion of this obligation is represented on our balance sheet as “Provision for severance pay.” The Israeli law has recently been amended to address some of the issues that were, in the past addressed only by the collective bargaining agreements mentioned above, such as procedures for dismissing employees, minimum wages and other issues – In the event of contradiction between a provision of the law and that of a collective bargaining agreement, the principal for interpretation is that the provision which is more favor able to the employee will prevail.

Share Ownership

                Board of Directors, Senior Management and Certain Employees

                Mr. Izhak Nakar currently holds in his name 84,174 ordinary shares. These shares represent 1.0% (0.8% on a fully diluted basis) of our outstanding share capital. In addition, Mr. Nakar and members of his immediate family own Nir 4 You Technologies Ltd., an Israeli company that holds 280,000 ordinary shares amounting to 3.2% (2.5% on a fully diluted basis) of our outstanding share capital. None of the ordinary shares discussed in this section have different voting rights than those of other outstanding ordinary shares.

                Charter owns 2,000,000 ordinary shares represting 17.8% of our outstanting share capital.

                Stock Options

                We have reserved 115,000 ordinary shares for issuance upon exercise of outstanding non-plan share options granted to certain executive officers and key employees all of which have exercise prices of between $2.77 and $5.00 per share. Pursuant to the terms of the option grant letters, of the options granted to two employees, options to purchase 25% of the shares became exercisable upon our initial public offering, and options to purchase 25% of the shares are to become exercisable upon each of the first three anniversary dates of the issuance of the options provided that the employees continue to be employed by us on such dates. Of the options granted to these employees, options to purchase 50,000 shares expired when the employees’ employment with us ended. Pursuant to the terms of the option grant letters, the options granted to three other employees were to become exercisable in four equal parts upon each of the first four anniversary dates of the issuance of the options provided that the employees continue to be employed by us on such dates. Of the options granted to two of the said employees, options to purchase 12,250 shares expired when their employment with us ended. In order to attract, retain and motivate employees (including officers) who perform services for or on behalf of us, we have three Employee Share Option Plans. The first was established in 1996, the second during the year 2000 and the third was approved during 2003.

                Employee Share Option Plan (1996)

        In September 1996, the board of directors adopted, and our shareholders approved, the Employee Share Option Plan (1996). ESOP 1996 authorizes the granting of options to purchase up to 250,000 ordinary shares, consisting of options intended to qualify as “incentive stock options” within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended, and options not intended to satisfy the requirements for incentive stock options. At December 26, 2004, options to purchase 101,875 ordinary shares were outstanding under the plan at exercise prices between $0.52 and $5.00 per share. All of the outstanding options under the plan become exercisable in four equal parts upon each of the first four anniversaries of the option grant dates. No exercises of options took place during 2003. During 2004, 18,875 options had been exercised and 23,175 had been forfeited through December 26, 2004.

        Options granted under ESOP 1996 have terms of up to ten years, provided, however, that options that are intended to qualify as incentive stock options and that are granted to an employee who on the date of grant is a 10% shareholder of us or any subsidiary corporation or parent corporation shall be for no more than a five-year term. ordinary shares issuable upon the exercise of the options granted under ESOP 1996 will be held in trust for the benefit of the optionee for a period of at least two years after the grant of the options. The exercise price of options granted under ESOP 1996 may not be less than 100% of the fair market value of the ordinary shares on the date of the grant and the exercise price of options granted under future employee share options shall not be less than 85% of the fair market value of the ordinary shares on the date of grant, in each case, as determined by the Board (or the Share Option Committee, if the Board elects to appoint one). In the case of options that are intended to be incentive stock options granted to an employee who, at the date of such grant, is a 10% shareholder of us or any subsidiary corporation or parent corporation, the exercise price for such options may not be less than 110% of the fair market value of the ordinary shares on the date of such grant. The number of shares covered by an option granted under ESOP 1996 is subject to adjustment for stock splits, mergers, consolidations, reorganizations and recapitalizations. Options are non-assignable except by will or by the laws of descent and distribution, and may be exercised only so long as the optionee continues to be employed by us. If the optionee dies, becomes disabled or retires, the right to exercise the option will be determined by the Board (or the Share Option Committee) in its sole discretion. The optionee is responsible for all personal tax consequences of the grant and the exercise thereof. For so long as we are not a U.S. taxpayer, we believe that, other than a 1% stamp tax, no tax consequences will result to us in connection with the grant or exercise of options pursuant to ESOP 1996.

        Upon termination of employment, other than for death or disability, grantees may exercise vested options for three months following termination. ESOP 1996 contains similar provisions in relation to a grantee that becomes disabled or dies, only in these cases, the vested options may be exercised for a period of one year.

        On February 28, 2000, we filed a registration statement on Form S-8 regarding ESOP 1996.

        Upon adoption of the Employee Share Option Plan (2003) all shares previously available for grant under ESOP 1996 that were not the subject of outstanding options, were transferred to such new plan (see below) and are subject to the terms of the new plan.

        Employee Share Option Plan (2000)

        The Employee Share Option Plan (2000) is designed to benefit from, and is made pursuant to, the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 and the rules promulgated thereunder (“Section 102”), as applied prior to the implication of the tax reform in Israel, described elsewhere in this prospectus.

        ESOP 2000 is administered by a committee appointed by the board of directors or alternatively the Board itself. The Committee has discretion as to when and to whom and upon what terms to grant options under ESOP 2000. Options under the plan may be granted to any officer or employee of us or of any of our subsidiaries. The Committee will examine various factors when determining to whom to grant options and upon what terms; however, these factors shall always include the grantee’s salary and duration of employment with us or our subsidiary.

        The options and/or shares issued upon exercise thereof shall be held in trust. The trustee shall act in accordance with our instructions.

        A total of 240,000 of authorized but unissued shares were reserved for issuance upon the exercise of options granted pursuant to ESOP 2000 and, as of December 26, 2004, options to purchase an aggregate of 143,500 shares were outstanding. All of the granted options vest over a three-year period and have exercise prices between $0.99 and $4.125 per share The number of shares covered by an option granted under ESOP 2000 is subject to adjustment for stock splits, mergers, consolidations, reorganizations and recapitalizations. During 2004, 5,000 options were exercised and 9,500 had been forfeited through December 26, 2004.

        Upon termination of employment, other than for death or disability, grantees may exercise vested options within three months of termination. Unvested options may only be exercised with the consent of the Committee. If employment is terminated by us due to the improper actions of the grantee, all options, whether vested or not, are immediately forfeited. ESOP 2000 contains similar provisions in relation to a grantee how becomes disabled or dies.

        On December 19, 2002, we filed a registration statement on Form S-8 regarding ESOP 2000.

        Any tax consequences that arise from the grant or exercise of any option are borne solely by the grantee.

        Upon adoption of the Employee Share Option Plan (2003) all shares previously available for grant under ESOP 2000 that were not the subject of outstanding options, were transferred to such new plan (see below) and are subject to the terms of the new plan.

        Employee Share Option Plan (2003)

        An additional stock option plan was approved by the board of directors on May 13, 2003 and by our shareholders at our annual meeting on December 18, 2003. All the shares reserved for grant under ESOP 2000 and ESOP 1996 that were not granted or that were not the subject of outstanding options under those plans were transferred to the new plan. Further, all options under such old plans that expire prior to their exercise according to the conditions detailed therein will be transferred into the new plan. We intend to file a registration statement on Form S-8 to register these shares. We filed the necessary documents with the Israeli tax authorities for the approval of the new option plan on June 4, 2003. Such approval shall provide the grantees the eligibility for certain benefits under Section 102 as revised by the Israeli tax reform.

        As of December 26, 2004, options to purchase an aggregate of 254,000 shares were outstanding at exercise prices between $1.31 and $2.67 per share. During 2004, 153,000 options were granted and 15,000 had been forfeited through December 26, 2004.

        The board of directors and the shareholders of the Company approved the issuance of options to purchase an additional 650,000 ordinary shares pursuant to ESOP 2003.

        As of December 26, 2004, options to purchase 685,917 ordinary shares were available for future grant.

        Issuance of Options to Certain Persons

        In November 2001, we issued to Izhak Nakar, our then CEO and Yehezkel Yeshurun, our former Chief Scientist and a former director, options to each purchase 50,000 ordinary shares in exchange for the minority interest held by them in our subsidiary, e-Mobilis. For additional information, see the section entitled “ – Related Party Transactions” in this prospectus.

        During 2003 and in 2004 through December 26, 2004. Mr. Yeshurun and Mr. Nakar had exercised all these options.

        In November 2002, we issued to Thomas C. Lavey, our Chairman of the Board of directors, options to acquire 20,000 ordinary shares at an exercise price of $0.46 per share.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

        As of December 26, 2004, Charter held 2,000,000 ordinary shares, or 22.8% (17.9% on a fully diluted basis) of our outstanding share capital. At that time, Izhak Nakar held in his name 84,174 ordinary shares, or 1.0% (0.8% on a fully diluted basis) of the outstanding share capital, and Nir 4 You Technologies Ltd., a company owned by Mr. Nakar and his immediate family, held 280,000 ordinary shares, or 3.2% (2.5% on a fully diluted basis) of our outstanding share capital. Except as provided in the Share Purchase Agreement described below, none of these shares have special voting rights attached to them.

        Charter acquired its ordinary shares in May 2000 in exchange for a $15,000,000 investment. Under the terms of the Share Purchase Agreement, the board of directors appointed by the shareholders meeting to serve immediately following the closing was comprised of seven members out of whom Charter designated four. Charter obtained the right to demand registration of its shares on three separate occasions, Charter was granted pre-emptive rights with respect to future issuances of securities by us, and certain informational rights. Charter’s right to appoint four of our seven directors was a one-time right only. This right is not attached to the shares purchased by Charter and the entire Board faces re-election at each annual general meeting. Currently, one person nominated by Charter, William Landuyt, serves on the Board.

        In connection with the investment by Charter, certain rights were granted to Mr. Nakar, our then Chief Executive Officer. These included the modification of Mr. Nakar’s compensation, as described in the section entitled “ – Compensation” in the section entitled “Directors, Senior Management and Employees” in this prospectus, as well as the granting to Mr. Nakar of the right to demand registration of any or all of the shares held by him in the event that his employment was terminated under certain specific conditions. These rights to demand registration have come into effect following the termination of Mr. Nakar’s employment. The grant of these rights was approved by our board of directors, Audit Committee and shareholders. Charter and Mr. Nakar have requested the registration of the resale of the ordinary shares held by them or their affiliates. We are registering the resale of those shares in the registration statement of which this prospectus is a part.

        In accordance with the foregoing and as a result of Mr. Nakar’s resignation from employment, we recorded a non-recurring severance expense in our financial statements in the amount of approximately $759,000 during prior years. For additional information, see the section entitled “ –Compensation” in the section entitled “Directors, Senior Management and Employees” in this prospectus, and Note 12 to the consolidated financial statements included in this prospectus.

        In January 2000, TiS, together with Izhak Nakar, our then CEO, and Yehezkel Yeshurun, our former Chief Scientist and a former director, established e-Mobilis Ltd. as a subsidiary of TiS. The shareholdings in e-Mobilis at that time were as follows: TiS held 80.2%, Mr. Nakar held 9.9% and Mr. Yeshurun held 9.9%. In November 2001, we acquired from Mr. Nakar, and Mr. Yeshurun, their interests in e-Mobilis. The acquisition was in consideration of the issuance to each of them of immediately vested options to purchase 50,000 ordinary shares at an exercise price of $2.00 per share. These options expire three years from the date they were granted and were valued at $90,000 using the Black Scholes valuation model. As of February 10 , 2005, all these options were exercised.

        Twenty record holders of ordinary shares have declared postal addresses in the United States. These twenty record holders hold, between them, 92% of our outstanding share capital. There are no arrangements known to us that may at a subsequent date result in a change in control of us.

FINANCIAL INFORMATION

Consolidated statements and other financial information

                Consolidated Financial Statements

                See our financial statements included in this prospectus, and the additional information attached to the registration statement of which this prospectus is a part.

                Legal Proceedings

                During 2003, we were named as a defendant in a case brought by a patent holder, Millennium LP in the district court for the Southern District of New York. In that case Millennium was asserting that certain image processing systems sold or offered for sale by the Company in the U.S. infringe certain U.S. patents held by Millennium. Subsequent to the reporting period, the Company has settled the matter for $ 250,000, which will be paid as follows: $ 100,000 at the time the settlement agreement was finalized and a monthly payment of $ 6,250 for 24 months. According to the settlement agreement, the abovementioned payment was for the release for past and covenant for the future. The settlement gave the Company a full release and discharge under the patents for all the company’s products sold by the company or its customers up to the date of the settlement agreement and from then on until the last patent expires.

                Dividend Policy

                To date, we have not paid any dividend on our ordinary shares. The payment of dividends in the future, if any, is within the discretion of the board of directors and will depend upon our earnings, our capital requirements and financial condition and other relevant factors. We do not anticipate declaring or paying any dividends in the foreseeable future.

                Significant Changes

                There has been no material change in our financial position since December 31, 2003, other than respect to the private placement for consideration of approximately $8 million described below under the heading “Material Changes.”

                Selected Quarterly Financial Data and Analysis

                The following selected quarterly consolidated financial data are derived from unaudited financial statements and have been prepared in accordance with generally accepted accounting principles in Israel, or Israeli GAAP. Israeli GAAP varies in certain significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. This financial data should be read in conjunction with and are qualified by reference to “Operating and Financial Review and Prospects” and the consolidated financial statements and notes thereto and other financial information included elsewhere in this prospectus.

	Quarter Ended
	Sep. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003	Sep. 30 2003	Dec. 31, 2003	Mar. 31, 2004	June 30, 2004	Sep. 30, 2004
	(Unaudited)

Revenues
Product sales	1,187,475	1,281,628	1,409,778	1,535,350	1,776,105	1,489,293	1,809,373	1,276,251	1,446,134
Service revenues	316,247	367,213	492,538	414,594	366,182	835,162	555,113	1,162,695	1,161,892

Total revenues	1,503,722	1,648,841	1,902,316	1,949,944	2,142,287	2,324,455	2,364,486	2,438,946	2,608,026
Cost of Revenues
Product costs	472,697	677,832	506,405	430,382	485,192	372,901	370,466	383,370	420,394
Service costs	284,748	115,677	132,732	124,988	115,613	171,577	250,325	284,383	414,676

Total cost of revenues	757,445	793,509	639,137	555,370	600,805	544,478	620,791	667,753	835,070
Gross profit	746,277	855,332	1,263,179	1,394,574	1,541,482	1,779,977	1,743,695	1,771,193	1,772,956
Research and
development, net	349,390	228,959	215,131	240,088	215,529	192,461	196,822	205,161	236,776

Selling and marketing	1,334,496	1,303,246	945,114	933,710	965,957	924,120	1,063,504	996,834	1,035,142
General and
administrative	457,414	390,243	398,691	481,649	517,043	652,142	476,670	522,165	474,109
Restructuring costs
and other special
charges		313,955	-	-	-	-	-
Operating profit
(loss)	(1,395,023)	(1,381,071)	(295,757)	(260,873)	(157,047)	11,254	6,699	47,034	26,929
Financing income
(expenses), net	30,294	2,687	7,445	49,663	(33,564)	74,832	8,307	(25,344)	8,221
Net income (loss) for
the period	(1,364,729)	(1,378,384)	(288,312)	(211,210)	(190,611)	86,086	15,006	21,689	35,150

Net income (loss) per
share	(0.223)	(0.226)	(0.047)	(0.034)	(0.031)	0.014	0.002	0.004	0.006

Weighted average
number of shares used
to compute net income
(loss) per share	6,108,890	6,098,890	6,098,890	6,126,390	6,126,390	6,262,328	6,320,813	6,369,640	6,481,889

Product revenues

                From the third quarter of 2002 until the second quarter of 2003, our product sales increased by approximately 10% each quarter. This growth was attributable mainly to consistent revenue streams from Germany and from one of our major customers in the Far East. In the third quarter of 2003, we recorded $1,776,105 in product sale revenues, an increase of 16% from $1,535,350 in the second quarter of 2003, which resulted from revenues generated mainly from one of our major customers in Europe and one of our major customers in the Far East. In the fourth quarter of 2003, our product sales decreased 16% to $1,489,293. The decrease is attributable to one of our major customers in the Far East which ceased generating revenues in the third quarter. In the first quarter of 2004, we increased our product sales by 21% to $1,809,373 as a result of a new customer in Australia. Products sales decrease in the second quarter of 2004 mainly as a result of reduction in sales in the UK.

Service revenues

                In the first quarter of 2003, service revenues were $492,538, an increase of 34% from $367,213 in the fourth quarter of 2002. The increase is a result of increase in demand for our services in the UK. In the third quarter of 2003, there was a decrease in service revenues in all our regions. Overall revenues decreased from $414,594 in the second quarter of 2003 to $366,182 in the third quarter of 2003. In the subsequent quarters, our service revenues were affected mainly from services provided to a major customer in Europe. In the first quarter of 2004, we did not generate revenues from this customer in Europe and therefore service revenues decreased compare to the other quarters in 2004.

Cost of revenues

                In the fourth quarter of 2002, cost of revenues increased to $793,510 compared to $757,444 in the third quarter of 2002. The increase is mainly a result of an increase in third party license costs in the amount of $57,000. During 2003, due to primarily a result of the cost cutting measures instituted by us in the fourth quarter of 2002, which included the layoff of employees, our cost of revenues decreased from quarter to quarter, except for the third quarter in which the costs were high due to increase in hardware sales. In 2004, our cost of revenues increased as a result of growth in demand to our services, which brought us to allocate and invest more resources to support such rise.

Research and development

                During 2002, our efforts were concentrated mainly on the semi-structured module capabilities (the Eflow platform), while during the fourth quarter of 2002, the efforts towards the mobile capabilities were halted. Research and development expenses decreased from $349,390 in the third quarter of 2002 to $228,959 for the fourth quarter of 2002. The decrease is mainly due to expenses attributed to e-Mobilis, for which operation and headcount decreased materially, and was integrated into our other operations. By the end of 2002, all research and development efforts previously concentrated in e-Mobilis, were stopped. During 2003, our development efforts were concentrated on the semi-structured module capabilities, and its different applications. The decrease is mainly due to a decrease in salary expenses resulting from the cost cutting measures implemented during 2002. During 2004, we continued to focus efforts in the enhancing our software recognition and core abilities. Research and development expenses have not significantly changed between the periods.

Sales and marketing and administrative expenses

                Sales, marketing and administrative expenses in the first quarter of 2003 decreased to $1,343,805 from $1,693,489 in the forth quarter of 2002. The decrease is attributable mainly to a decrease in marketing expenses in the amount of $100,000, a decrease salaries in the amount of $81,000, and legal and other professional services in the amount of $82,000. During the quarters of 2003 there were insignificant changes in the sales, marketing and administrative expenses. In 2004, the change in the quarterly results was attributable the increase in our sales force.

Restructuring costs and other special charges

                In October 2002, our management adopted and began the implementation of a restructuring plan. During 2002, we observed and experienced the effects of the worldwide economic slowdown in IT procurement. Purchasing was delayed and decision-making processes on deployment of new resources were significantly prolonged as compared to prior periods. Several customers delayed or put on hold business opportunities from which we expected to benefit. The restructuring plan was implemented in order to sustain our cash balances and adjust our operations for the revised business environment. A key portion of the plan was a reduction in personnel; certain positions were eliminated and the descriptions of other positions were altered. In accordance with the plan, we implemented layoffs mainly in the headquarters located in Israel. The layoffs included the dismissal of four employees in management positions. The charges related to the restructuring plan consist mainly of employee salaries and benefits to which they were entitled during the advance notice period. In 2002, restructuring expenses amounted to approximately $261,000. An additional amount of approximately $53,000 of special charges was recorded relating to benefits to which an officer of the Company is entitled following the termination of his employment.

THE OFFER AND THE LISTING

Stock price history

                The annual high and low market prices for the ordinary shares for the five most recent full financial years are set forth below:

Year Ending		* Boston Stock Exchange	NASDAQ SmallCap Market

December 31, 2004	Hi	5.00	5.00
	Lo	2.13	2.13

December 31, 2003	Hi	3.140	3.140
	Lo	0.420	0.420

December 31, 2002	Hi	3.92	3.92
	Lo	0.42	0.42

December 31, 2001	Hi	4.04	4.90
	Lo	0.99	2.05

December 31, 2000	Hi	16.0	16.688
	Lo	1.875	2.375

                The high and low market prices for the ordinary shares for each financial quarter over the two most recent full financial years and any subsequent period are set forth below:

Quarter Ending		* Boston Stock Exchange	NASDAQ SmallCap Market

December 31, 2004	Hi	3.35	3.35
	Lo	2.72	2.72

September 30, 2004	Hi	3.23	3.23
	Lo	2.54	2.54

June 30, 2004	Hi	3.88	3.88
	Lo	3.14	3.14

March 31, 2004	Hi	4.44	4.44
	Lo	2.36	2.36

December 31, 2003	Hi	3.14	3.14
	Lo	1.90	1.90

September 30, 2003	Hi	2.20	2.20
	Lo	1.15	1.15

June 30, 2003	Hi	1.49	1.49
	Lo	0.61	0.61

March 31, 2003	Hi	0.77	0.77
	Lo	0.42	0.42

                For the most recent six months, the high and low market prices of the ordinary shares for each month are set forth below:

Month Ending		* Boston Stock Exchange	NASDAQ SmallCap Market

December 31, 2004	Hi	3.05	3.05
	Lo	2.13	2.13

November 30, 2004	Hi	3.49	3.49
	Lo	2.70	2.70

October 31, 2004	Hi	3.31	3.31
	Lo	2.71	2.71

September 30, 2004	Hi	3.23	3.23
	Lo	2.54	2.54

August, 2004	Hi	2.89	2.89
	Lo	2.13	2.13

July 31, 2004	Hi	2.71	2.71
	Lo	3.51	3.51

*  See the section entitled “—Markets” below. While still listed on the Boston Stock Exchange, there has been no trading activity in the ordinary shares on that exchange since November 1999.

Plan of Distribution

                The selling shareholders may, from time to time, sell any or all of their ordinary shares on any stock exchange, market or trading facility of which the shares are traded or in private transactions. These sales may be at market or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales permitted under the Securities Act;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

                The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

                The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities to the extent permitted under the Securities Act, and may sell or deliver shares in connection with these trades.

        Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders have advised us that they do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of ordinary shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling shareholders may from time to time pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time under this prospectus as selling shareholders and, if require, we will file a supplement to this prospectus under Rule 424(b) or other applicable provision of the Securities Act to include the pledgee or grantee as selling shareholders under this prospectus.

        The selling shareholders also may transfer the ordinary shares in other circumstances not involving a sale, in which case the transferees, donees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the ordinary shares from time to time under this prospectus as selling shareholders, and, if required, we will file a supplement to this prospectus under Rule 424(b) or other applicable provision of the Securities Act to include, transferee, donee, or other successors in interest as selling shareholders under this prospectus.

        The selling shareholders and any broker-dealers or agents that are involved in selling the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ordinary shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the ordinary shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their ordinary shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of ordinary shares by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of ordinary shares, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the ordinary shares, they will be subject to the prospectus delivery requirements of the Securities Act.

        We have informed the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our ordinary shares and activities of the selling shareholders.

Markets

        Effective November 1996, the ordinary shares were quoted on the NASDAQ SmallCap Market, under the symbol “TISAF” and listed on the Boston Stock Exchange, under the symbol “TPM.” Effective April 29, 1999, the symbol for the ordinary shares was changed to “TISA” on the NASDAQ SmallCap Market. While still listed on the Boston Stock Exchange, there has been no trading activity in the ordinary shares on that exchange since November 1999. The ordinary shares are not publicly traded outside the United States.

Selling Shareholders

This prospectus covers:

—	2,524,351 ordinary shares we issued to certain of the selling shareholders in a private placement transaction on September 24, 2004;

—	1,262,188 ordinary shares issuable upon the exercise of warrants we issued to such selling shareholders on September 24, 2004;

—	2,000,000 shares issued to Charter TiS L.L.C. on May 8, 2000; and

—	339,174 shares issued to Izhak Nakar and an entity controlled by him as founding shares.

        Under the terms of the September 24, 2004 private placement transaction, we agreed that we would file a registration statement covering the resale of the ordinary shares issued thereby to the selling shareholders and the resale by the selling shareholders of our ordinary shares issuable upon exercise of the warrants. On May 8, 2000 we entered a registration rights agreement in connection with our sale of ordinary shares to Charter TiS L.L.C. pursuant to which we agreed to register the shares purchased by Charter and held by Mr. Nakar.

        The following table sets forth information about the beneficial ownership of each selling stockholder as to:

—	the number of ordinary shares that are beneficially held by the selling stockholder; and

—	the maximum number of shares that may be offered by each selling stockholder in the prospectus.

        We cannot estimate the number of ordinary shares that will be beneficially owned by the selling shareholders after completion of this offering because the selling shareholders may sell all, some or none of the ordinary shares beneficially owned by them prior to this offering and may subsequently acquire beneficial ownership of other shares. Our registration of these securities does not necessarily mean that the selling shareholders will sell any or all of the securities.

        The information provided in the table below and the footnotes thereto with respect to each selling stockholder has been provided by that selling shareholder. For the selling shareholders that are entities, we have identified in the footnotes to the table the individuals who have or share voting and/or investment control over such selling shareholders. The number of shares held by certain selling shareholders includes shares issuable upon exercise of certain warrants held by the selling shareholders. We believe that the selling shareholders have sole voting and investment powers over their ordinary shares except as indicated below.

NAME OF SELLING SHAREHOLDER *	SHARES BENEFICIALLY OWNED PRIOR TO THE OFFERING **	PERCENTAGE OF OUTSTANDING ORDINARY SHARES**	NUMBER OF SHARES OFFERED HEREBY **
Amiram Levinberg 5 Noach Moses, Ramat Gan, Israel	23,725(1)	0.2%	23,725(1)
Joshua Levinberg 28 Jonathan St., Zahala, Tel Aviv, Israel	35,591(2)	0.3%	35,591(2)
Ram Ben Shalom/Chani Rona 43 Merkaz Ba'alei Melacha, Tel Aviv, Israel	47,449(3)	0.4%	47,449(3)
Clear Mountain Holdings Inc C/O 55-1450 Paitilla, Banco General Building, 21st Floor, Aquilino de la Guardia St., Panama, Republic of Panama	47,461(4)	0.45%	47,461(4)
Jacob Rogovin 5 Smilanski st., Tel Aviv 62154, Israel	23,725(5)	0.2%	23,725(5)
Israel Brokerage & Investments 9 Ahad Ha'am, Shalom Tower, 26 floor, P.O.Box 29161, Tel Aviv 61291, Israel	15,000(6)	0.1%	15,000(6)
Gachelet Ltd. 9 Ahad Ha'am, Shalom Tower, 26 floor, P.O.Box 29161, Tel Aviv 61291, Israel	22,500(7)	0.2%	22,500(7)
D. Tomay Ltd. Suslik 3, Tel Aviv, Israel	30,000(8)	0.3%	30,000(8)
E.Z.D. Ltd. 9 Ahad Ha'am, Shalom Tower, 26 floor, P.O.Box 29161, Tel Aviv 61291, Israel	22,500(9)	0.2%	22,500(9)
Tate Capital Partners Fund, LLC 3600 Minnesota Drive, Suite 525, Minneapolis, MN 55435	189,874(10)	1.7%	189,874(10)
Iroquois Capital LP 641 Lexington Ave., 26th floor, NY, NY 10022	712,025(11)	6.3%	712,025(11)
Omicron Master Trust 810 Seventh Ave, 39th Floor, New York, NY 10019	237,340(12)	2.1%	237,340(12)
Pandora Select Partners LP 3033 Excelsior Blvd., Suite 300, Minneapolis, MN 55416	949,367(13)	8.5%	949,367(13)
WPG Select Technology Fund LP 909 Third Avenue 32nd Floor New York, NY 10022	101,568(14)	0.9%	105,168(14)
WPG Select Technology Overseas 909 Third Avenue 32nd Floor New York, NY 10022	436,020(15)	4%	446,345(15)
WPG Select Technology QP 909 Third Avenue 32nd Floor New York, NY 10022	411,780(16)	3.8%	429,106(16)

Smithfield Fiduciary LLC c/o Highbridge Capital Management LLC, 9 West 57th Street, 27th floor, New York, NY 10019	237,341(17)	2.1%	237,341(17)
Jacob Kestenboum 14 Ne'eman Boulevard, Tel Aviv, Israel	16,613(18)	0.1%	16,613(18)
Omega Trading S.A Dzerbenes STR 14C, Riga LV-1006, Latvia	66,455(19)	0.6%	66,455(19)
Moshe Gerera 4 Rimalt St., Ramat Gan, Israel	11,867(20)	0.1%	11,867(20)
Moti Berkovitch 216 Jaffa St., Jerusalem, Israel	56,961(21)	0.5%	56,961(21)
Appletec Ltd. 2 Granit st., Mitzpeh Sapir Industrial Ceter, Zur Yigal Israel	23,734(22)	0.2%	23,734(22)
Zeto Investment c/o Oded Ungar, Adv., 5 Tarphon St., Bnei Brak, 51420, Israel	56,962(23)	0.5%	56,962(23)
Roni Aldor 8 Chilu St., Tel Aviv 69547, Israel	10,681(24)	0.1%	10,681(24)
Charter TiS L.L.C 2711 Centerville Road Wilmington, DE 19808	2,000,000(25)	17.8%	2,000,000(25)
Izhak Nakar Romanili 4, Shikun Dan, Tel Aviv, Israel	364,174(26)(27)	3.3%	339,174(27)

*Unless otherwise indicated, the selling shareholder is a natural person who exercises sole or shares voting and dispositive power with respect to the shares in the table above.

**The following applies to the warrants referenced in the footnotes: The warrants are exercisable within 60 days at an exercise price of $4.26 per share. However, the warrants contain a provision preventing a holder from exercising a warrant where the exercise would result in such holder beneficially owning more than 4.999% of our outstanding ordinary shares. Accordingly, no selling shareholder could be rendered a beneficial holder of more than 4.999% of our ordinary shares solely because of shares issuable to such shareholder upon exercise of such warrants held by the holder.

(1)  Consisting of 15,816 shares issued in a private placement on September 24, 2004 and 7,909 shares issuable upon exercise of warrants issued in connection therewith.

(2)  Consisting of 23,727 shares issued in a private placement on September 24, 2004 and 11,864 shares issuable upon exercise of warrants issued in connection therewith.

(3)  Consisting of 31,632 shares issued in a private placement on September 24, 2004 and 15, 817 shares issuable upon exercise of warrants issued in connection therewith.

(4)  Consisting of 31,640 shares issued in a private placement on September 24, 2004 and 15,821 shares issuable upon exercise of warrants issued in connection therewith. Clear Mountain Holdings Inc. is held by the Fielding Trust, a Gibraltar discretionary trust. The trustee is Line Trust Corporation Limited which holds the voting and dispositive positive power with respect to the shares held by Clear Mountain. The directors of the trust are P.C. Montigrifo, P.I. Montifgrifo, R. Moss, D. Reoch, M Anahory and G. Licudi.

(5)  Consisting of 15,816 shares issued in a private placement on September 24, 2004 and 7,909 shares issuable upon exercise of warrants issued in connection therewith.

(6)  Consisting of 10,000 shares issued in a private placement on September 24, 2004 and 5,000 shares issuable upon exercise of warrants issued in connection therewith. Tzvi Lubetsky, Emmanual Kook and David Weisberg have voting and dispositive powers over the ordinary shares held by Israel Brokerage and Investments.

(7)  Consisting of 15,000 shares issued in a private placement on September 24, 2004 and 7,500 shares issuable upon exercise of warrants issued in connection therewith. Gachelet is a company publicly traded in Israel on the Tel Aviv Stock Exchange. Gachelet’s primary shareholders are Tzvi Lubetsky, Emmanual Kook and David Weisberg.

(8)  Consisting of 20,000 shares issued in a private placement on September 24, 2004 and 10,000 shares issuable upon exercise of warrants issued in connection therewith. Voting and dispositive powers over the shares held by D. Tomay are held by Anat Tenne.

(9)  Consisting of 15,000 shares issued in a private placement on September 24, 2004 and 7,500 shares issuable upon exercise of warrants issued in connection therewith. Tzvi Lubetsky, Emmanual Kook and David Weisberg have voting and dispositive powers over the ordinary shares held by E.Z.D.

(10)  Consisting of 126,582 shares issued in a private placement on September 24, 2004 and 63,292 shares issuable upon exercise of warrants issued in connection therewith. The managing member of Tate Capital Partners Fund, LLC is Tate Capital Partners, LLC. The managing member of Tate Capital Partners, LLC is Tate Capital Management LLC. The managing member of Tate Capital Management, LLC is Kurtis J. Winters. As managing member of Tate Capital Management, LLC, Mr. Winters may be deemed to have voting and dispositive powers with respect to the securities to be offered. Mr. Winters disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein.

(11)  Consisting of 474,683 shares issued in a private placement on September 24, 2004 and 237,342 shares issuable upon exercise of warrants issued in connection therewith. Joshua Silverman has voting control and investment discretion over the ordinary shares held by Iroquois Capital LP. Mr. Silverman disclaims beneficial ownership of the securities held by Iroquois Capital LP. Because of the limitation on exercise of the warrants, Iroquois may not exercise its warrants until such point in time that after the exercise, Iroquois would not beneficially own more than 4.999% of our ordinary shares.

(12)  Consisting of 158,226 shares issued in a private placement on September 24, 2004 and 79,114 shares issuable upon exercise of warrants issued in connection therewith. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over our ordinary shares owned by Omicron, and Winchester may be deemed to share voting and dispositive power over our ordinary shares owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such ordinary shares. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the ordinary shares owned by Omicron and, as of the date hereof, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to our ordinary shares owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over our ordinary shares owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such ordinary shares and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to our ordinary shares being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(13)  Consisting of 632,911 shares issued in a private placement on September 24, 2004 and 316,456 shares issuable upon exercise of warrants issued in connection therewith. Pandora Partners LP is a beneficial owner of Pandora Select Partners LP. The general partner and investment manager of Pandora Select Partners, LP is Pandora Select Advisors, LLC. The managing member of Pandora Select Advisors, LLP is AJR Financial, LLC. The managing member of AJR Financial, LLC is Andrew J. Redleaf. As managing member of AJR Financial, LLC, Mr. Redleaf may be deemed to have voting and dispositive powers with respect to the securities to be offered. Mr. Redleaf disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. Because of the limitation on exercise of the warrants, Pandora may not exercise its warrants until such point in time that after the exercise, Pandora would not beneficially own more than 4.999% of our ordinary shares.

(14)  Consisting of 67,712 shares issued in a private placement on September 24, 2004 and 33,856 shares issuable upon exercise of warrants issued in connection therewith. Ben Taylor and George Boyd have voting and investment control over the securities held by WPG Select Technology Fund, L.P., WPG Select Technology Overseas Fund, Ltd. and WPG Select Technology QP Fund, L.P. WPG Select Technology Fund LP has informed us that it is affiliated with Weiss Peck and Greer Investments, a division of Robeco USA LLC. The General Partner is affiliated with Robeco USA Brokerage Services, a registered broker dealer. WPG Select Technology Fund, L.P. has informed us that it acquired the shares being registered for resale under the registration statement of which this prospectus is a part in the ordinary course of business, and at the time of the purchase of those shares had no agreements, plans, arrangements or understandings, directly or indirectly, with any person to distribute the shares.

(15)  Consisting of 290,680 shares issued in a private placement on September 24, 2004 and 145,340 shares issuable upon exercise of warrants issued in connection therewith. Ben Taylor and George Boyd have voting and investment control over the securities held by WPG Select Technology Fund, L.P., WPG Select Technology Overseas Fund, Ltd. and WPG Select Technology QP Fund, L.P. WPG Select Technologies Overseas has informed us that it is affiliated with Weiss Peck and Greer Investments, a division of Robeco USA LLC. The General Partner is affiliated with Robeco USA Brokerage Services, a registered broker dealer. WPG Select Technology Overseas Fund, L.P. has informed us that it acquired the shares being registered for resale under the registration statement of which this prospectus is a part in the ordinary course of business, and at the time of the purchase of those shares had no agreements, plans, arrangements or understandings, directly or indirectly, with any person to distribute the shares.

(16)  Consisting of 274,520 shares issued in a private placement on September 24, 2004 and 137,260 shares issuable upon exercise of warrants issued in connection therewith. Ben Taylor and George Boyd have voting and investment control over the securities held by WPG Select Technology Fund, L.P., WPG Select Technology Overseas Fund, Ltd. and WPG Select Technology QP Fund, L.P. WP Select Technology QP has informed us that it is affiliated with Weiss Peck and Greer Investments, a division of Robeco USA LLC. The General Partner is affiliated with Robeco USA Brokerage Services, a registered broker dealer. WPG Select Technology Overseas Fund, L.P. has informed us that it acquired the shares being registered for resale under the registration statement of which this prospectus is a part in the ordinary course of business, and at the time of the purchase of those shares had no agreements, plans, arrangements or understandings, directly or indirectly, with any person to distribute the shares.

(17)  Consisting of 158,227 shares issued in a private placement on September 24, 2004 and 79,114 shares issuable upon exercise of warrants issued in connection therewith. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Each of Highbridge Capital Management, LLC, Glen Dubin, and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(18)  Consisting of 11,075 shares issued in a private placement on September 24, 2004 and 5,538 shares issuable upon exercise of warrants issued in connection therewith.

(19)  Consisting of 44,303 shares issued in a private placement on September 24, 2004 and 22,152 shares issuable upon exercise of warrants issued in connection therewith. Avi Shaked is the beneficial owner of Omega.

(20)  Consisting of 7,911 shares issued in a private placement on September 24, 2004 and 3,956 shares issuable upon exercise of warrants issued in connection therewith.

(21)  Consisting of 37,974 shares issued in a private placement on September 24, 2004 and 18,987 shares issuable upon exercise of warrants issued in connection therewith.

(22)  Consisting of 15,822 shares issued in a private placement on September 24, 2004 and 7,912 shares issuable upon exercise of warrants issued in connection therewith. Appletec is beneficially owned 99% by Aaron Applebaum and 1% by Dina Applebaum.

(23)  Consisting of 37,974 shares issued in a private placement on September 24, 2004 and 18,988 shares issuable upon exercise of warrants issued in connection therewith. Dispositive and voting power over the shares held by Zeto Investment is held by Aryeh Weber and Erez Madmon.

(24)  Consisting of 7,120 shares issued in a private placement on September 24, 2004 and 3,561 shares issuable upon exercise of warrants issued in connection therewith.

(25)  Consisting of shares acquired in a private placement on May 8, 2000. William M. Landuyt is one of directors and Phyllis Haberman was a prior director; both are officers of Charterhouse. Mr. Landuyt and Ms. Haberman disclaim beneficial ownership of the shares owned by Charter Tis L.L.C.

(26)   Includes 25,000 shares issuable upon exercise of options held by Mr. Nakar.

(27)  Consisting of 59,174 shares held in Mr. Nakar’s name and 280,000 shares held by Nir 4 You Technologies Ltd., an Israeli company beneficially owned by Mr. Nakar and members of his immediate family. Mr. Nakar founded TiS and served as its Chief Executive Officer from inception until December 2001. He has been a director of TiS since 1991.

Dilution

        Shareholders of TiS will not suffer dilution from the sale by the selling shareholders of the shares currently owned by them, because such shares already are outstanding. However, if the selling shareholders exercise the warrants held by them, shareholders of TiS could suffer dilution upon such exercise.

Expenses of the Issue

        The following statement sets forth the estimated expenses in connection with the offering described in the registration statement (all of which will be borne by us).

Securities and Exchange Commission Fee	$2,379
Accountants' Fees and Expenses*	$10,000
Legal Fees and Expenses*	$12,000
TOTAL*	$24,379

*Estimated.

ADDITIONAL INFORMATION

Memorandum and Articles of Association

        General

        TiS is registered with the Israeli Registrar of Companies. The registration number issued to TiS by the Registrar of Companies is 52-004294-6. The objectives for which we were founded are set out in Section 2 of the Memorandum of Association as follows: “The Company is permitted to deal with any activity that is meant to advance the interests of the Company and to act in any field which the Company’s management believes is beneficial to the Company.” In its December 18, 2003 shareholders meeting, we adopted new Articles of Association to provide for changes in the Companies Law.

        Directors and other Office Holders

        General

        A director’s ability to vote on a proposal, arrangement or contract in which the director is materially interested is codified, along with the fiduciary duties of all “office holders,” in the Israeli Companies Law. Under the Israeli Companies Law, the term “office holders,” is defined to mean, a director, chief executive officer, president, chief business manager, deputy chief executive officer, vice chief executive officer, executive vice president, vice president, another manager directly subordinate to the managing director or any other person assuming the responsibilities of any of the forgoing positions without regard to such person’s title. An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care includes avoiding negligent acts and acting skillfully as a reasonable office holder would act. The duty of loyalty includes avoiding any conflict of interest between the office holder’s position in the company and his personal affairs, avoiding any competition with the company, avoiding exploiting any business opportunity of the company in order to receive personal advantage for himself or others, and revealing to the company any information or documents relating to the company’s affairs which the office holder has received due to his position as an office holder of the company.

        The Israeli Companies Law requires that an office holder promptly disclose any personal interest that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction by the company.

        In the case of a transaction in which an office holder has a personal interest, that is not an extraordinary transaction, as defined under Israeli law, and after the office holder complies with the above disclosure requirement, only board approval is required unless our Articles of Association provide otherwise. Members of the board having a personal interest should not be present at the vote or exercise their vote unless a majority of the board has a personal interest. The transaction must not be adverse to the company’s interest. If such transaction is an extraordinary transaction or if we intend to provide an undertaking to indemnify, exempt or insure an office holder, with regard to their duties, then, in addition to any approval required by the board of directors or by the Articles of Association, it also must be approved by the audit committee prior to the approval by the board of directors, and, under specified circumstances, by a meeting of the shareholders. An office holder who has a personal interest in the approval of a transaction brought before the board of directors or the audit committee may not be present at this meeting or vote on this matter unless most of the members have a personal interest in approving the transaction or the occurrence of specific circumstances defined in the law.

        With the exception of “Fixed Amounts” compensation to external directors, arrangements regarding the compensation of directors of a public company (whether regarding in their capacity as directors or regarding the provision of other services) require audit committee, board of directors and shareholder approval.

        External Directors

        Under the Israeli Companies Law which took effect on February 1, 2000, companies registered under the laws of Israel whose shares have been offered to the public in or outside of Israel are required to appoint two external directors. Any committee having the power to act on behalf of a company’s board (as opposed to an advisory committee) must have at least one external director as a member. All of the external directors must be members of the Audit Committee. An external director must be an individual resident of Israel, who is qualified to serve as a director. However, companies such as ours whose shares have been offered to the public outside of Israel may appoint external directors who are not residents of Israel according to special allowances provided in relevant regulations. No person may be appointed as an external director if the person or the person’s relative, partner, employer or any entity under the person’s control, has or had, on or within the two years preceding the date of the person’s appointment to serve as external director, any affiliation with the company or any entity controlling, controlled by or under common control with the company. The term “affiliation” includes:

—	an employment relationship;
—	a business or professional relationship maintained on a regular basis;
—	control; and
—	service as an office holder.

        No person may serve as an external director if the person’s position or other business creates, or may create, a conflict of interest with the person’s responsibilities as an external director or may otherwise interfere with the person’s ability to serve as an external director. A director of one company may not be appointed as an external director in another, if at the same time, a director of the other company serves as an external director of the first. Other limitations exist with regard to various types of memberships and positions, whose holders may not serve as external directors. If, at the time external directors are to be appointed, all current members of the board of directors are of the same gender, then at least one external director must be of the other gender.

        External directors are to be elected by a majority vote at a shareholders’ meeting, provided that either:

—	the majority of shares voted at the meeting, including at least one-third of the shares held by non-controlling shareholders voted at the meeting, vote in favor of election of the director; or

—	the total number of shares held by non-controlling shareholders voted against the election of the directors does not exceed one percent of the aggregate voting rights in the company.

        The initial term of an external director under the current law is three years and may be extended for an additional term of three years. External directors may be removed only by the same percentage of shareholders as is required for their election, or by a court, and then only if the external directors cease to meet the statutory qualifications for their appointment or if they violate their duty of loyalty to the company.

        Notwithstanding the foregoing, Israeli companies whose shares have only been offered to the public outside of Israel or that are registered solely on a stock market outside of Israel are entitled to some allowances in accordance with applicable regulations with respect to the requirements for an external director. (Regulations for allowances for public companies whose shares are registered for trade on a stock market external of Israel – 2000.)

        An external director is entitled to compensation as provided in regulations adopted under the Israeli Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly in connection with service provided as an external director or for any other service.

        Alternate Directors

        Under the Israeli Companies Law, the Articles of Association of a company may entitle a director to appoint another person to serve as an alternate director. Our Articles entitle our directors by written notice to us to make such an appointment and to cancel any such appointment. Our Articles also provide that any person may act as an alternate director. The Israeli Companies Law now prohibits incumbent directors from acting as alternate directors and a single person acting as an alternate director for more than one incumbent director.

        The term of appointment of a substitute director may be for one meeting of the board of directors or for a specified period or until notice is given of the cancellation of the appointment. To our knowledge, no director currently intends to appoint any other person as a substitute director, except if the director is unable to attend a meeting of the board of directors.

        Internal Auditor and Certified Public Accountant

        Under the Israeli Companies Law, the board of directors must appoint an internal auditor, nominated by the audit committee. The role of the internal auditor is to examine, among other matters, whether the company’s actions comply with the law and orderly business procedure. Under the Israeli Companies Law, the internal auditor may be an employee of the company but not an office holder (as defined above), or an affiliate, or a relative of an office holder or affiliate, and he may not be the company’s independent accountant or its representative. In addition, the internal auditor may not be a person who holds 5% or more of the company’s outstanding share capital or voting rights, or a person who has the right to appoint one or more directors or the general manager. The Company’s internal auditor is Mr. Eyal Weitzman of Fahn Kanne Control Management Ltd., a member firm of Grant Thornton International.

        In addition, under the Israeli Companies Law, all companies must appoint a certified public accountant to audit the company’s financial statements and to report to the chairman of the board of directors any material improprieties that it may discover with respect to the accounting control of the company. In our last shareholders meeting, on December 21, 2004 we appointed Kost, Forrer, Gabbay and Kasierer, a member firm of Ernst and Young and certified public accountants in Israel, as our certified public accountant for auditing services.

        Indemnification of Directors and Officers

        The Israeli Companies Law provides that an Israeli company cannot exempt an officer from liability with respect to a breach of his fiduciary responsibilities. While the Companies Ordinance, in effect through 1999, provided that an Israeli company could not exempt an officer from liability with respect to a breach of his duty of care or his duty of loyalty, the Israeli Companies Law now permits such exemption if formulated in accordance with such law. The Israeli Companies Law also permits entitling an office holder to indemnification subject to certain conditions. At the shareholders’ meeting on December 18, 2003, the Company adopted new Articles of Association which allow for insurance and indemnification for office holders for future liabilities. At the same meeting, the shareholders approved indemnification of the officers and directors of the Company, in the form described herein.

        The procurement of director and officer liability insurance or the provision of any such indemnification, as the case may be, must be approved by our Audit Committee and otherwise as required by law. We may not indemnify an office holder or enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of the following: (i) a breach by the office holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach of its consequences; (ii) a breach by the office holder of his duty of loyalty unless he acted in good faith and had a reasonable basis to believe that his act or omission would not prejudice our interests; (iii) any act or omission done with the intent to derive an illegal personal benefit; or (iv) any fine levied against the office holder as a result of a criminal offense.

        Currently, we hold an insurance policy for our office holders that provides coverage limited to $10,000,000 in aggregate for the policy period, ending on December 31, 2004, and was renewed until December 31, 2005.

        Rights, Preferences, Restrictions of Shares

        We currently utilize one type of share, this being ordinary shares. Subject to Israeli law, dividends may be declared at a general meeting, following a recommendation by the directors. We may decide to declare a dividend in an amount that is less than that recommended by the directors or decide not to declare a dividend at all, despite a directors’ recommendation, but may not increase the amount of the dividend to more than the amount recommended by the directors. The directors may invest or use otherwise for our benefit, any dividends that are not demanded within one year of their being declared. The directors shall pay such dividends upon receipt of a valid demand; however we are not liable to pay any interest on dividends.

        Each shareholder is entitled to one vote for each Ordinary Share held. Except for the external directors, each director is elected to serve until the next annual general meeting of shareholders and until his successor has been elected. Our Articles do not grant shareholders any rights to share in our profits other than through dividends. In the event that we go into liquidation, any surplus is distributed to the shareholders in proportion to the amount paid by each on account of the nominal value of the shares paid. No account is taken of any premiums paid in excess of the nominal value.

        We may issue and redeem redeemable shares and redeemable warrants. There are no sinking fund provisions recorded in our Articles. The directors may only make calls upon shareholders in respect of sums unpaid on their shares. Our Articles contain no provisions which discriminate against any existing or future shareholder as a result of said shareholder holding a substantial number of shares.

        If at any time our share capital is divided into different classes of shares, we may change the rights of shareholders following receipt in writing of the agreement of 75% of the affected shareholders or following the passing of a resolution at a general meeting which is supported by 75% of the affected shareholders. Any holder of shares the rights of which we propose to change may demand a secret ballot on this issue.

        Meetings of Shareholders

        An annual general meeting must be held once in each year and not later than fifteen months after the preceding annual general meeting. All shareholders are entitled to attend and vote or vote by proxy at annual general meetings. Notice of annual general meetings may be sent by us by personal delivery, post, facsimile or telex to shareholders at the address recorded in our records. Any notice sent by post to a shareholder’s address that is situated outside of Israel must be sent by airmail. Any general meeting that is not an annual general meeting is called an extraordinary general meeting. All shareholders are entitled to attend and vote or vote by proxy at extraordinary general meetings.

        Our board of directors may convene an extraordinary general meeting when and as they see fit. In addition the Board must, according to statute, convene an extraordinary general meeting if it receives a demand to do so from either (i) at least two directors, (ii) at least one quarter of the directors of the Board or (iii) one or more shareholders who hold (A) an aggregate of at least five percent of our issued share capital and one percent of all voting rights, or (B) at least five percent of all voting rights. Any demand by a person or persons, as described in (i), (ii) and/or (iii) of this paragraph, who wish to demand that an extraordinary general meeting be convened must be made in writing and sent to our registered office. The demand must detail the objects of the meeting and must be signed by all those making the demand.

        Notice of an annual general meeting and of an extraordinary general meeting must be sent at least 21 days in advance to all shareholders recorded in our register of shareholders. Such notice must include the place, date and hour of the meeting, the agenda for the meeting, the proposed resolutions and instructions for proxy voting.

        Notwithstanding the foregoing, Israeli companies whose shares have only been offered to the public outside of Israel or that are registered solely on a stock market outside of Israel are entitled to some allowances in accordance with applicable regulations with respect to the requirements for notice of shareholder meetings if there is compliance with applicable rules of the country in which such shares have been offered or such a stock market is located.

        Limitations of Shareholders

        No limitations exist or are imposed by Israeli law or our constituent documents with regard to the right to own our shares, including any limitations upon the rights of non-resident or foreign shareholders to hold or exercise voting rights.

        Limitations on a Change of Control

        There are no provisions in our Articles or other constituent documents other than as required by law that would have an effect of delaying, deferring or preventing a change in control of us. The holders of the warrants to be issued in connection with the private placement which is described under the heading “Liquidity and Capital Resources”, have certain rights upon certain types of transactions that could make consummating such a transaction more expensive.

        Provisions Relating to Major Shareholders

        We are required by law to maintain a separate register of shareholders that hold five percent, or over five percent, of either our issued shares or voting rights.

        The Israeli Companies Law applies the same disclosure requirements to a controlling shareholder of a public company, which includes a shareholder that holds 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company, as it does to “office holders” in the context of a related party transaction. For the purposes of this definition, the law deems two or more shareholders who hold voting rights in the company and each of which has a personal interest in the approval of a transaction being brought to the company for approval, as jointly holding such shares. See the section entitled “–Directors-General” in this prospectus. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and agreements relating to employment and compensation terms of a controlling shareholder, require the approval of the audit committee, the board of directors and the shareholders of the company.

        The shareholder approval must either include at least one-third of the shares held by disinterested shareholders who are present, in person or by proxy, at the meeting, or, alternatively, the total shareholdings of the disinterested shareholders who vote against the transaction must not represent more than one percent of the voting rights in the company. In addition, a private placement of securities that will increase the relative holdings of a shareholder that holds five percent or more of the company’s outstanding share capital, assuming the exercise of all of the securities convertible into shares held by that person, or that will cause any person to become, as a result of the issuance, a holder of more than five percent of the company’s outstanding share capital, requires approval by the board of directors and the shareholder of the company. A private placement in which our securities are traded only in a foreign market entitles us to certain allowances as to the approvals necessary for such placement.

        Under the Israeli Companies Law, a shareholder has a duty to act in good faith towards the company and the other shareholders and to refrain from abusing his power in the company, including, among other things, voting in the general meeting of shareholders on the following matters:

—	any amendment to the Articles of Association;

—	an increase of the company's authorized share capital;

—	a merger; or

—	approval of interested party transactions that require shareholder approval.

        In addition, any controlling shareholder who can determine the outcome of a shareholder vote and any shareholder who, under a company’s Articles of Association, can appoint or prevent the appointment of an office holder, is under a duty to act with fairness towards the company. The Israeli Companies Law does not describe the substance of this duty.

Contracts

        Neither we nor any of our subsidiaries has entered into any material contracts, other than contracts entered into in the ordinary course of business, during the two years immediately preceding publication of this document excepting the agreements relating to the investment of Charter and the related arrangements with Mr. Nakar. See the sections entitled “–Major Shareholders” and “–Related Party Transactions” and “Compensation” in the section entitled “Directors, Senior Management and Employees” in this prospectus

Israeli Exchange Control Laws

        The Government of Israel has promulgated a general permit under the Israeli Currency Control Law. Pursuant to such general permit, substantially all transactions in foreign currency are permitted. Any dividends or other distributions paid in respect of ordinary shares and any amounts payable upon our dissolution, liquidation or winding up of our affairs, as well as the proceeds of any sale in Israel of our securities to an Israeli resident are freely exchangeable into non-Israeli currencies at the appropriate rate of exchange prevailing at the time of conversion, provided that Israeli income tax has been paid on (or withheld from) such payments. Because exchange rates between the NIS and the U.S. dollar fluctuate continuously, U.S. shareholders will be subject to any such currency fluctuation during the period from when such dividend is declared through the date payment is made in U.S. dollars.

Taxation

        Israeli Tax Considerations

        The following is a summary of the current tax law applicable to companies in Israel, with special reference to its effect on us. The following also contains a discussion of specified Israeli Government programs benefiting us. To the extent that the discussion is based on tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the views expressed in the discussion will be accepted by the authorities in question.

        The Law for Amendment of the Income Tax Ordinance (Amendment No. 132) came into effect on January 1, 2003. The reform significantly changed the taxation basis of corporate and individual taxpayers from a territorial basis to a worldwide basis. From such date an Israeli resident taxpayer will be taxed on income produced and derived both in and out of Israel.

        The tax reform, aimed at broadening the categories of taxable income and reducing the tax rates imposed on employment income, introduced the following, among other things:

—	Reduction of the tax rate levied on capital gains (other than gains deriving from the sale of listed securities) derived after January 1, 2003, to a general rate of 25% for both individuals and corporations. Regarding assets acquired prior to January 1, 2003, the reduced tax rate will apply to a proportionate part of the gain, in accordance with the holding periods of the asset, before or after January 1, 2003, on a linear basis;

—	Imposition of Israeli tax on all income of Israeli residents, individuals and corporations, regardless of the territorial source of income, including income derived from passive sources such as interest, dividends and royalties;

—	Introduction of controlled foreign corporation, or CFC, rules into the Israeli tax structure. Generally, under such rules, an Israeli resident who holds, directly or indirectly, 10% or more of the rights in a foreign corporation whose shares are not publicly traded, in which more than 50% of the rights are held directly or indirectly by Israeli residents, and a majority of whose income in a tax year is considered passive income, will be liable for tax on the portion of such income attributed to his holdings in such corporation, as if such income were distributed to him as a dividend;

—	Imposition of capital gains tax on capital gains realized by individuals as of January 1, 2003, from the sale of shares of publicly traded companies (such gain was previously exempt from capital gains tax in Israel). For information with respect to the applicability of Israeli capital gains taxes on the sale of ordinary shares, see “Capital Gains Tax” below;

—	Introduction of a new regime for the taxation of shares and options issued to employees and officers (including directors).

        The discussion is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

        The Israeli statutory corporate tax rate on taxable business income until the fiscal year of 2003 was 36%. On June 29, 2004, the Israeli Parliament passed the Amendment to the Income Tax Ordinance (No. 140 and Temporary Provision), which progressively reduces the tax rates applicable to companies from 35% in 2004 to a rate of 30% in 2007. Notwithstanding the foregoing, the effective tax rate payable by a company (such as us), which derives income from an “Approved Enterprise” may be considerably less. See the section entitled “–Law for the Encouragement of Capital Investments, 1959” in this prospectus.

        As of December 31, 2003, we had net operating loss carryforwards of approximately $15,362,351, available to utilize against our taxable business income in future tax years. A portion of such losses expires over a period from 2005 through 2017 and the rest remains available indefinitely.

        Law for the Encouragement of Capital Investments, 1959

        General

        The Law for the Encouragement of Capital Investments, 1959 (the “Investment Law”) provides that capital investments in certain production facilities (or other eligible assets) may, upon application to the Israel Investment Center, be designated as an “Approved Enterprise.” Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or other asset.

        Tax Benefits

        Income derived from an Approved Enterprise is taxed at lower company tax rates than would otherwise be applicable. The period of reduced taxation commences in the first year in which the Approved Enterprise generates taxable income and continues for a maximum of seven consecutive years, but such period ends not later than the twelfth year from commencement of production or the fourteenth year from the date of approval of such enterprise, whichever is earlier. Since we have not yet generated taxable income, the period of benefits to which we are entitled as an Approved Enterprise has not yet begun.

        We have elected to apply the so-called “Alternative Benefits Program” with respect to our income from Approved Enterprises. Under this program, the undistributed income derived from the Approved Enterprise is exempt from company tax with respect to business income for a defined period of time. The period of tax exemption ranges between 2 and 10 years, depending upon the location within Israel and the type of the Approved Enterprise. Because we are located in Tel Aviv, the period of tax exemption applicable is two years. On expiration of the exemption period, the Approved Enterprise would be eligible for beneficial tax rates otherwise available for Approved Enterprises under the Investment Law (for the company, a rate of 25%) for the remainder of the otherwise applicable benefits period.

        In addition, a company that qualifies as a “Foreign Investors’ Company” is entitled to further reductions in the tax rate otherwise applicable to Approved Enterprises. Such benefits will be granted only to enterprises seeking approval not later than December 31, 2000. Subject to certain conditions, a Foreign Investors’ Company is a company, which has more than 25% of its share capital (in terms of rights to profits, voting and the appointment of directors) and of its combined share and loan capital owned by persons who are not residents of Israel. The benefits enjoyed by a Foreign Investors’ Company depend on the percentage of share capital owned by non-residents, which percentage is determined for any tax year by the lowest percentage of any of the above rights held by non-residents during that year. A Foreign Investors’ Company pays tax at reduced rates ranging from 25% to 10% over a ten-year period, commencing the year in which each such Approved Enterprise first generates taxable income (rather than the otherwise applicable seven-year period discussed above).

        For a company with foreign investment of:

Company Tax Rate

Over 25% but less than 49%	25%

49% or more but less than 74%	20%

74% or more but less than 90%	15%

90% or more	10%

        Dividends paid out of income derived by an Approved Enterprise are generally subject to withholding tax at the rate of 15% (compared to the standard rate of 25%), and the same rate will also be applicable to distributions made by a company out of dividends which it had received out of income derived by an Approved Enterprise. The rate of 15% is limited to those dividends and distributions paid out of income earned during the seven-year benefits period provided that such dividends and distributions are actually received by the shareholders at any time up to 12 years after the expiration of the seven-year period discussed above. A company such as us, which has elected to participate in the Alternative Benefits Program and pays a dividend from income derived by an Approved Enterprise during the tax exemption period under the Alternative Benefits Program, would be liable for company tax in respect of the gross amount distributed (i.e., the amount of the dividend grossed-up to include corporate and income tax payable or withheld with respect to the dividend) at the rate that would have been applicable had the Alternative Benefits Program not been elected (25%). The dividend recipient is taxed at the reduced rate applicable to dividends from Approved Enterprises (15% as compared to 25%), if the dividend is distributed during the tax exemption period or within a specified period thereafter. (In the event, however, that the company also qualifies as a Foreign Investors’ Company, there is no such time limit). This tax must be withheld by the company at source, regardless of whether the dividend is converted into foreign currency.

        The tax benefits derived from a certificate of approval for an Approved Enterprise relate only to taxable income attributable to the Approved Enterprise and are conditioned upon fulfillment of the conditions stipulated by the Investment Law, the regulations promulgated thereunder and the criteria set forth in the certificate of approval. In the event of our failure to comply with these conditions, the tax benefits could be cancelled in whole or in part, and we would be required to refund the amount of the cancelled benefits with the addition of CPI linkage differences and interest. We believe that our Approved Enterprises operate in substantial compliance with all such conditions and criteria.

        In the event that only a part of a company’s taxable income is derived from an Approved Enterprise or the company operates under more than one approval, its effective corporate tax rate is equal to a weighted average of the various applicable rates. A company owning “mixed enterprises” (i.e., a company whose income is derived from both an Approved Enterprise and other sources) may not distribute a dividend attributable only to the Approved Enterprise alone. Subject to certain provisions concerning income subject to the Alternative Benefits Program, all dividends are considered to be attributable to the entire enterprise, and the effective tax rate is equal to a weighted combination of the various applicable tax rates. We anticipate that the Law for the Encouragement of Capital Investments will be subject to substantial revision during 2005.

        On December 19, 2004, the Israeli government extended the term of the legislation pursuant to which the Ministry of Industry and Trade administers the Approved Enterprise programs for an additional three months. Unless extended again, future entitlements to the benefits under the statute shall expire commencing March 31, 2005. The government has extended the term of the legislation on previous occasions for three-month periods. Termination of the entitlement may affect our ability to make effective use of the benefits to which we are or may become entitled to as a result of our Approved Enterprise status. In the event that the term of the statute is extended beyond March 31, 2005, we anticipate that the statute will be substantially amended. An amendment could affect our eligibility for benefits.

        Law for the Encouragement of Industry (Taxes), 1969

        We currently qualify as an “Industrial Company” within the definition of the Law for the Encouragement of Industry (Taxes), 1969 and are, therefore, entitled to certain benefits, which are described below.

        Under the Industry Encouragement Law, a company qualifies as an “Industrial Company”if it is resident in Israel and at least 90% of its income in any tax year, determined in NIS (exclusive of income from government compulsory defense loans, capital gains, interest, and dividends), is derived from Industrial Enterprises owned by that company. An “Industrial Enterprise” is defined as an enterprise whose major activity in a particular tax year is industrial production activity. Pursuant to the Industry Encouragement Law, an Industrial Company is entitled, under certain conditions, to a deduction of 12.5% of the purchase price of patents or certain other intangible property rights for each of the first eight years from the tax year in which it commenced use of such intangible property rights. To the extent that the income from a company’s Approved Enterprises is exempt from taxation (see “Law for the Encouragement of Capital Investments, 1959”), the deduction that such company would have otherwise received under the Industry Encouragement Law will be reduced accordingly.

        Eligibility for the benefits under the Industry Encouragement Law is not conditioned upon the receipt of prior approval from any Israeli Government authority. No assurance can be given that we will continue to qualify as an Industrial Company or will in the future be able to avail ourselves of any benefits under the Industry Encouragement Law.

        Taxation under Inflationary Conditions

        The Income Tax Law (Adjustment for Inflation), 1985 (the “Adjustment for Inflation Law”) represents an attempt to overcome some of the problems presented to a traditional tax system by an economy undergoing rapid inflation. Generally, the Adjustment for Inflation Law provides significant tax deductions and adjustments to depreciation methods and tax loss carryforwards to compensate for loss of value resulting from a hyperinflationary economy. We are assessed under the Adjustment for Inflation Law.

        The Income Tax Ordinance and the Adjustment for Inflation Law allow “Foreign-Invested Companies” which maintain their accounts in dollars in compliance with regulations published by the Israeli Minister of Finance to base their tax returns on the operating results as reflected in the dollar financial statements (in lieu of the principles set forth by the Adjustment for Inflation Law) or to adjust their tax returns based on exchange rate changes rather than changes in the CPI. For these purposes, a Foreign-Invested Company is a company more than 25% of whose share capital (in terms of rights to profits, voting and the appointment of directors) and of whose combined share and loan capital is owned by persons who are not residents of Israel.

        Tax Benefits and Government Support for Research and Development

        Israel’s tax law permits, under certain circumstances, a tax deduction for expenditures (including capital expenditures) in scientific research and development projects in the year incurred, if the expenditures are approved by the relevant Israeli Government Ministry (determined by the field of research) and the research and development is for the promotion of the enterprise and is carried out by or on behalf of the company seeking such deduction. Expenditures not so approved are deductible over a three-year period. We have taken such deductions in the past for research and development costs expended on projects so approved and expect to continue to have such deductions available to it in the future.

        Capital Gains Tax

        Israel’s law imposes a capital gains tax on the sale of capital assets, including securities held by us and our ordinary shares sold by holders thereof. The law distinguishes between “Real Gain” and “Inflationary Surplus.” Real Gain is the excess of the total capital gain over Inflationary Surplus, computed on the basis of the increase in the CPI between the date of purchase and the date of sale. Inflationary Surplus accumulated until December 31, 1993 is taxed at a rate of 10% for residents of Israel (reduced to no tax for non-residents if calculated according to the exchange rate of the dollar instead of the CPI), while Real Gain is added to ordinary income, which is taxed at the applicable ordinary rates for individuals (up to a 50% marginal rate) and 36% for corporations, while Inflationary Surplus accumulated from and after December 31, 1993 is exempt from any capital gains tax.

        Israeli law generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli companies, by both residents and non-residents of Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The law distinguishes between real gain and inflationary surplus. The inflationary surplus is equal to the increase in the purchase price of the relevant asset attributable solely to the increase in the Israeli consumer price index between the date of purchase and the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus.

        Prior to the tax reform, sales of our ordinary shares by individuals were generally exempt from Israeli capital gains tax so long as (i) our ordinary shares were listed on certain stock exchanges, including the NASDAQ SmallCap Market and the Boston Stock Exchange, or listed on a stock exchange in a country appearing on a list approved by the Controller of Foreign Currency and (ii) we qualified as an Industrial Company.

        Pursuant to the tax reform, generally, capital gains tax is imposed at a rate of 15% on real gains derived on or after January 1, 2003, from the sale of shares in companies (i) publicly traded on the Tel Aviv Stock Exchange (“TASE”) or; (ii) (subject to a necessary determination by the Israeli Minister of Finance) Israeli companies publicly traded on a recognized stock exchange outside of Israel (such as the company). This tax rate does not apply to: (i) dealers in securities; (ii) shareholders that report in accordance with the Inflationary Adjustment Law; or (iii) shareholders who acquired their shares prior to an initial public offering (that are subject to a different tax arrangement). The tax basis of shares acquired prior to January 1, 2003 will be determined in accordance with the average closing share price in the three trading days preceding January 1, 2003. However, a request may be made to the tax authorities to consider the actual adjusted cost of the shares as the tax basis if it is higher than such average price.

        Non-Israeli residents are exempt from Israeli capital gains tax on any gains derived from the sale of shares publicly traded on the TASE, and shall be exempt from Israeli capital gains tax on any gains derived from the sale of shares of Israeli companies publicly traded on a recognized stock exchange outside of Israel, provided such shareholders did not acquire their shares prior to an initial public offering. However, non-Israeli corporations will not be entitled to such exemption if an Israeli resident (i) has a controlling interest of 25% or more in such non-Israeli corporation, or (ii) is the beneficiary or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

        In any event, the provisions of the tax reform shall not affect the exemption from capital gains tax for gains accrued before January 1, 2003, as described above.

        Taxation of Non-Residents of Israel

        Individuals who are non-residents of Israel are subject to a graduated income tax on income derived from sources in Israel, unless such non-residents are subject to other rules under an applicable treaty and unless the capital gains were derived from sales of shares in an Industrial Company, as described above. Israeli source income is defined under Israeli law as income, including capital gains, derived or accrued in Israel and income derived or accrued outside of Israel, if such income is received in Israel. On the distribution of dividends other than bonus shares (stock dividends), income tax at the rate of 25% (15% in the case of dividends distributed from the taxable income attributable to an Approved Enterprise) is required to be withheld at source unless a different rate is provided for in a treaty between Israel and the shareholder’s country of residence. The U.S.-Israel Tax Treaty provides for a maximum tax of 25% on dividends paid to a Treaty U.S. Resident.

        United States Federal Income Tax Considerations

        Subject to the limitations described in the next paragraph, the following discussion describes the material United States federal income tax consequences to a holder of the company’s ordinary shares, referred to for purposes of this discussion as a “U.S. Holder,”that is:

—	a citizen or resident of the United States;

—	a corporation (or entity treated as a corporation for U.S. tax purposes) created or organized in the United States or under the laws of the United States or of any state;

—	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

—	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

        In addition, certain material aspects of United States federal income tax relevant to a holder other than a U.S. Holder, referred to as a “Non-U.S. Holder,” are discussed below.

        This summary is for general information purposes only. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each person’s decision to purchase ordinary shares.

        This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This discussion does not address all aspects of United States federal income taxation that may be relevant to any particular shareholder based on such shareholder’s individual circumstances. In particular, this discussion considers only U.S. Holders that will own ordinary shares as capital assets and does not address the potential application of the alternative minimum tax or United States federal income tax consequences to U.S. Holders that are subject to special treatment, including U.S. Holders that:

—	are broker-dealers or insurance companies;

—	have elected mark-to-marketing accounting;

—	are tax-exempt organizations;

—	are financial institutions or "financial services entities";

—	hold ordinary shares as part of a straddle, "hedge" or "conversion transaction" with other investments;

—	own directly, indirectly or by attribution at least 10% of our voting power; or

—	have a functional currency that is not the U.S. dollar.

        In addition, this discussion does not address any aspect of state, local or non-United States tax laws.

        Additionally, the discussion does not consider the tax treatment of persons who hold ordinary shares through a partnership or other pass-through entity or the possible application of United States federal gift or estate tax.

        Each holder of ordinary shares is advised to consult such person’s own tax advisor with respect to the specific tax consequences to such person of purchasing, holding or disposing of the company’s ordinary shares.

        Taxation of ordinary shares

        Taxation of Dividends Paid On Ordinary Shares

        A U.S. Holder will be required to include in gross income as ordinary income the amount of any distribution paid on ordinary shares, including any Israeli taxes withheld from the amount paid, to the extent the distribution is paid out of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. Holder’s tax basis in the ordinary shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of ordinary shares.

        A non-corporate U.S. Holder that meets certain eligibility requirements may qualify for a 15% or lower rate of U.S. federal income taxation on dividends paid in taxable years beginning before January 1, 2009 if the Company is a “qualified foreign corporation” for U.S. federal income tax purposes. The Company generally will be treated as a “qualified foreign corporation” if (i) the Company is eligible for benefits under the income tax treaty between the United States and Israel (the “Treaty”), or (ii) the ordinary shares are listed on an established securities market in the United States. Because the Company should be eligible for benefits under the Treaty, the Company should currently be treated as a qualified foreign corporation, and the Company generally expects to be a qualified foreign corporation during all taxable years before 2009. However, no assurance can be given that a change in circumstances will not affect the Company’s treatment as a qualified foreign corporation for U.S. federal income tax purposes in any taxable year. In addition, a non-corporation U.S. Holder will not be eligible for the reduced rate (a) if such U.S. Holder has not held the ordinary shares for at least 61 days of the 120-day period beginning on the date which is 60 days before the ex-dividend rate, (b) to the extent the U.S. Holder is under an obligation to make related payments on substantially similar or related property, or (c) with respect to any portion of a dividend that is taken into account by the U.S. Holder as investment income under Section 163(d)(4)(B) of the Code. Any days during which the U.S. Holder has diminished its risk of loss with respect to the ordinary shares (for example, by holding an option to sell the ordinary shares), are not counted towards meeting the 61-day holding period. Non-corporate U.S. Holders should consult their own tax advisors concerning whether dividends received by them qualify for the reduced rate of tax.

        U.S. Holders will include in their gross income any dividend paid in NIS in an amount equal to the U.S. dollar value of the NIS received, calculated by reference to the exchange rate in effect on the date the dividends are received, regardless of whether the dividend payments are actually converted into U.S. dollars. U.S. Holders will have a tax basis in any NIS distributed by the Company equal to the U.S. dollar value of the NIS on the date of receipt. Generally, any gain or loss resulting from exchange rate fluctuations during the period from the date the U.S. Holder includes the dividend payment in income to the date the payment is converted into U.S. dollars will be treated as ordinary income or loss and will be U.S. source income or loss for U.S. foreign tax credit purposes.

        U.S. Holders may have the option of claiming the amount of any Israeli income taxes withheld at source either as a deduction from gross income or as a dollar-for-dollar credit against their United States federal income tax liability. Individuals who do not claim itemized deductions, but instead utilize the standard deduction, may not claim a deduction for the amount of the Israeli income taxes withheld, but such amount may be claimed as a credit against the individual’s United States federal income tax liability. The amount of foreign income taxes which may be claimed as a credit in any year is subject to complex limitations and restrictions, which must be determined on an individual basis by each shareholder. Distributions of current or accumulated earnings and profits will be foreign source passive income for United States foreign tax credit purposes and will not qualify for the dividends received deduction available to corporations. The total amount of allowable foreign tax credits in any year cannot exceed regular U.S. tax liability for the year attributable to foreign source taxable income. A U.S. Holder will be denied a foreign tax credit with respect to Israeli income tax withheld from dividends received on the Ordinary Shares to the extent such U.S. Holder has not held the ordinary shares for at least 16 days of the 30-day period beginning on the date which is 15 days before the ex-dividend date or to the extent such U.S. Holder is under an obligation to make related payments with respect to substantially similar or related property. Any days during which a U.S. Holder has substantially diminished its risk of loss on the ordinary shares are not counted toward meeting the 16-day holding period required by the statute.

        Taxation of the Disposition of Ordinary Shares

        Upon the sale, exchange or other disposition of ordinary shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder’s basis in the ordinary shares, which is usually the cost of such shares, and the amount realized on the disposition. Capital gain from the sale, exchange or other disposition of ordinary shares held more than one year is long-term capital gain. Gains and losses recognized by a U.S. Holder on a sale, exchange or other disposition of ordinary shares will be treated as United States source income or loss for United States foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

        Tax Consequences if the Company is a Passive Foreign Investment Company

        The Company will be a passive foreign investment company, or PFIC, if 75% or more of its gross income in a taxable year, including the pro rata share of the gross income of any company, U.S. or foreign, in which it is considered to own 25% or more of the shares by value, is passive income. Alternatively, the company will be considered to be a PFIC if at least 50% of its assets in a taxable year, averaged over the year and ordinarily determined based on fair market value and including the pro rata share of the assets of any company in which it is considered to own 25% or more of the shares by value, are held for the production of, or produce, passive income. Passive income includes amounts derived by reason of the temporary investment of funds raised in the company’s public offerings. If the company were a PFIC, and a U.S. Holder did not make an election to treat the company as a “qualified electing fund” (as described below):

—	Excess distributions by us to a U.S. Holder would be taxed in a special way. “Excess distributions” are amounts received by a U.S. Holder with respect to the company’s stock in any taxable year that exceed 125% of the average distributions received by such U.S. Holder from us in the shorter of either the three previous years or such U.S. Holder’s holding period for ordinary shares before the present taxable year. Excess distributions must be allocated ratably to each day that a U.S. Holder has held the company’s stock. A U.S. Holder must include amounts allocated to the current taxable year in its gross income as ordinary income for that year. A U.S. Holder must pay tax on amounts allocated to each prior taxable year at the highest rate in effect for that year on ordinary income and the tax is subject to an interest charge at the rate applicable to deficiencies for income tax.

—	The entire amount of gain that was realized by a U.S. Holder upon the sale or other disposition of ordinary shares will also be rated as an excess distribution and will be subject to tax as described above.

—	A U.S. Holder’s tax basis in shares of the company’s stock that were acquired from a decedent would not receive a step-up to fair market value as of the date of the decedent’s death but would instead be equal to the decedent’s basis, if lower.

The special PFIC rules described above will not apply to a U.S. Holder if the U.S. Holder makes an election to treat the company as a “qualified electing fund” (“QEF”) in the first taxable year in which the U.S. Holder owns ordinary shares and if the company complies with certain reporting requirements. Instead, a shareholder of a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. The Company has agreed to supply U.S. Holders with the information needed to report income and gain pursuant to a QEF election in the event the company is classified as PFIC. The QEF election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the Internal Revenue Service, or IRS. A shareholder makes a QEF election by attaching a completed IRS Form 8621, including the PFIC annual information statement, to a timely filed United States federal income tax return. Even if a QEF election is not made, a shareholder in a PFIC who is a U.S. person must file a completed IRS Form 8621 every year.

        A U.S. Holder of PFIC stock which is publicly traded could elect to mark the stock to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the holder’s fair market value of the PFIC stock and the adjusted basis in the PFIC stock. Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S. Holder under the election for prior taxable years. If the mark-to-market election were made, then the rules set forth above would not apply for periods covered by the election.

        The Company believes that it was not a PFIC in 2003. However, the tests for determining PFIC status are applied annually, and it is difficult to make accurate predictions of future income and assets which are relevant to this determination. Accordingly, we cannot assure you that the Company will not become a PFIC. If the company determines that it has become a PFIC, it will notify its U.S. Holders and provide them with the information necessary to comply with the QEF rules. U.S. Holders who hold ordinary shares during a period when the Company is a PFIC will be subject to the foregoing rules, even if the Company ceases to be a PFIC, subject to certain exceptions for U.S. Holders who made a QEF election. U.S. Holders are urged to consult their tax advisors about the PFIC rules, including the consequences to them of making a mark-to-market or QEF election with respect to the Company’s ordinary shares in the event that the Company qualifies as a PFIC.

        Tax Consequences for Non-U.S. Holders of Ordinary Shares

        Except as described in the section entitled “–Information Reporting and Back-up Withholding”, a Non-U.S. Holder of ordinary shares will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, ordinary shares, unless:

—	such item is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, in the case of a resident of a country which has a treaty with the United States, such item is attributable to a permanent establishment or, in the case of an individual, a fixed place of business, in the United States;

—	the Non-U.S. Holder is an individual who holds the ordinary shares as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and does not qualify for an exemption; or

—	the Non-U.S. Holder is subject to tax pursuant to the provisions of United States tax law applicable to U.S. expatriates.

Information Reporting and Back-up Withholding

        U.S.Holders generally are subject to information reporting requirements with respect to dividends paid in the United States on ordinary shares. U.S. Holders are also generally subject to back-up withholding on dividends paid in the United States on ordinary shares unless the U.S. Holder provides IRS Form W-9 or otherwise establishes an exemption. U.S. Holders are subject to information reporting and back-up withholding at a rate of 28% on proceeds paid from the disposition of ordinary shares unless the U.S. Holder provides IRS Form W-9 or otherwise establishes an exemption.

        Non-U.S. Holders generally are not subject to information reporting or back-up withholding with respect to dividends paid on, or upon the disposition of, ordinary shares, provided that such non-U.S. certifies to its foreign status, or otherwise establishes an exemption.

        The amount of any back-up withholding will be allowed as a credit against a U.S. or Non-U.S. Holder’s United States federal income tax liability and may entitle such holder to a refund, provided that certain required information is furnished to the IRS.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Market risk represents the risk of changes in the value of our financial instruments caused by fluctuations in interest rates, foreign exchange rates and equity prices. Because our short-term investments exceed short-term and long-term debt, our exposure to interest rate risk and exchange rate fluctuations, relates primarily to our investments.

        Our policy is to conservatively manage our excess currency. All transactions are approved by Management.

        The Company does not utilize financial instruments for trading purposes and holds no derivative financial instruments that could expose it to significant market risk.

        Based upon historical US dollar currency movement, the Company does not believe that reasonably possible near-term changes in the US dollar currency of 10% will result in a material effect on future earnings, financial position or cash flows of the company.

MATERIAL CHANGES

Recent $8 Million Private Placement

        On September 24, 2004, we sold 2,524,351 ordinary shares of the Company at a purchase price of $3.16 per share to institutional investors for gross proceeds to the Company of approximately $8 million.

        Pursuant to our agreements with the investors, we are obligated to use the net proceeds from the sale of our ordinary shares for working capital purposes and not (i) for the satisfaction of any portion of our debt (other than payment of trade payables and accrued expenses in the ordinary course of our business and consistent with prior practices), (ii) to redeem any equity or equity-equivalent securities in the Company, or (iii) to settle any outstanding litigation. Accordingly, upon exercise of the warrants, we intend to use the proceeds in accordance with the foregoing provision.

        The investors also received warrants to purchase up to an additional 1,262,188 ordinary shares, with an exercise price of $4.26 per share. The warrants expire on September 23, 2007. If the registration statement of which this prospectus is a part does not become effective by March 24, 2005, the investors may effect a cashless (net issuance) exercise of the warrants. The investors may only transfer the warrants to the investor’s affiliates, qualified institutional buyers, or in the event of our dissolution or winding down. The warrants contain a provision preventing a holder from exercising a warrant where the exercise would result in such holder beneficially owning more than 4.999% of our outstanding ordinary shares. Accordingly, no selling shareholder could be rendered a beneficial holder of more than 4.999% of our ordinary shares solely because of shares issuable to such shareholder upon exercise of such warrants held by the holder.

        We have the right, but not the obligation, to call upon prior notice all or part of the warrants if the market price for our ordinary shares is equal to $8.52 for 20 consecutive days. Our calling the warrants would require the holders of the warrants to timely exercise the warrants. Failure to so exercise would result in our cancellation of the warrants. If we call any warrants, we must issue to each holder exercising in response to our call notice replacement warrants to purchase a number of shares equal to the number of shares acquired upon such exercise, with an exercise price equal to 120% of the closing price on the day prior to the call notice we provide to the holders.

        In connection with the transaction, the investors covenanted that they would refrain from engaging in short sales until the earlier of December 22, 2004 and the date on which the registration statement of which this prospectus is a part becomes effective.

        Our shareholders approved the transaction at a special shareholders meeting held on August 24, 2004.

        Pursuant to our agreement with the investors, we are subject to restrictions with respect to the sale of our ordinary shares or securities convertible into our equity. We are restricted from selling additional securities of the Company until 30 days have elapsed following the effectiveness of the registration statement of which this prospectus is a part. During the one-year period that then follows, before we are able to sell our securities, in most instances we are required to first offer the securities to the investors pursuant to terms set forth in our agreement with them. The foregoing terms and right of first offer could delay our efforts to raise capital and increase transaction costs and could limit our ability to obtain additional financing.

        In connection with the private placement, we have agreed to file the resale registration statement of which this prospectus is a part covering the shares purchased in the private placement (including the shares underlying the warrants) by no later than October 23, 2004. Our failure to obtain effectiveness of the registration statement within the timeframe set forth in our agreements with the investors or to maintain effectiveness of the registration statement could subject us to liquidated damages. We could also be subject to liquidated damages if we fail to (i) file a request that the Securities and Exchange Commission accelerate the effectiveness of the registration statement of which this prospectus is a part within five trading days of our receipt of notice from the Securities and Exchange Commission notifying us that the registration statement will not be reviewed, (ii) file an amendment to the registration statement within ten days of the Securities and Exchange Commission’s having notified us that an amendment is necessary for the registration statement to be declared effective, or (iii) maintain listing of our ordinary shares on the NASDAQ SmallCap Market.

        The liquidated damages that we would be obligated to pay under the circumstances described are in the amount of 1% of the amount invested and an additional 1% for every month in which we do not cure the issue that led to the obligation. We are uncertain that we will be able to timely obtain the effectiveness of the registration statement of which this prospectus is a part.

        In accordance with prior agreements, we will also be registering the resale all of the ordinary shares held by Charter, Izhak Nakar and their affiliates on the same registration statement. We are required to maintain an effective registration statement covering the resale of our ordinary shares sold to the investors and the shares issuable upon exercise of the warrants issued to the investors until the earlier of the date that all shares issued and issuable to the investors and the holders of the warrants have been sold and the fifth anniversary of the date on which the registration statement of which this prospectus is a part becomes effective.

        In connection with the transaction, Mr. Nakar and Charter agreed to vote in favor of the private placement and to waive preemptive and participation rights.

Acquisition of Our Japanese Distributor

        At the end of August, 2004, we signed a definitive agreement with our longtime partner Toyo Ink Mfg. Co., Ltd. to acquire certain assets from Toyo Ink’s EDMS division for consideration of approximately $1.9 million , and agreed to annually pay to Toyo, the amount equivalent to five percent (5%) of the total annual sales of Top Image Systems, TiS Japan in Japan derived from licensing and customization to customers transferred to Top Image Systems, TiS Japan by Toyo for two years from the closing . The division, established eight years ago and dedicated to the imaging business, has been exclusively marketing and implementing TiS’ solutions in Japan.

        Pursuant to the agreement, Toyo Ink transferred certain customers and sales channels from Toyo’s EDMS division to the company. We also received the rights to distribute the Japanese localized version of TiS’ eFLOW Unified Content Platform. Certain members of the EDMS’ professional team has been assigned to Top Image Systems, TiS Japan Ltd. in order to ensure the continuity of knowledge and high level services provided to Japanese customers and partners. Top Image Systems, TiS Japan Ltd. is now responsible for all operations in Japan, including technical support and maintenance services for existing, as well as new, channels and customers.

Disclosure Controls and Procedures

        We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed with the Securities and Exchange Commission, or SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

        Since our initial public offering, we have considered ourselves to be a foreign private issuer under SEC rules. A foreign private issuer is subject to different requirements for reporting under, and is exempt from certain provisions of, the Exchange Act which apply to U.S. issuers, including, among others, the rules requiring the filing with the SEC of quarterly reports on Form 10-Q, annual reports on Form 10-K, current reports on Form 8-K, proxy regulations and Regulation FD.

        In connection with the SEC’s review of the registration statement of which this prospectus is a part, we discovered that since June 2004, and possibly since as far back as August 2002, we may not have met the criteria for being considered a foreign private issuer. Under SEC rules, if a majority of the members of the board of directors of company are U.S. citizens or residents, the company cannot qualify as a foreign private issuer if a majority of its voting securities are held by U.S. persons. Beginning in August 2002, a majority of the members of our board of directors were U.S. citizens and residents and it appears that a majority of our ordinary shares were held by U.S. persons. Upon being informed of this discovery, in December 2004, our board of directors voted unanimously to reconstitute itself such that it is no longer composed of a majority of U.S. residents or citizens. As a result, we once again qualify as a foreign private issuer under SEC rules.

        In seeking to determine why we did not discover earlier that we may not have met the foreign private issuer criteria, we identified a deficiency in our disclosure controls and procedures in that they did not include a proper procedure for periodically assessing whether we qualified as a foreign private issuer. Solely as a result of this deficiency, our management has concluded that our disclosure controls and procedures were ineffective as of December 31, 2002 and 2003 because they did not identify the fact that we may not have met the criteria for being considered a foreign private issuer. This deficiency did not affect the accuracy of the financial and other information disclosed in our annual reports on Form 20-F and other filings with the SEC. Rather, it affected the scope and format of our disclosure, inasmuch as we did not, for example, file quarterly reports on Forms 10-Q or annual reports on Form 10-K, which are required to be filed by U.S. issuers. We have since revised our disclosure controls and procedures to require an evaluation of whether we qualify as a foreign private issuer on a quarterly basis and upon the occurrence of certain corporate events which could affect our foreign private issuer status.

VALIDITY OF SECURITIES

        The validity of the ordinary shares, including the ordinary shares issuable upon exercise of the warrants, will be passed upon for us by Ben Zvi Koren, our Israeli counsel.

EXPERTS

        The consolidated financial statements of Top Image Systems Ltd. as of December 31, 2003, and for the year ended December 31, 2003, included in this Prospectus and Registration Statement, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst &Young Global, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein. The financial statements referred to above are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Top Image Systems, Ltd as of December 31, 2002, and for each of the years in the two-year period ended December 31, 2002, included in this prospectus in reliance upon the report of Somekh Chaikin a member of KPMG International, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

        Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, a substantial number of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because our principal assets and a substantial number of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

        We believe there is doubt concerning the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

– the judgment is enforceable in the state in which it was given;

– adequate service of process  has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

– the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

– the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

– an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

– the laws of the jurisdiction in which the judgment was given do not prevent the enforcement of judgments issued by a court of competent jurisdiction in Israel;

        We have irrevocably appointed TIS America, Inc. as our agent to receive service of process in any action against us in any competent court of the United States arising out of this offering or any purchase or sale of securities in connection with this offering.

        If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. A common practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-1 under the Securities Act of 1933 with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-1, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports with the SEC, including annual reports on Form 20-F which are required to be filed by June 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

        The registration statement on Form F-1 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 450 Fifth Street, NW., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC ( www.sec.gov ). You can find additional information about us at our website, www.topimagesystems.com . The information contained on, or linked from, our website is not a part of this prospectus.

        As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, our officers, directors and principal shareholders are exempt from the “short-swing profits”reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

DISCLOSURE ON COMMISSION POSITION ON SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Top Image Systems Ltd.

Financial Statements
As at December 31, 2003

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2003

IN U.S. DOLLARS

- - - - - - - - - - - - - - - - - - -

TOP IMAGE SYSTEMS LTD.
AND ITS SUBSIDIARIES

•	Kost Forer Gabbay & Kasierer
	3 Aminadav St.	•	Phone: 972-3-6232525
	Tel-Aviv 67067, Israel		Fax: 972-3-5622555

AUDITORS’ REPORT

To the Shareholders of

TOP IMAGE SYSTEMS LTD.

          We have audited the accompanying consolidated balance sheet of Top Image Systems Ltd. (“the Company”) and its subsidiaries as of December 31, 2003, and the related consolidated statement of operations, changes in shareholders’ equity and cash flow for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and auditing standards generally accepted in Israel, including those prescribed by the Israeli Auditors’ Regulations (Mode of Performance) 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2003 and the consolidated results of their operations and cash flow for the year then ended, in conformity with accounting principles generally accepted in Israel, which differ in certain respects from those followed in the United States, as described in Note 18 to the consolidated financial statements.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 3, 2004	A Member of Ernst & Young Global

•	Kost Forer Gabbay
	3 Aminadav St.	•	Phone: 972-3-6232525
	Tel-Aviv 67067, Israel		Fax: 972-3-5622555

AUDITORS’ REPORT

To the Shareholders of

E-MOBILIS LTD.

        We have audited the accompanying balance sheets of E-Mobilis Ltd. (“the Company”) as of December 31, 2001 and 2000, and the related statements of operations, changes in shareholders’ deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of the Company as of December 31, 2001 and 2000, and the results of its operations, changes in shareholders’ deficiency and cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States, which differ in certain respects from those followed in Israel, as described in Note 2c to the financial statements.

        Without qualifying our opinion, we wish to draw attention to the matters discussed in Note 1b. In November 2001, the Company transferred its activity and employees to the parent company, according to resolution made by the board of directors of the parent company. The Company’s accumulated deficit and shareholders deficiency as of December 31, 2001 amounted to approximately $ 2,535 thousand. The Company’s ability to continue as a going concern is dependent upon additional support from the parent company.

Tel-Aviv, Israel February 12, 2002	KOST FORER & GABBAY A Member of Ernst & Young International

TOP IMAGE SYSTEMS LTD.
AND ITS SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of
Top Image Systems Ltd.and its Consolidated Subsidiaries

We have audited the accompanying Consolidated Balance Sheets of Top Image Systems Ltd. and subsidiaries (the “Company”) as of December 31, 2002, and the related consolidated Statements of Operations, Changes in Shareholders’ Equity, and Cash Flows, for each of the years in the two-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s Board of Directors and of its Management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of certain subsidiaries, which statements reflect total assets constituting 1%, and total revenues constituting 0% in 2001 of the related consolidated totals. Those were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the financial statements of these subsidiaries, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors and by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and on the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2002 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2002, in conformity with accounting principles generally accepted (“GAAP”) in Israel.

Accounting principles generally accepted in Israel vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is summarized in Note 18 to the consolidated financial statements.

Somekh Chaikin
Tel Aviv, Israel
Certified Public Accountants (Isr.)
A member firm of KPMG International

March 11, 2003

F - 3 (i)

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

In U.S. dollars

		December 31,

	Note	2003	2002

ASSETS

CURRENT ASSETS:
Cash and cash equivalents		$5,854,436	$7,400,889
Marketable securities	3	276,515	528,327
Trade receivables, net	4	4,606,254	3,148,781
Other current assets	5	413,716	299,164

Total current assets		11,150,921	11,377,161

LONG-TERM DEPOSITS	10	85,995	89,587

PROPERTY AND EQUIPMENT:
Cost	6	1,778,512	1,694,686
Less - accumulated depreciation		(1,386,998)	(1,160,368)

		391,514	534,318

Total assets		$11,628,430	$12,001,066

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

In U.S. dollars (except for share and per share data)

		December 31,

	Note	2003	2002

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Short-term bank loans	7	$1,592,020	$848,310
Trade payables		305,953	352,597
Other payables and accruals	8	1,899,835	2,436,745

Total current liabilities		3,797,808	3,637,652

LONG-TERM LIABILITIES
Accrued severance pay, net	9	190,916	161,149

COMMITMENTS, CONTINGENCIES AND CHARGES	10

SHAREHOLDERS’ EQUITY:	11
Share capital:
Ordinary shares of NIS 0.04 par value -
Authorized: 125,000,000 shares at December 31, 2003 and 2002; Issued and outstanding: 6,120,765 and 6,098,890 shares at December 31, 2003 and 2002, respectively		73,274	73,079
Additional paid-in capital		22,380,262	22,338,969
Accumulated deficit		(14,813,830)	(14,209,783)

Total shareholders’ equity		7,639,706	8,202,265

Total liabilities and shareholders’ equity		$11,628,430	$12,001,066

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

In U.S. dollars (except for share and per share data)

		Year ended December 31,

	Note	2003	2002	2001

Revenues:	16
Product revenues		$6,210,526	$6,423,348	$9,913,851
Service revenues		2,108,476	1,375,745	2,045,398

Total revenues		8,319,002	7,799,093	11,959,249

Cost of revenues:
Product costs		1,794,880	2,268,915	2,487,902
Service costs		544,910	736,548	584,431

Total cost of revenues		2,339,790	3,005,463	3,072,333

Gross profit		5,979,212	4,793,630	8,886,916

Research and development costs		863,209	1,340,408	2,198,628
Selling and marketing expenses		3,768,901	5,386,460	6,791,707
General and administrative expenses		2,049,525	1,764,157	2,302,915
Restructuring costs and other special charges	12	-	313,955	706,000

		6,681,635	8,804,980	11,999,250

Operating loss		(702,423)	(4,011,350)	(3,112,334)

Financial income, net	13	98,376	187,318	287,197
Other income (expenses), net	14	-	(3,756)	33,708

Net loss for the year		$(604,047)	$(3,827,788)	$(2,791,429)

Net loss per share		$(0.096)	$(0.628)	$(0.440)

Weighted average number of shares outstanding used in the computation of loss per share		6,252,996	6,098,890	6,341,390

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

In U.S. dollars (except for share data)

	Share capital		Additional paid-in capital	Accumulated deficit	Total

	Number of shares	Amount

Balance at January 1, 2001	6,098,890	$73,079	$22,197,372	$(7,590,566)	$14,679,885

Amortization of deferred stock compensation	-	-	42,141	-	42,141
Acquisition of minority interest in subsidiary (see Note 1b)	-	-	90,000	-	90,000
Net loss	-	-	-	(2,791,429)	(2,791,429)

Balance at December 31, 2001	6,098,890	73,079	22,329,513	(10,381,995)	12,020,597

Amortization of deferred stock compensation	-	-	9,456	-	9,456
Net loss	-	-	-	(3,827,788)	(3,827,788)

Balance at December 31, 2002	6,098,890	73,079	22,338,969	(14,209,783)	8,202,265

Exercise of stock options	21,875	195	40,761	-	40,956
Amortization of deferred stock compensation	-	-	532	-	532
Net loss	-	-	-	(604,047)	(604,047)

Balance at December 31, 2003	6,120,765	$73,274	$22,380,262	$(14,813,830)	$7,639,706

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

In U.S. dollars

	Year ended December 31,

	2003	2002	2001

Cash flows from operating activities:

Net loss	$(604,047)	$(3,827,788)	$(2,791,429)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred stock compensation	532	9,456	42,141
In process research and development costs	-	-	90,000
Depreciation	214,523	304,390	307,995
Accrued severance pay, net	29,767	(88,732)	(111,451)
Loss (gain) from sale of property and equipment, net	-	3,756	(3,601)
Currency fluctuations on marketable securities	(22,615)	19,633	45,473
Loss (gain) from marketable securities, net	21,050	(13,231)	(8,109)
Decrease (increase) in trade receivables	(1,457,473)	1,310,122	(836,762)
Decrease (increase) in other receivables and prepaid expenses	(114,552)	103,741	115,608
Increase (decrease) in trade payables	(46,644)	18,331	(517,263)
Increase (decrease) in other payables and accruals	(536,910)	177,037	543,604

Net cash used in operating activities	(2,516,369)	(1,983,285)	(3,123,794)

Cash flows from investing activities:

Purchase of property and equipment	(71,719)	(101,818)	(222,174)
Proceeds from sale of property and equipment	-	13,925	12,438
Proceeds from sale of marketable securities	253,377	255,000	738,999
Purchase of marketable securities	-	(500,000)	(210,130)
Decrease (increase) in long-term deposits	3,592	133,865	(107,148)

Net cash provided by (used in) investing activities	185,250	(199,028)	211,985

Cash flows from financing activities:

Exercise of stock options	40,956	-	-
Increase in short-term bank borrowings, net	743,710	164,037	233,226
Repayment of long-term loans	-	-	(9,350)

Net cash provided by financing activities	784,666	164,037	223,876

Decrease in cash and cash equivalents	(1,546,453)	(2,018,276)	(2,687,933)
Cash and cash equivalents at beginning of the year	7,400,889	9,419,165	12,107,098

Cash and cash equivalents at end of the year	$5,854,436	$7,400,889	$9,419,165

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 1:	BUSINESS AND ORGANIZATION

	a.	General:

Top Image Systems Ltd. (“TiS” or the “Company”) is engaged in the development and marketing of a variety of automated data collection and form processing, and information recognition systems and technologies. The Company’s software minimizes the need for manual data entry by automatically reading, understanding, identifying and processing the information contained in forms, increasing data capture accuracy and the rate of information processing. The Company’s products also integrate the processing of electronic forms (e-forms) filled in and submitted via the Internet. The products offered by the Company do away with traditional means of extracting information from paper-based documents, which is slow, expensive and subject to constant error.

The Company’s shares are traded on the National Association of Securities Dealers’ Quotation System (“NASDAQ”) in the United States.

	b.	On November 8, 2001, the Company acquired 19.8% of the equity of E-Mobilis Ltd., representing all of the minority interest of E-Mobilis Ltd., the Company’s consolidated subsidiary.

	c.	Definitions:

		The Company	-	Top Image Systems Ltd.

		The Group	-	The Company and its subsidiaries.

		Subsidiaries	-	Companies whose accounts are consolidated with those of the Company.

		Related parties	-

As defined in Opinion 29 of the Institute of Certified Public Accountants in Israel. The Group companies transact with companies, which are related parties in the ordinary course of business. Balances and transactions with related parties are presented in Note 17.

		Controlling shareholder	-	As defined in Israeli Securities Regulations (Presenting Transactions Between a Company and its Controlling Shareholder in Financial Statements), 1996.

		Consumer Price Index	-	The Israeli Consumer Price Index (“CPI”) published by the the central Bureau of Statistics.

The following is a list of the subsidiaries:

	Percentage of holding and ownership

Company	December 31,

	2003	2002

TIS America Inc.	100%	100%
Top Image Systems B.V.	100%	100%
E-Mobilis Ltd. (1)	100%	100%
Tele Image Systems Ltd. (2)	100%	100%

(1)	In November 2001, the Company acquired the minority interest of E-Mobilis, and its operations were integrated into those of the Company.
(2)	Non-active company.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in Israel, which differ in certain respects from those followed in the United States, as described in Note 18.

	a.	Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

	b.	Financial statements in U.S. dollars:

Since the Company’s shares are traded on NASDAQ in the United States, the Company elected to adjust its financial statements according to the changes in the exchange rate of the US dollar, in conformity with Section 29b to Statement No. 36 of the Institute of Certified Public Accountants in Israel. Thus, the reporting currency of the Company is the US dollar. Substantially all of the Company’s sales are made outside Israel, most purchases of material and components and marketing costs, are incurred outside Israel, and are primarily transactions denominated in US dollars. Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured to US dollar using the foreign exchange rate at balance sheet date. Operational accounts and non-monetary balance sheet accounts are measured and recorded at the exchange rate in effect at the date of the transaction. The effects of foreign currency remeasurement are reported in the statements of operations, as financial income or expenses, as appropriate.

	c.	Remeasurement of the financial statements of investees abroad:

The amounts in the financial statements for investees which operate abroad as an integral part of the Group companies have been remeasured from foreign currency into the Company’s functional currency; non monetary items are remeasured on the basis of the historical exchange rates, monetary items - on the basis of the exchange rate as of the balance sheet date and the components of the statement of operations - at average exchange rates. Differences deriving from the remeasurement and are carried to financial income or expenses.

	d.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiaries (the “Company”).

Inter-company transactions and balances have been eliminated upon consolidation.

	e.	Cash and cash equivalents:

Cash equivalents include short-term, highly liquid investments that are readily convertible to cash with maturities of three months or less, at the date required.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

	f.	Marketable securities:

Marketable securities invested for the short-term are presented at market value as of the balance sheet date. Changes in their value are reflected in the statement of operations as financial income or expenses in accordance with Opinion No. 44 of the Institute of Certified Public Accountants in Israel.

	g.	Trade receivables:

Trade receivables are recorded at cost, less the related allowance for doubtful trade receivables. Management considers current information and events regarding the debtor’s ability to repay their obligations, and judges accounts receivable to be impaired when it is probable that the Company will be unable to collect all amounts.

The allowance for doubtful debts is determined in respect of specific debts whose collection is doubtful.

	h.	Property and equipment:

Property and equipment are stated at cost net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Annual rates of depreciation are as follows:

%

Computers	33
Furniture and office equipment	6 - 15
Leasehold improvements	Over the term of the lease or the life of the asset, by the shorter of

i.	Impairment of fixed assets:

On January 1, 2003, the Company adopted Accounting Standard No. 15, “Impairment of Assets”. This Standard prescribes the accounting treatment and disclosures required in the event of impairment of assets. The Standard applies to all assets recognized in the balance sheet other than inventories, assets generated by construction contracts, assets generated by employee benefits, deferred tax assets and financial assets (except investments in investees that are not subsidiaries). According to the new Standard, whenever there is an indication that an asset may be impaired, the Company should determine if there has been an impairment of the asset by comparing the carrying amount of the asset to its recoverable amount. The recoverable amount is the higher of an asset’s net selling price or value in use, which is determined based on the present value of estimated future cash flows expected to be generated by the continuing use of an asset and by its disposal at the end of its useful life. If the carrying amount of an asset exceeds its recoverable amount, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. An impairment loss recognized should be reversed only if there has been changes in the estimates used to determine the asset’s recoverable amount since the impairment loss was recognized. During 2003, no impairment expenses were recognized.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

	j.	Revenue recognition:

Product revenues include mainly software sales and some hardware sales.

Hardware sales are recognized when the product is delivered to the customer.

The Company accounts for software sales in accordance with Statement of Position 97-2, “Software Revenue Recognition”, as amended (“SOP 97-2”). SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of the elements. In addition the Company has adopted Statement of Position 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions, “(“SOP 98-9”). SOP 98-9 requires that revenue be recognized under the “residual method” when Vendor Specific Objective Evidence (“VSOE”) of Fair Value exists for all undelivered elements and VSOE does not exist for all of the delivered elements. Under the residual method any discount in the arrangement is allocated to the delivered elements.

Revenue from license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations with regard to implementation remain, the fee is fixed or determinable, and collectibility is probable.

Maintenance and support revenue is deferred and recognized on a straight-line basis over the term of the maintenance and support agreement. The VSOE of fair value of the undelivered elements (maintenance, support and services) included in multiple element arrangements is determined based on the price charged for the undelivered element when sold separately.

Arrangements that include consulting/professional services are evaluated to determine whether those services are essential to the functionality of other elements of the arrangement.

When services are considered essential, revenue under the arrangement is recognized using contract accounting. When consulting services are not considered essential, the revenue allocable to the consulting services is recognized as the services are performed or when acceptance is received, if required by the agreement. To date, the Company had determined that the services are not considered essential to the functionality of other elements of the arrangement.

	k.	Research and development costs:

Research and development costs are charged to statement of operations as incurred.

	l.	Royalty-bearing grants

Royalty-bearing grants from the Government of Israel for funding approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred and included as a deduction of research and development costs. No research and development grants were received during the years 2001 through 2003. Total royalties paid amounted to $7,281, $167,962 and $189,820 in 2003, 2002 and 2001, respectively and were recorded as part of the cost of revenues.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

	m.	Deferred income taxes:

Deferred income taxes are computed in respect of temporary differences between the amounts included in these financial statements, and those to be considered for tax purposes.

Deferred tax balances are computed at the tax rate that will be in effect when those taxes are released to the statement of operations.

Taxes that would apply in the event of the realization of investments in subsidiaries have not been taken into account in computing the deferred taxes, as it is the Company’s intention to hold these investments. Similarly, taxes that would apply in the event of the distribution of earnings by subsidiaries as dividends have not been taken into account in computing deferred taxes, since the distribution of dividends does not involve an additional tax liability.

Due to the Group’s history of losses, management currently believes that it is more likely than not that the deferred tax assets regarding loss carryforwards and other temporary differences will not be realized, therefore, no deferred taxes were recorded.

	n.	Stock option plan:

The Company has elected to follow Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” and FIN No. 44, “Accounting for Certain Transactions Involving Stock Compensation”, in accounting for its employee stock option plan. Under APB No. 25, when the exercise price of the Company’s options is less than the market value of the underlying shares on the date of grant, compensation expense is recognized and amortized over the vesting period.

	o.	Net loss per share:

Net loss per share is computed in accordance with Opinion No. 55 of the Institute of Certified Public Accountants in Israel (“ICPAI”).

	p.	Fair value of financial instruments:

Unless otherwise noted, the carrying amount of financial instruments approximates fair value. Financial instruments consist of either cash and cash equivalents, marketable securities, trade receivables, short-term bank loans and credits or other instruments bearing interest at close to market rate.

In view of their nature, the fair value of financial instruments is usually identical to their carrying value.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

q.	Concentrations of credit risk:

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. Cash and cash equivalents are deposited in major banks in US and Israel. Such deposits in the U.S. may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Group’s investments are financially sound, and, accordingly, minimal credit risk exists with respect to these investments. The Group’s trade receivables derive mainly from sales to numerous customers in Israel, Far East, Africa, Europe and the United States. The Group has adopted credit policies and standards intended to accommodate industry growth and inherent risk. Management believes that credit risks are moderated by the diversity of its end customers. The Group performs ongoing credit evaluations of its customers’ financial condition and to date has not experienced any material losses. An allowance for doubtful accounts is determined with respect to those amounts that the Group has determined to be doubtful of collection.

r.	Effects of new accounting standards on the financial statements:

In October 2001, the Israel Accounting Standards Board published Accounting Standard No. 12 with respect to the discontinuance of the adjustment of financial statements, and Accounting Standard No. 13 with respect to the effect of changes in foreign exchange rates. In December 2002, Accounting Standard No. 17 was published with respect to the deferral of the effective date of Accounting Standards No. 12 and No. 13 to January 1, 2004.

According to Accounting Standards No. 12 and No. 17, which deal with the discontinuance of the adjustment of financial statements, financial statements will cease to be adjusted for the changes in the general purchasing power of the Israeli currency beginning January 1, 2004. Accounting Standard No. 13 prescribes principles with respect to the effect of changes in foreign exchange rates. This Standard allows the Company to report in U.S. dollars provided that the same circumstances and conditions discussed in paragraph b. above which presently permit adjustment of the financial statements for the changes in the exchange rate of the U.S. dollar continue to exist.

Accounting Standard No. 13 replaces Interpretations No. 8 and No. 9 of Opinion No. 36 of the Institute of Certified Public Accountants in Israel, which have been superseded upon the discontinuance of the adjustment of financial statements. The Standard deals with the translation of foreign currency transactions and with the translation of financial statements of foreign operations for incorporation into the financial statements of the reporting enterprise. The translation principles of Accounting Standard No. 13 are different from those applied to date.

The Company believes that the effect of Standard No. 13 on its results of operations, financial position and cash flows is not expected to be material.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 3:-	MARKETABLE SECURITIES

	December 31,

	2003	2002

Mutual fund participation certificates - linked mainly to the U.S. dollar	$276,515	$275,687
Corporate bonds in U.S. dollars	-	252,640

	$276,515	$528,327

NOTE 4:-	TRADE RECEIVABLES, NET

Trade receivables	$4,945,749	$3,617,306
Allowance for doubtful accounts	(339,495)	(468,525)

	$4,606,254	$3,148,781

NOTE 5:-	OTHER CURRENT ASSETS

Employees	$9,352	$48,364
Government authorities	228,901	170,695
Prepaid expenses	175,463	37,924
Other	-	42,181

	$413,716	$299,164

NOTE 6:-	PROPERTY AND EQUIPMENT

Cost:
Computers	$1,270,039	$1,195,611
Furniture and office equipment	407,345	397,947
Leasehold improvements	101,128	101,128

	1,778,512	1,694,686

Accumulated depreciation:
Computers	1,098,933	938,141
Furniture and office equipment	231,610	176,874
Leasehold improvements	56,455	45,353

	1,386,998	1,160,368

Depreciated cost	$391,514	$534,318

As to charges, see Note 10c(1).

Depreciation expenses amounted to $ 214,523, $ 304,390 and $ 307,995 for the years ended December 31, 2003, 2002 and 2001, respectively.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 7:-	SHORT-TERM BANK LOANS

a.	Composition:

	December 31,

	2003	2002

Short-term bank loans in NIS	$502,991	$605,943
Short-term bank loans in U.S. dollars	1,089,029	242,367

	$1,592,020	$848,310

	b.	The Company has a revolving line of credit with banks for total borrowing of up to $ 1,500,000 net, based on 75% of its trade receivables.

Borrowings under the revolving line of credit in NIS bearing interest at a rate of prime + 0.3% to 1% for 2003 and 0.25% to 1% for 2002 (As of December 31, 2003 and 2002 prime rate is 6.7% and 10.4%, respectively). Borrowings under the revolving line of credit in U.S. dollars bearing interest at a rate of Libor + 2% for 2003 and 2002 (As of December 31, 2003 and 2002 - Libor rate is 1.125% and 1.375%, respectively). Borrowings under the on-call line of credit in NIS bearing interest of 1.7% + bank cost (4.6%). The financing arrangements are secured - see Note 10c(2).

Interest expense amounted to $ 68,119 and $ 73,104 for the years ended 2003 and 2002, respectively.

NOTE 8:-	OTHER PAYABLES AND ACCRUALS

	December 31,

	2003	2002

Employees	$135,860	$175,663
Government authorities	315,010	176,132
Accrued expenses	844,996	770,301
Provision for vacation pay	218,494	169,543
Deferred revenues	94,581	190,260
Other payables	44,309	41,982
Provision for non-recurring retirement benefit	246,585	912,864

	$1,899,835	$2,436,745

NOTE 9:-	ACCRUED SEVERANCE PAY, NET

a.

The Company’s liability for severance pay is calculated pursuant to Israel’s Severance Pay Law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled, in case of dismissal, to one month’s salary for each year of employment or a portion thereof.

The Company’s liability for required severance payments is covered by insurance policies. The accrual for severance pay reflected in the balance sheets is in respect of the uncovered liability.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 9:-	ACCRUED SEVERANCE PAY, NET (Cont.)

The amounts deposited with insurance companies are not under the control of the Company, and therefore, are not included in the Company’s financial statements.

The balance of the liability is presented net of the amount deposited with a recognized severance pay fund as follows:

	December 31,

	2003	2002

Accrued severance pay	$693,162	$648,522
Less - amounts funded	502,246	487,373

	$190,916	$161,149

	b.	Severance pay expenses amounted to $ 56,839, $ 234,819 and $ 290,953 for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 10:-	COMMITMENTS, CONTINGENCIES AND CHARGES

	a.	Legal proceedings:

As of December 31, 2003, the company was named as a defendant in a case brought by a patent holder, Millennium LP in the district court for the Southern District of New York. In that case Millennium was asserting that certain image processing systems sold or offered for sale by the Company in the U.S. infringe certain U.S. patents held by Millennium. Subsequent to the reporting period, the Company have settled the matter for $ 250,000 which will be paid as follows: $ 100,000 at the time the settlement agreement was finalized and a monthly payment of $ 6,250 for 24 months. According to the settlement agreement, the abovementioned payment was for the release for past and covenant for the future. The settlement gave the Company a full release and discharge under the patents for all the company’s products sold by the company or its customers up to the date of the settlement agreement and from then on until the last patent expires.

	b.	Commitments:

1.

With respect to the participation of the Israeli government in software research and development costs, the Company is committed to pay to the government royalties at the rate of 2%-3.5% of revenues from sale of its FormOut! and eFLOW Software, up to a maximum of 150% of the amount of participation received, linked to the U.S. dollar, plus interest at the LIBOR rate.

The Company’s total outstanding obligation in respect of royalty-bearing government participation received or accrued, net of royalties paid or accrued, amounted to $ 15,985 as of December 31, 2003.

Royalties payable to the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade (the “OCS”) are classified as part of cost of revenues.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars (except for share and per share data)

NOTE 10:-	COMMITMENTS, CONTINGENCIES AND CHARGES (Cont.)

	2.

The Company has entered into an operating lease with Eldan Ltd. for the lease of a fleet of 23 vehicles. The leasing deposits are presented in the long-term deposits. Each lease is for a period of three years with monthly payments linked to the Israeli CPI. As of December 31, 2003, commitments are as follows:

		2004	$177,896
		2005	168,609
		2006	46,374

		Total	$392,879

	3.

The Company leases offices for its activities. The remaining obligation periods range from one year to four years including extension periods. As of December 31, 2003, commitments for such leases are as follows:

		2004	$276,680
		2005	225,094
		2006	229,647
		2007	202,824

		Total	$934,245

		Part of the lease agreements is secured by a bank guarantee in the amount of $ 51,963.

	4.

The Company entered into an engagement under which it has the right to use third party software during fiscal years 2003 and 2004. Pursuant to the agreement, the Company agreed to pay an annual license fee equal to the greater of $300,000 and 3%-3.5% of related sales. The amount is due in four quarterly payments for each year. In 2003, the Company paid a license fee of $300,000, which was recorded as cost of sales. Fees related to the license, which will be used during 2004, will be expensed as incurred and were not accrued in fiscal year 2003.

c.	Charges:

	1.

To secure compliance with the conditions related to the Company’s “Approved Enterprise” status, the Company registered a floating charge on machinery, equipment and other assets. The charges are unlimited in amount and it was agreed that the said assets might not be further pledged or transferred without prior consent of the beneficiaries.

	2.	To secure revolving credit facilities from a bank, the Company registered a floating charge on its plant, assets and goodwill in favor of this bank.

NOTE 11:-	SHAREHOLDERS’ EQUITY

a.	Stock options:

	1.	Employee stock options:

a)

The Company has reserved 115,000 Ordinary shares for issuance upon the exercise of outstanding non-plan share options all of which have been granted by the Company to certain executive officers and key employees.

As of December 31, 2003, 17,875 options are outstanding and exercisable at prices ranging between $ 2.77 and $ 5 per share.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars (except for share and per share data)

NOTE 11:-	SHAREHOLDERS’ EQUITY (Cont.)

b)	Employee stock option plan (1996):

In September 1996, the Board of Directors of the Company adopted, and the shareholders approved, the Employee stock option plan (1996) (the “ESOP 96”). The ESOP 96 authorizes the granting of options to purchase up to 250,000 Ordinary shares, consisting of options intended to qualify as “incentive stock options” within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended, and options not intended to satisfy the requirements for incentive stock options.

As of December 31, 2003, options to purchase 143,875 Ordinary shares are outstanding under the plan at exercise prices between $ 0.52 and $ 5 per share. The outstanding options under the plan become exercisable in four equal parts upon each of the first four anniversaries of the option grant dates.

c)	Employee stock option plan (2000):

The Employee stock option plan (2000) (“ESOP 2000”) is designed to benefit from, and is made pursuant to the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 and the rules promulgated thereunder (“Section 102”).

A total of 240,000 shares have been reserved for the purposes of ESOP 2000. As of December 31, 2003, 158,000 options are outstanding. All of the options vest over a three-year period, and have exercise prices between $ 0.99 and $ 4.125 per share.

d)	Employee stock option plan (2003):

The Employee stock option plan (2003) (ESOP 2003) is designed to benefit from, and is made pursuant to the provisions of Section 102 of the Israeli Income Tax Ordinance.

The Company has reserved the minimum number of 181,242, for the purpose of the ESOP 2003. The minimum number may be increased by a number of shares that shall reflect the number of expired “Old Options”, as defined below. Any Shares which remain unissued and which are not subject to the outstanding Options at the termination of the ESOP 2003 shall cease to be reserved for the purpose of the ESOP 2003, but until termination of the ESOP 2003 the Company shall at all times reserve sufficient number of Shares to meet the requirements of the ESOP 2003.

For the purpose of this Plan, Old Options mean options granted out of the Company’s terminated option plans ESOP 2000 and ESOP 96. which are currently outstanding and shall expire within their original lifetime. The number of Old Options shall not exceed 539,242.

As of December 31, 2003, 116,000 options are outstanding. All of the options have an exercise price between $ 1.31 and $ 2.67 per share.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars (except for share and per share data)

NOTE 11:-	SHAREHOLDERS’ EQUITY (Cont.)

2.	The following is a summary of the Company’s stock options granted among the various plans (not including non-plan grants):

	Year ended December 31, 2003		Year ended December 31, 2002		Year ended December 31, 2001

	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price

Outstanding at the beginning of the year	434,500	$2.81	414,667	$2.53	397,292	$3.74
Granted	116,000	$1.34	54,000	$2.60	160,500	$1.74
Exercised	(6,875)	$1.59	-	$-	-	$-
Forfeited	(125,750)	$2.70	(34,167)	$3.54	(143,125)	$3.7

Outstanding at the end of the year	417,875	$2.46	434,500	$2.81	414,667	$2.53

Exercisable at the end of the year	246,000		191,375		199,959

Weighted average fair value of options granted during the year		$1.15		$0.38		$0.38

The options outstanding as of December 31, 2003, have been separated into ranges of exercise price as follows:

Range of exercise price	Options outstanding as of December 31, 2003	Weighted average remaining contractual life (years)	Weighted average exercise price	Options exercisable as of December 31, 2003	Weighted average exercise price of options exercisable

$0.52-1.7	176,875	5.87	$1.3	29,625	$1.33
$2.08-2.85	146,500	3.37	2.68	126,500	2.72
$3 - 4.125	78,500	3.76	4.13	73,875	4.13
$5	16,000	3.00	5.00	16,000	5.00

	417,875		$2.46	246,000	$3.12

3.	Share purchase agreement:

In consideration for the purchase of 990,000 of E - Mobilis shares, the Board of Directors of the Company granted the sellers on November 8, 2001, options to purchase 100,000 Ordinary shares that vested immediately, at an exercise price of $ 2 per share. The options will expire three years from the date of grant and will be cancelled and returned to the Company if not exercised by November 7, 2004. As of 31 December, 2003, 15,000 options have been exercised.

The option shares were valued using the Black Scholes valuation model.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars (except for share and per share data)

NOTE 11:-	SHAREHOLDERS’ EQUITY (Cont.)

		4.	Options to directors:

On November 25, 2002, the shareholders of the Company approved the grant of an option to purchase 20,000 fully vested Ordinary shares at an exercise price of $ 0.46 per share, to the Chairman of the Board of Directors at a purchase price equal to the market price of the shares on the date of the grant. As of December 31, 2003, none of the options were exercised.

	b.	Dividends:

Dividends may be paid by the Company only out of the Israeli Company earnings and other surpluses in Israeli currency as defined in the Companies Law as of the end of the most recent fiscal year or as accrued over a period of the last two years whichever is higher. Such dividends will be declared and paid in NIS. There are no restrictions on the transfer of funds to non-resident shareholders for the payment of dividends.

NOTE 12:-	RESTRUCTURING COSTS AND OTHER SPECIAL CHARGES

a.

As of December 31, 2001, in accordance with an agreement with an officer of the Company, upon termination of employment, the officer was entitled to receive certain benefits which amount to approximately $ 706,000 which was paid over an 18-month period.

b.

In October 2002, the Company’s management adopted and began the implementation of a restructuring plan. During 2002, the Company observed and experienced the effects of the worldwide economic slowdown in IT procurement. Purchasing was delayed and decision-making processes on deployment of new resources were significantly prolonged as compared to prior periods. Several customers delayed or put on hold business opportunities from which the Company expected to benefit. The restructuring plan was implemented in order to sustain the Company’s cash balances and adjust the operations for the revised business environment. A key portion of the plan was a reduction in personnel – certain positions were eliminated and the descriptions of other positions were altered. In accordance with the plan, the Company implemented lay-offs mainly in the headquarters located in Israel. The lay-offs included the dismissal of four employees in management positions.

The charges related to the restructuring plan consist mainly of employee salaries and benefits to which they were entitled during the advance notice period, (for the period the employees did not work). In 2002, restructuring expenses amounted to $261,000. An additional $53,000 of special charges were recorded relating to benefits to which an officer of the Company is entitled following the termination of his employment

Costs related to the restructuring plan consist mainly of employee salaries and vehicle expenses during the advance notice period. Management estimates these expenses will amount to approximately $ 314,000.

NOTE 13:-	FINANCIAL INCOME, NET

	Year ended December 31,

	2003	2002	2001

Interest income	$60,794	$143,543	$381,752
Exchange rate gain (loss) and bank charges	58,632	38,504	(102,664)
Income (loss) from marketable securities	(21,050)	5,271	8,109

	$98,376	$187,318	$287,197

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 14:-	OTHER INCOME (EXPENSES), NET

	Year ended December 31,

	2003	2002	2001

Gain (loss) from sale of property and equipment, net	$-	$(3,756)	$3,601
Other	-	-	30,107

	$-	$(3,756)	$33,708

NOTE 15:-	TAXES ON INCOME

a.	The Law for the Encouragement of Capital Investments 1959 (“the Law”):

The Company’s production facilities in Israel have been granted an “Approved Enterprise” status under the above law. The main benefit arising from such status is the reduction in tax rates on income derived from “Approved Enterprises”. Consequently, the Company is entitled to two years of tax exempt and five years of reduced tax rate (25%). Additionally, the Company is a “foreign investors’ company”, as defined by that law and, as such, is entitled to additional reduction of the tax to 15% - 20% (based on the percentage of foreign ownership in each taxable year) and extension of three years of the benefit period. Since the Company has had no taxable income, the benefits have not yet commenced for all programs.

The period of tax benefits, detailed above, is subject to limit of 12 years from the commencement of production, or 14 years from the approval date, whichever earlier. The Company received approval in May 1990.

The entitlement to the above benefits is conditional upon the Company’s fulfilling the conditions stipulated by the above law, regulations published thereunder and the instruments of approval for the specific investments in “approved enterprises”. In the event of failure to comply with these conditions, the benefits may be canceled and the Company may be required to refund the amount of the benefits, in whole or in part, including interest. As of December 31, 2003, management believes that the Company is meeting all of the aforementioned conditions.

The tax-exempt income attributable to the “Approved Enterprise” can be distributed to shareholders without subjecting the Company to taxes only upon the complete liquidation of the Company. If these retained tax-exempt profits are distributed in a manner other than in the complete liquidation of the Company they would be taxed at the corporate tax rate applicable to such profits as if the Company had not elected the alternative system of benefits, currently between 15%-20% for an “Approved Enterprise”. As of December 31, 2003, the accumulated deficit of the Company does not include tax-exempt profits earned by the Company’s “Approved Enterprise”.

If a dividend were to be distributed out of tax-exempt profits deriving from an expansion program, the Company would be liable for corporate tax at a rate of 25%. The Company does not anticipate paying dividends in the foreseeable future.

Income from sources other than the “Approved Enterprise” during the benefit period will be subject to tax at the regular corporate tax rate of 36%.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 15:-	TAXES ON INCOME (Cont.)

b.	Taxation under inflation:

The provisions of the Income Tax (Inflationary Adjustments) Law, 1985 apply to the Company and certain of its Israeli investees. According to the law, the results for tax purposes are measured based on the changes in the Israeli CPI. In November 2001, an amendment to the Income Tax (Inflationary Adjustments) Law (Amendment No. 14), 2001 was passed by the “Knesset” (Israeli parliament), pursuant to which until February 28 of the year following the reported tax year, the Minister of Finance, with the approval of the finance committee of the Knesset, is entitled to determine by the issuance of an order that the provisions of the aforesaid law, in whole or in part, will not apply with respect to a certain tax year if the Israeli CPI in that year did not increase by more than 3%. The Company decided to apply the implementation instructions of the Income Tax Commission, according to which if for the entire tax year there was a decrease in the Israeli CPI, it is considered by the law as if the Israeli CPI had not changed.

c.	Tax benefits under the Law for the Encouragement of Industry (Taxes), 1969:

The Company is an “industrial company”, as defined by this law and, as such, is entitled to certain tax benefits, mainly accelerated depreciation of machinery and equipment, as prescribed by regulations published under the Inflationary Adjustments Law, the right to claim public issuance expenses and amortization of patents and other intangible property rights as a deduction for tax purposes.

d.	The Company has received final tax assessments through the 1999 tax year.

e.	A reconciliation of the theoretical tax expense, assuming all income was taxed at the regular tax rate applicable to an Israeli company and the actual tax expense is as follows:

	Year ended December 31,

	2003	2002	2001

Income (loss) before taxes on income	$(604,047)	$(3,827,788)	$(2,791,429)

Theoretical tax expense (benefit) computed at the Israeli statutory tax rate of 36%	$(217,457)	$(1,378,004)	$(1,004,914)
Increase (decrease) in taxes resulting from:
Tax-exempt income	-	(50,972)	(127,960)
Non-deductible expenses	12,496	27,726	38,833
Losses carryforward which deferred taxes were not recorded	2,324,844	793,633	364,931
Temporary differences in respect of which deferred taxes were not recorded	(258,337)	(150,172)	232,924
Tax adjustments in respect of inflation in Israel and others *)	(1,861,546)	757,789	496,186

Actual tax expense	$-	$-	$-

*)

Resulting from the difference between the changes in the Israeli CPI, which forms the basis for computation of taxable income of the Company, and the exchange rate of Israeli currency relative to the dollar.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 15:-	TAXES ON INCOME (Cont.)

	f.	Carryforward losses:

As of December 31, 2003, the Company had, for tax purposes, operating loss carryforward in the amount of $ 6,738,488. The amount of the company’s carryforward operating losses will be offset against taxable future income for an indefinite period.

As of December 31, 2003, the subsidiaries had, for tax purposes, an operating loss carryforward in the amount of $ 8,623,863. A portion of such losses expires over a period from 2005 through 2017.

	g.	Deferred taxes:

Due to the Group’s history of losses, management currently believes that it is more likely than not that the deferred tax assets regarding loss carryforwards and other temporary differences will not be realized, therefore, no deferred taxes were recorded.

NOTE 16:-	SELECTED STATEMENTS OF OPERATIONS DATA

	a.	Business segment, geographical areas and foreign operations:

The Company operates in a single business segment with facilities in Israel, the United States, Germany, Netherlands and the United Kingdom. The Company reports under one segment the operations of all its marketing due to the fact that this economic activity constitutes a direct continuity of the operation in Israel. Therefore, the Company considered all sales except those made in Israel as export sales of the primary activity located in Israel.

Total revenues are attributed to geographic areas based on the location of the customer.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 16:-	SELECTED STATEMENTS OF OPERATIONS (Cont.)

	b.	Geographic information:

	Year ended December 31,

	2003	2002	2001

Product sales:
Israel	$10,271	$13,166	$65,434
Far East (excluding Japan)	1,315,888	690,769	895,702
Europe	4,279,397	2,656,670	1,744,447
North America	43,125	934,335	1,109,005
South America	506,000	70,000	2,631,506
Africa	55,845	432,478	640,867
Middle East (excluding Israel)	-	90,393	219,709
Japan	-	1,485,537	2,607,181
Other	-	50,000	-

	6,210,526	6,423,348	9,913,851

Service revenues:
Israel	20,387	32,908	113,595
Far East (excluding Japan)	139,238	125,348	164,044
Europe	1,449,099	834,663	1,108,266
North America	348,874	192,756	210,378
South America	10,000	23,544	67,417
Africa	88,379	70,976	50,800
Middle East (excluding Israel)	1,160	3,436	217,456
Japan	51,339	92,114	106,929
Other	-	-	6,513

	2,108,476	1,375,745	2,045,398

Total revenues	$8,319,002	$7,799,093	$11,959,249

Sales to single customers exceeding 10% of sales:
Customer A	-	19%	22%

Customer B	17%	-	-

The Company’s substantial long-lived assets are located in Israel.

NOTE 17:-	TRANSACTIONS AND BALANCES WITH RELATED PARTIES

The following transactions between the Company and related parties are included in the financial statements:

	Year ended December 31,

	2003	2002	2001

Salaries and benefits expenses to officers who are directors and shareholders	$24,383	$331,161	$1,050,222

Directors fees *)	$32,264	$17,285	$84,887

*)	The Company has seven directors.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 18:-	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES

	a.	Details of differences:

The Company prepares its financial statements in conformity with Israeli GAAP. As applicable to these financial statements, Israeli GAAP and U.S. GAAP differ in certain significant respects as described below:

		1.	Functional currency:

According to U.S. GAAP, financial statements of companies whose functional currency is not the reporting entity’s currency are translated into the reporting currency in accordance with Statement of Financial Accounting Standard No. 52 “Foreign Currency Translation” (“SFAS No. 52”).

A majority of the Company’s and certain of its subsidiaries’ sales is made outside Israel, mainly in U.S. dollars (“dollar”). In addition, a substantial portion of the Company’s and certain of its subsidiaries’ costs is incurred in dollars. Company’s management believes that the dollar is the primary currency of the economic environment in which the Company and certain of its subsidiaries operate. Thus, the functional and reporting currency of the Company and its subsidiaries is the dollar.

Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars. All transactions gains and losses of the re-measurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses as appropriate.

According to Israeli GAAP, the Company adjusts its financial statements to the changes in the exchange rate of the U.S. dollars in conformity with section 29(b) to statement 36 of the Institute of Certified Public Accountants in Israel.

The financial statements of certain subsidiaries have been translated into U.S. dollars, in accordance with Interpretation 8 to Statement 36 of the Institute of Certified Public Accountants in Israel. Differences deriving from the remeasurement are reflected in the statements of operations as financial income or expenses, as appropriate.

There was no effect of the differences between Israeli and U.S. GAAP.

		2.	Accounting for stock-based compensation:

According to U.S. and Israeli GAAP, the Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and FASB Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation” (“FIN No. 44”) in accounting for its employee stock option plans. Under APB No. 25, when the exercise price of the Company’s stock option is less than the market price of the underlying shares on the date of grant, compensation expense is recognized.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 18:-	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

Under U.S. GAAP, the Company applies Statements of Financial Accounting Standard No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, on in Conjunction with Selling, Goods or Services” with respect to options issued to non-employees. The pro forma information with respect to the fair value of the options is provided in accordance with the provisions of SFAS No. 123 .

In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, “Accounting for Stock Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123”. SFAS No. 148 permits two additional transition methods for entities that adopt the fair value based method of accounting for stock-based employee compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. As of December 31, 2003, the Company continues to apply APB No. 25.

Under SFAS 123, pro forma information regarding net income (loss) and net earnings (loss) per share is required, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes Option pricing model, with the following weighted- average assumptions for each of the years ended December 31, 2001, 2002 and 2003: expected volatility of 108%, 85% and 116%, respectively; a risk-free interest rate of 2-5%, 1.5-2% and 2%, respectively; dividend yield of 0% for all years; and a weighted-average expected life of 7 years for all years presented.

For purposes of pro-forma disclosure, the estimated fair value of the options is amortized to expenses over the options’ vesting period, which is between three to four years.

Pro forma information under SFAS No. 123, is as follows:

	Year ended December 31,

	2003	2002	2001

Net loss:
U.S. GAAP as reported in Note 18b(2)	$(593,588)	$(3,825,545)	$(2,791,914)

Add - Stock-based employee compensation - intrinsic value	532	9,456	42,141

Deduct - Stock-based compensation expense determined under fair value method for all awards	(104,172)	(187,076)	(218,417)

Pro forma net loss	$(697,228)	$(4,003,165)	$(2,968,190)

Pro forma basic and diluted net loss per share	$(0.114)	$(0.656)	$(0.487)

Basic and diluted loss per share as reported under U.S. GAAP in Note 18b(3)	$(0.097)	$(0.627)	$(0.458)

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 18:-	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

	3.	Marketable securities:

Marketable securities designated for sale in the short-term are carried at market value, in accordance with Israeli accounting principles- Statement of Opinion No. 44. Unrealized gains from securities classified as a “current investment” in accordance with Israeli GAAP are reflected in earnings even if transactions are not carried out on the basis, which would meet the definition of the trading security under U.S. accounting principles. According to Israeli GAAP, proceeds from marketable securities held for trading should be included in net cash provided by investing activities.

For U.S. GAAP purposes, the Company has determined, as of the purchase date and as of the balance sheets date, that its marketable securities should be classified as available-for-sale and stated at fair value, with unrealized gains and losses, reported in the accumulated other comprehensive income (loss), in accordance with Statement of Financial Accounting Standard No. 115 “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”). According to U.S. GAAP, proceeds from sale of marketable securities available-for-sale should be included in net cash provided by investing activities.

	4.	Impairment of long-lived assets:

According to U.S. GAAP, the Company’s long-lived assets are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long- Lived Assets” (“SFAS No. 144”), whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

According to Israeli GAAP, Accounting Standard No. 15, “Impairment of Assets”, whenever there is an indication that an asset may be impaired, the Company should determine if there has been an impairment of the asset by comparing the carrying amount of the asset to its recoverable amount. The recoverable amount is the higher of an asset’s net selling price or value in use, which is determined based on the present value of estimated future cash flows expected to be generated by the continuing use of an asset and by its disposal at the end of its useful life. If the carrying amount of an asset exceeds its recoverable amount, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. An impairment loss recognized should be reversed only if there have been changes in the estimates used to determine the asset’s recoverable amount since the impairment loss was recognized.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 18:-	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

There was no impairment loss due to either Israeli GAAP or U.S. GAAP .

	5.	Accrued severance pay:

Under U.S. GAAP, the Company applies EITF 88-1 “Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan” under which deferred vested benefits should record the obligation as if it was payable at each balance sheet date. Accrued severance pay is included in the balance sheet at the total liabilities amount and total assets include amounts funded through provident funds and insurance policies. Income from earnings on amounts funded is added to severance pay fund.

According to Israeli GAAP, accrued severance pay is included in the balance sheets net, and income from earnings on amounts funded is netted from the severance pay.

See Note 9 for the related presentation in the balance sheets

	6.	Comprehensive income:

Under Israeli GAAP, these specific income components are recorded in the Company’s statement of operations or as part of the additional paid-in capital, as applicable for the relevant income component.

Under U.S. SFAS 130, “Reporting Comprehensive Income” the Company should include and display specific income component as comprehensive income as part of the shareholders equity.

See Note 18b.4 for the presentation of statements of changes in shareholders’ equity under US GAAP.

Comprehensive income consists of net income and net unrealized gain (losses) on securities and is presented as a separate component in the statement of changes in shareholders’ equity.

	7.	Treatment of deferred income taxes:

a)

Under U.S. GAAP, paragraph 9(f) of SFAS No. 109, “Accounting for Income Taxes”, creates an exception which prohibits the recognition of deferred tax liabilities or assets that arise from differences between the financial reporting and tax bases of assets and liabilities that are remeasured from the local currency into U.S. dollars using historical exchange rates and that result from (i) changes in exchange rates or (ii) indexing for tax purposes.

Under Israeli GAAP, companies reporting in U.S. dollar or currencies linked to the U.S. dollar provide deferred income taxes on differences between the financial reporting and tax bases of assets and liabilities.

No deferred taxes were recorded under Israeli GAAP, and therefore there is no effect of the differences between Israeli and U.S. GAAP.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 18:-	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

b)

Under U.S. GAAP, deferred tax assets are reduced by a valuation allowance if based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Under Israeli GAAP, deferred tax assets are not recognized when it is not probable that the deferred tax assets will be realized.

All deferred tax assets under U.S. GAAP were fully reduced by a valuation allowance and therefore there is no effect of the difference between Israeli and U.S. GAAP.

A valuation allowance has been recorded against the deferred tax assets as follows:

	December 31,

	2003	2002

Carryforward losses	$5,530,446	$3,205,602
Severance pay	68,730	58,014
Vacation pay	78,658	61,400
Allowance for doubtful accounts	122,218	168,669
Provision for restructuring costs and other special charges	88,771	328,631

Net deferred tax assets before valuation allowance	5,888,823	3,822,316
Valuation allowance	(5,888,823)	(3,822,316)

Net deferred tax assets	$-	$-

The Group provided valuation allowances in respect of deferred tax assets resulting from losses carryforward and other temporary differences, since it has a history of losses over the past three years. Management currently believes that it is more likely than not that the deferred taxes will not be realized.

8.	Income (loss) before taxes on income:

Additional disclosure required under U.S. GAAP:

	Year ended December 31,

	2003	2002	2001

	In thousands

Domestic	$(57,698)	$(1,775,077)	$(791,949)
Foreign	(546,349)	(2,052,711)	(1,999,480)

	$(604,047)	$(3,827,788)	$(2,791,429)

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 18:-	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

	9.	Segment information:

According to Israeli GAAP, segment disclosures are provided in accordance with the guidance of International Accounting Standard No. 14, “Segment Reporting” (“IAS No. 14”), which defines a business segment as a distinguishable component of an enterprise that is engaged in providing an individual product or service (or a group of related products or services) and that is subject to risks and returns that are different from those of other business segments.

According to U.S. GAAP, segment disclosures are provided in accordance with the guidance of Statement of Financial Accounting Standard No. 131, “Segment Reporting” (“SFAS No. 131”), which defines a business as a component of an enterprise that (a) engages in business activities from which it may earn revenues and incur expenses (including revenues and expenses relating to transactions with other components of the same enterprise); (b) whose operating results are regularly reviewed by the enterprise’s chief operating decision-maker to make decisions about resources to be allocated to the segment and assess its performance; and (c) for which discreet financial information is available.

For all years presented, there were no material differences between those two disclosure requirements, as both definitions resulted in the same one reportable segment.

	10.	Loss per share:

According to Israeli GAAP, in accordance with Statement No. 55 of the Institute of Certified Public Accountants in Israel, the dilutive effect of options, warrants and other convertible securities is included in the computation of basic earnings per share only if their being exercised is considered to be probable, based on the ordinary relationship between the market price of the shares issuable upon the exercise of the options, warrants and other convertible securities, and the discounted present value of the future proceeds derived from the exercise of such options, warrants and convertible securities.

According to U.S. GAAP basic net earnings per share is computed based on the weighted average number of Ordinary shares outstanding during each year. Diluted net income per share is computed based on the weighted average number of Ordinary shares outstanding during each year, plus dilutive potential Ordinary shares considered outstanding during the year, in accordance with FASB Statement No. 128, “Earnings per Share”.

See Note 18b.3 for the reconciliation of EPS.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 18:-	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

	b.	The effect of the material differences between Israeli and U.S. GAAP of the aforementioned items on the financial statements is as follows:

		1.	On balance sheet items:

	December 31,

	2003	2002

Long-term investments under Israeli GAAP	$-	$-
Amounts funded with respect of severance pay	502,246	487,373

Long-term investments under U.S. GAAP	$502,246	$487,373

Total liabilities under Israeli GAAP	$3,988,724	$3,798,801
Amounts funded in respect of severance pay	502,246	487,373

Total liabilities under U.S. GAAP	$4,490,970	$4,286,174

2.	On statements of operation items:

Loss from securities defined as available for sale should be reconciled as follows:

	Year ended December 31,

	2003	2002	2001

Net loss for the year - Israeli GAAP	$(604,047)	$(3,827,788)	$(2,791,429)
Net adjustment to comprehensive income in respect of unrealized gains (losses) on marketable securities	10,459	2,243	(485)

Net loss for the year - U.S. GAAP	$(593,588)	$(3,825,545)	$(2,791,914)

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 18:-	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

	3.	On loss per Ordinary share:

The following table sets forth the computation of basic and diluted net earnings (loss) per share:

	Year ended December 31,

	2003	2002	2001

	In thousands

Net income (loss)	$(593,588)	$(3,825,545)	$(2,791,914)

Numerator for basic and diluted earnings (loss) per share - income (loss) available to shareholders	$(593,588)	$(3,825,545)	$(2,791,914)

Weighted average shares outstanding:

Denominator for basic net earnings (loss) per share	6,102,496	6,098,890	6,098,890
Effect of dilutive securities	(* -	(* -	(* -

Denominator for diluted net earnings (loss) per share	6,102,496	6,098,890	6,098,890

Basic and diluted net earnings (loss) per share	$(0.097)	$(0.627)	$(9.458)

*)	Anti dilutive.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 18:-	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

	4.	Statement of changes in shareholders’ equity and comprehensive loss:

	Amount	Capital surplus	Accumulated deficit	Accumulated other comprehensive income	Total

Balance at January 1, 2001	$73,079	$22,197,372	$(7,600,260)	$9,694	$14,679,885
Net loss	-	-	(2,791,914)	-	(2,791,914)
Net unrealized change on available for sale securities	-	-	-	485	485
Comprehensive loss	-	-	-	-	(2,791,429)
Amortization of deferred stock compensation	-	42,141	-	-	42,141
Acquisition of minority interest in subsidiary	-	90,000	-	-	90,000

Balance at December 31, 2001	73,079	22,329,513	(10,392,174)	10,179	12,020,597
Net loss	-	-	(3,825,545)	-	(3,825,545)
Net unrealized change on available for sale securities	-	-	-	(2,243)	(2,243)
Comprehensive loss	-	-	-	-	(3,827,788)
Amortization of deferred stock compensation	-	9,456	-	-	9,456

Balance at December 31, 2002	73,079	22,338,969	(14,217,719)	7,936	8,202,265
Net loss	-	-	(593,588)	-	(593,588)
Net unrealized change on available for sale securities	-	-	-	(10,459)	(10,459)
Comprehensive loss	-	-	-	-	(604,047)
Exercise of stock options	195	40,761	-	-	40,956
Amortization of deferred stock compensation	-	532	-	-	532

Balance at December 31, 2003	$73,274	$22,380,262	$(14,811,307)	$(2,523)	$7,639,706

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 18:-	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

	5.	Statements of cash flows:

		a)	Cash paid for taxes on income during the years ended December 31, 2003, 2002 and 2001 were $ 0, $ 33,296 and $ 34,257, respectively.

		b)	Cash paid for interest during the years ended December 31, 2003, 2002 and 2001 were $ 20,226, $ 123,692 and $ 24,861, respectively.

		c)	1)

For US GAAP – FASB 95, the effect of exchange rate changes on cash balances held in other non-dollar currencies shall be reported as a separate part of the reconciliation of the change in cash and cash equivalents during the period. The effect of exchange rate changes during the year ended December 31, 2003, 2002 and 2001 was $ (237), $ (5000) and $ (41,529) respectively.

			2)	For Israeli GAAP, no disclosure is necessary.

NOTE 19:-	RECENT PRONOUNCEMENTS

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). The objective of FIN 46 is to improve financial reporting by companies involved with variable interest entities. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. FIN 46 also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period ending after March 15, 2004. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. As of December 31, 2003, the Company does not expect the adoption of FIN 46 to have a material impact on its consolidated financial statements.

In November 2002, Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, `Revenue Arrangements with Multiple Deliverables.’ EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 applied to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Additionally, companies will be permitted to apply the consensus guidance in this issue to all existing arrangements as the cumulative effect of a change in accounting principle in accordance with APB Opinion No. 20, “Accounting Changes”. The adoption of EITF Issue No. 00-21 did not have a material impact upon the Company’s financial position, cash flows or results of operations.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 19:-	RECENT PRONOUNCEMENTS (Cont.)

In December 2003, the SEC issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” (“SAB No. 104”) which revises or rescinds certain sections of SAB No. 101, “Revenue Recognition,” in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes noted in SAB No. 104 did not have a material effect on the Company’s consolidated results of operations, consolidated financial position or consolidated cash flows.

NOTE 20:-	SUBSEQUENT EVENTS (UNAUDITED)

On September 24, 2004, the Company sold 2,524,351 Ordinary shares of the Company at a purchase price of $ 3.16 per share to institutional investors for gross proceeds of approximately $ 8 million.

The investors also received warrants to purchase up to an additional 1,262,188 Ordinary shares, with an exercise price of $ 4.26 per share. The warrants expire on September 23, 2007. If the registration statement of the shares and warrants does not become effective by March 24, 2005, the investors may effect a cashless (net issuance) exercise of the warrants.

The Company has the right, but not the obligation, to call upon prior notice all or part of the warrants if the market price for the Company’s Ordinary shares is equal to $ 8.52 for 20 consecutive days.

In connection with the private placement, the Company have agreed to file a resale registration statement covering the shares purchased in the private placement (including the shares underlying the warrants). The Company is subject to liquidated damages if it fails to (i) file a request that the Securities and Exchange Commission accelerate the effectiveness of the registration statement of which this prospectus is a part within five trading days of our receipt of notice from the Securities and Exchange Commission notifying us that the registration statement will not be reviewed, (ii) file an amendment to the registration statement within ten days of the Securities and Exchange Commission’s having notified that an amendment is necessary for the registration statement to be declared effective, or (iii) maintain listing of the ordinary shares on the NASDAQ SmallCap Market.

The liquidated damages that the Company would be obligated to pay under the circumstances described are in the amount of 1% of the amount invested and an additional 1% for every month in which the Company do not cure the issue that led to the obligation.

- - - - - - - - - - - - - - - - - - -

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2004

IN U.S. DOLLARS

UNAUDITED

INDEX

Page

Consolidated Balance Sheets	2 -3
Consolidated Statements of Operations	4
Statements of Changes in Shareholders' Equity	5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7 - 15

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

In U.S. dollars

	September 30, 2004	December 31, 2003
	Unaudited

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$10,573,563	$5,854,436
Marketable securities	276,900	276,515
Trade receivables, net	5,525,461	4,606,254
Other current assets	593,710	413,716

Total current assets	16,969,634	11,150,921

LONG-TERM DEPOSITS	149,420	85,995

PROPERTY AND EQUIPMENT:
Cost	1,970,175	1,778,512
Less - accumulated depreciation	(1,512,145)	(1,386,998)

	458,030	391,514

GOODWILL	465,214	-

OTHER INTANGIBLE ASSETS, NET	1,479,688	-

Total assets	$19,521,986	$11,628,430

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

In U.S. dollars (except for share data)

	September 30, 2004	December 31, 2003
	Unaudited

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term bank loans	$1,731,452	$1,592,020
Trade payables	446,978	305,953
Other payables and accrued expenses	2,184,300	1,899,835

Total current liabilities	4,362,730	3,797,808

LONG-TERM LIABILITIES
Accrued severance pay, net	205,494	190,916

COMMITMENTS AND CONTINGENT LIABILITIES

SHAREHOLDERS' EQUITY:
Share capital:
Ordinary shares of NIS 0.04 par value -
Authorized: 125,000,000 shares at September 30, 2004 and December 31,
2003; Issued and outstanding: 8,713,991 and 6,120,765 shares at
September 30, 2004 and December 31, 2003, respectively	96,401	73,274
Additional paid-in capital	29,599,346	22,380,262
Accumulated deficit	(14,741,985)	(14,813,830)

Total shareholders' equity	14,953,762	7,639,706

Total liabilities and shareholders' equity	$19,521,986	$11,628,430

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

In U.S. dollars (except for share data)

	Nine months ended September 30,		Three months ended September 30,		Year ended December 31,
	2004	2003	2004	2003	2003
	Unaudited

Revenues:
Product sales	4,531,758	4,721,233	1,446,133	1,776,105	6,210,526
Service revenues	2,879,700	1,273,314	1,161,892	366,182	2,108,476

Total revenues	7,411,458	5,994,547	2,608,025	2,142,287	8,319,002

Cost of revenues:
Product costs	1,174,230	1,421,979	420,394	485,192	1,794,880
Service costs	949,384	373,333	414,676	115,613	544,910

Total cost of revenues	2,123,614	1,795,312	835,070	600,805	2,339,790

Gross profit	5,287,844	4,199,235	1,772,955	1,541,482	5,979,212

Operations expenses:
Research and development	638,759	670,748	236,776	215,529	863,209
Selling and marketing	3,095,480	2,844,781	1,035,142	965,957	3,768,901
General and administrative	1,472,944	1,397,383	474,109	517,043	2,049,525

Total operating expenses	5,207,183	4,912,912	1,746,027	1,698,529	6,681,635

Operating profit (loss)	80,661	(713,677)	26,928	(157,047)	(702,423)

Financial income (expenses), net	(8,816)	23,544	8,221	(33,564)	98,376

Net income (loss)	71,845	(690,133)	35,149	(190,611)	(604,047)

Net income (loss) per share	0.012	(0.113)	0.006	(0.031)	(0.096)

Weighted average number of shares
outstanding used in the computation of
basic and diluted net income (loss) per
share	6,408,804	6,126,390	6,481,889	6,126,390	6,252,996

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

In U.S. dollars (except for share data)

	Share capital		Additional paid-in capital
	Number of shares	Amount		Accumulated deficit	Total

Balance at January 1, 2003	6,098,890	$73,079	$22,338,969	$(14,209,783)	$8,202,265

Exercise of stock options	21,875	195	40,761	-	40,956
Amortization of deferred stock
compensation	-	-	532	-	532
Net loss	-	-	-	(604,047)	(604,047)

Balance at December 31, 2003	6,120,765	73,274	22,380,262	(14,813,830)	7,639,706

Issuance of shares and Warrants, net	2,524,351	22,519	7,059,647	-	7,082,166
Exercise of stock options	68,875	608	159,437	-	160,045
Net income	-	-	-	71,845	71,845

Balance at September 30, 2004
(unaudited)	8,713,991	$96,401	$29,599,346	$(14,741,985)	$14,953,762

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

In U.S. dollars

	Nine months ended September 30,		Year ended December 31,
	2004	2003	2003
	Unaudited

Cash flows from operating activities:

Net income (loss)	$71,845	$(690,133)	$(604,047)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of deferred stock compensation	-	532	532
Depreciation and Amortization	145,459	220,651	214,523
Accrued severance pay, net	14,578	27,101	29,767
Currency fluctuations on marketable securities	6,355	(35,214)	(22,615)
Loss (gain) on the sale of marketable securities, net	(6,740)	32,943	21,050
Increase in trade receivables	(919,207)	(1,076,803)	(1,457,473)
Increase in other current assets	(179,994)	(88,539)	(114,552)
Increase (decrease) in trade payables	141,025	(191,037)	(46,644)
Decrease in other payables and accrued expenses	(618,833)	(501,460)	(536,910)

Net cash used in operating activities	(1,345,512)	(2,301,959)	(2,516,369)

Cash flows from investing activities:

Purchase of property and equipment	(191,663)	(59,390)	(71,719)
Proceeds from sale of marketable securities	-	253,377	253,377
Acquisition of business activity (Note 1b)	(1,603,214)	-	-
Decrease (increase) in long-term deposits	(63,425)	39,362	3,592

Net cash provided by (used in) investing activities	(1,858,302)	233,349	185,250

Cash flows from financing activities:

Proceeds from issuance of shares and warrants, net	7,623,464	-	-
Exercise of stock options	160,045	3,487	40,956
Increase in short-term bank credit, net	139,432	668,065	743,710

Net cash provided by financing activities	7,922,941	671,552	784,666

Increase (decrease) in cash and cash equivalents	4,719,127	(1,397,058)	(1,546,453)
Cash and cash equivalents at beginning of the period	5,854,436	7,400,889	7,400,889

Cash and cash equivalents at end of the period	$10,573,563	$6,003,831	$5,854,436

Non-cash activity

Accrued issuance expenses	$541,298	$-	$-

Accrued expenses on account of acquisition	$362,000	$-	$-

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars (except for share data)

NOTE 1:-	GENERAL

a.	These financial statements have been prepared in a condensed format as of September 30, 2004, and for the nine and three months then ended (“interim financial statements”). These financial statements should be read in conjunction with the Company’s audited annual financial statements and accompanying notes as of December 31, 2003 and for the year then ended.

b.	At the end of August 2004, the Company signed a definitive agreement with its Japanese distributor, Toyo Ink Mfg. Co., Ltd. (“Toyo”) to acquire certain assets of Toyo’s EDMS division in consideration of $ 1.9 million, and agreed to annually pay to Toyo the amount equivalent to five percent (5%) of the total annual sales of Top Image Systems, TiS Japan Ltd. (“TiSJ”) in Japan derived from licensing and customization to customers transferred to TiSJ by Toyo for two years from the Closing.

Pursuant to the agreement, Toyo transferred certain customers and channels from Toyo EDMS division to TiSJ the Company’s new Japanese subsidiary. The subsidiary also received the rights to distribute the Japanese localized version of TiS’ eFLOW Unified Content Platform. Some employees from EDMS’professional team have been assigned to TiSJ for two years, after which TiSJ may recruit such employees.

The results of operations of the acquired business have been included in the financial statements of the Company since the date of acquisition.

The purchase price allocation is as follows:

Total purchase consideration:

Cash	$1,500,000
Transaction costs	465,214

Total purchase consideration	$1,965,214

Allocation of the purchase consideration:

Intangible assets	$1,500,000
Goodwill	465,214

Total assets acquired	$1,965,214

The following are the fair values of the identifiable intangible assets acquired and the respective periods over which the assets will be amortized on a straight-line basis:

	Amount	Amortization period (in years)

Technology	$750,000	8
Customer relations	750,000	5

	$1,500,000

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars (except for share data)

NOTE 2:-	SHAREHOLDERS’ EQUITY

On September 24, 2004, the Company issued 2,524,351 Ordinary shares of the Company at a purchase price of $ 3.16 per share to institutional investors for net proceeds of $ 7,082,166.

The investors also received warrants to purchase up to 1,262,188 Ordinary shares, with an exercise price of $ 4.26 per share. The warrants expire on September 23, 2007. If the registration statement of the shares and warrants does not become effective by March 24, 2005, the investors may effect a cashless (net issuance) exercise of the warrants.

The Company has the right, but not the obligation, to call upon prior notice all or part of the warrants if the market price for the Company’s Ordinary shares is equal to $ 8.52 for 20 consecutive days which would require the holders of the warrants to timely exercise the warrants.

In connection with the private placement, the Company have agreed to file a resale registration statement covering the shares purchased in the private placement (including the shares underlying the warrants). The Company is subject to liquidated damages if it fails to (i) file a request that the Securities and Exchange Commission accelerate the effectiveness of the registration statement of which this prospectus is a part within five trading days of our receipt of notice from the Securities and Exchange Commission notifying us that the registration statement will not be reviewed, (ii) file an amendment to the registration statement within ten days of the Securities and Exchange Commission’s having notified that an amendment is necessary for the registration statement to be declared effective, or (iii) maintain listing of the ordinary shares on the NASDAQ SmallCap Market.

The liquidated damages that the Company would be obligated to pay under the circumstances described are in the amount of 1% of the amount invested and an additional 1% for every month in which the Company do not cure the issue that led to the obligation.

NOTE 3:-	SIGNIFICANT ACCOUNTING POLICIES

a.	The interim financial statements have been prepared in accordance with generally accepted accounting principles for the preparation of financial statements for interim periods, as prescribed in Accounting Standard No. 14 of the Israel Accounting Standards Board.

The significant accounting policies and methods of computation followed in the preparation of the interim financial statements are identical to those followed in the preparation of the latest annual financial statements, except as described below.

b.	Financial statements in U.S. dollars:

In accordance with paragraph 4 of Standard No. 13, the Company prepares its financial statements in U.S. dollars (“the dollar”) since the Company complies with the criteria in paragraph 29(a) of Opinion 36 of the Institute of Certified Public Accountants in Israel. The criteria in this paragraph are as follows: the majority of the revenues are generated in foreign currency, and the fixed assets, or the majority thereof, are purchased in foreign currency.

c.	Goodwill:

Goodwill was created upon the acquisition of Toyo (see Note 1b) and is amortized using the straight-line method over 10 years.

d.	Other intangible assets, net:

Intangible assets acquired upon the acquisition of Toyo (see Note 1b) are amortized over their useful life using the straight-line method. Acquired technology is amortized over 5 years, and customer relationship is amortized over an 8-year period.

e.	Effects of recently issued accounting standards:

In July 2004, Accounting Standard No. 19 – Taxes on Income (“the Standard”) was approved by the Israel Accounting Standards Board. The Standard prescribes the principles for recognition, measurement, presentation and disclosure of taxes on income in the financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars (except for share data)

NOTE 3:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The principal change pursuant to the Standard in relation to the principles presently applied is the recognition of deferred taxes in respect of temporary differences relating to land.

The Standard is effective in respect of financial statements relating to periods beginning on or after January 1, 2005. Changes resulting from adoption of the Standard should be recorded by including the cumulative effect in the statement of operations as of the beginning of the period in which the Standard is adopted.

In the Company’s estimation, adoption of the new Standard will not have a material effect on the Company’s financial position, operating results and cash flows.

NOTE 4:-	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND INTHE UNITED STATES

a.	Details of differences:

The Company prepares its financial statements in conformity with Israeli GAAP. As applicable to these financial statements, Israeli GAAP and U.S. GAAP differ in certain significant respects as described below:

1.	Accounting for stock-based compensation:

According to U.S. and Israeli GAAP, the Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and FASB Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation” (“FIN No. 44”) in accounting for its employee stock option plans. Under APB No. 25, when the exercise price of the Company’s stock option is less than the market price of the underlying shares on the date of grant, compensation expense is recognized.

Under U.S. GAAP, as prescribed by Statements of Financial Accounting Standard No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”), as amended by Statements of Financial Accounting Standard No. 148, “Accounting for Stock Based Compensation – Transition and Disclosure – an amendment of SFAS No. 123", pro forma information regarding net income (loss) and net earnings (loss) per share is required, and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes Option pricing model, with the following weighted average assumptions for each of the nine months ended September 30, 2003 and 2004: expected volatility of 85% and 99%, respectively; a risk-free interest rate of 1.5-2% and 1.5%, respectively; dividend yield of 0% for all periods; and a weighted-average expected life of 7 years and 3 years respectively.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars (except for share data)

NOTE 4:-	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

For purposes of pro-forma disclosure, the estimated fair value of the options is amortized to expenses over the options’ vesting period, which is between three to four years.

Pro forma information under SFAS No. 123, is as follows:

	Nine months ended September 30,
	2004	2003

Net income (loss):
U.S. GAAP as reported in Note 4b(2)	$71,460	$(668,110)

Add - Stock-based employee compensation - intrinsic value	-	532

Deduct - Stock-based compensation expense determined
under fair value method for all awards	61,779	79,035

Pro forma net income (loss)	$9,681	$(746,613)

Pro forma basic and diluted net loss per share	$0.09	$(0.122)

Basic and diluted loss per share as reported under U.S.
GAAP in Note 4b(3)	$0.011	$(0.109)

2.	Marketable securities:

Under Israeli GAAP, marketable securities designated for sale in the short-term (“Current Investments”) are carried at market value with changes in market value reported in earnings at each reported period.. According to Israeli GAAP, proceeds from sale of Current Investments should be included in net cash provided by investing activities.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars (except for share data)

NOTE 4:-	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

For U.S. GAAP purposes, the Company has determined, as of the purchase date and as of the balance sheets date, that its marketable securities should be classified as available-for-sale and stated at fair value, with unrealized gains and losses, reported in the accumulated other comprehensive income (loss), in accordance with Statement of Financial Accounting Standard No. 115 “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”). According to U.S. GAAP, proceeds from sale of available-for-sale marketable securities should be included in net cash provided by investing activities.

3.	Comprehensive income:

Under Israeli GAAP, these specific income components are recorded in the Company’s statement of operations or as part of the additional paid-in capital, as applicable for the relevant income component.

Comprehensive income consists of net income and net unrealized gain (losses) on securities and is presented as a separate component in the statement of changes in shareholders’equity.

Under Israeli GAAP, these specific income components are recorded in the Company’s statement of operations or as part of the additional paid-in capital, as applicable for the relevant income component.

As of September 30, 2004 and 2003, net unrealized gains (losses) on available-for-sale marketable securities amounted to $ 2,908 and $ 29,959.

4.	Accrued severance pay:

Under U.S. GAAP, the Company applies EITF 88-1 “Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan” under which deferred vested benefits should record the obligation as if it was payable at each balance sheet date. Accrued severance pay is included in the balance sheet at the total liabilities amount and total assets include amounts funded through provident funds and insurance policies. Earnings on earnings on amounts funded is added to severance pay fund.

According to Israeli GAAP, accrued severance pay is included in the balance sheets net, and income from earnings on amounts funded is netted from the severance pay.

5.	Earnings (Loss) per share:

According to Israeli GAAP, in accordance with Statement No. 55 of the Institute of Certified Public Accountants in Israel, the dilutive effect of options, warrants and other convertible securities is included in the computation of basic earnings per share only if their being exercised is considered to be probable, based on the ordinary relationship between the market price of the shares issuable upon the exercise of the options, warrants and other convertible securities, and the discounted present value of the future proceeds derived from the exercise of such options, warrants and convertible securities.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars (except for share data)

NOTE 4:-	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

According to U.S. GAAP, basic net earnings per share are computed based on the weighted average number of Ordinary shares outstanding during each year. Diluted net earnings per share is computed based on the weighted average number of Ordinary shares outstanding during each year, plus dilutive potential Ordinary shares considered outstanding during the year, in accordance with FASB Statement No. 128, “Earnings per Share”.

6.	Business combination:

a.	Goodwill amortization:

Under Israeli GAAP, goodwill is amortized over the estimated period of benefit, but usually no longer than 20 years. Goodwill is reviewed for impairment when circumstances indicate the possibility that impairment exists.

Under U.S. GAAP, in accordance with Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” goodwill acquired in a business combination for which date is on or after July 1, 2001, shall not be amortized.

SFAS No. 142 requires goodwill to be tested for impairment on adoption and at least annually thereafter or between annual tests in certain circumstances, and written down when impaired. Goodwill is tested for impairment by comparing the fair value of each reporting unit with its carrying value.
As of September 30, 2004, the impact of the difference between Israeli GAAP and U.S. GAAP in accounting for goodwill is immaterial.

b.	Pro-forma disclosure:

Under Statement of Financial Accounting Standards No. 141 “Business Combinations”(“SFAS No. 141”) Pro Forma information is required for business combinations. The pro forma information provides the results of operations for the current interim period (and for the corresponding period in the preceding year) as though the business combination had been completed as of the beginning of each respective period. Israeli GAAP does not require such pro forma information.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars (except for share data)

NOTE 4:-	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

The following unaudited proforma information does not purport to represent what the Company’s actual results of operations would have been had the acquisitions occurred on January 1, 2003 and 2004, nor does it purport to represent the results of operations of the Company for any future period.

	Nine months ended September 30,
	2004	2003

Revenues	$7,411,458	$9,456,365

Net income (loss) - pro forma	$71,845	$(724,532)

Basic and diluted net earnings (loss) per share -
pro forma	$0.012	$(0.119)

Weighted average number of shares used in
computing basic diluted net earnings (loss) per
share	6,221,929	6,098,890

b.	The effect of the material differences between Israeli and U.S. GAAP of the aforementioned items on the financial statements is as follows:

1.	On balance sheet items:

	September 30, 2004			December 31, 2003
	As per Israeli GAAP	Adjustment	As per U.S. GAAP	As per Israeli GAAP	Adjustment	As per U.S. GAAP

Assets:
Amounts funded with
respect of severance
pay	-	$534,969	$534,969	-	$502,246	$502,246

Total assets	$19,521,986	$534,969	$20,056,950	$11,628,430	$502,246	$12,130,676

Liabilities:
Amounts funded with
respect of severance
pay	$534,969	$(534,969)	-	$502,246	$(502,246)	-

Total liabilities	$4,568,224	$534,969	$5,103,193	$3,988,724	$502,246	$4,490,970

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars (except for share data)

NOTE 4:-	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

2.	On statements of operation items:

	Nine months ended September 30,
	2004	2003
	Unaudited

Net income (loss) - Israeli GAAP	$71,845	$(690,133)
Net adjustment to comprehensive income in respect of
unrealized gains (losses) on available-for-sale
marketable securities	385	(22,023)

Net income (loss) - U.S. GAAP	$71,460	$(668,110)

3.	On loss per Ordinary share:

The following table sets forth the computation of basic and diluted net earnings (loss) per share:

	Nine months ended September 30,
	2004	2003
	Unaudited

Net income (loss)	$71,460		$(668,110)

Numerator for basic and diluted earnings (loss) per
share - income (loss) available to shareholders	$71,460		$(668,110)

Weighted average shares outstanding:

Denominator for basic net earnings (loss) per share	6,221,929		6,098,890
Effect of dilutive securities	152,887	(*	-

Denominator for diluted net earnings (loss) per share	6,374,816		6,098,890

Basic net earnings (loss) per share	$0.01		$(0.11)

Diluted net earnings (loss) per share	$0.01		$(0.11)

*) Anti dilutive

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars (except for share data)

4.	Statement of changes in shareholders' equity and comprehensive loss:

	Amount	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Comprehensive income (loss)	Total

Balance at December 31,
2001	73,079	22,329,513	(10,392,174)	10,179		12,020,597

Net unrealized change
on available for sale
securities	-	-	(2,243)	-	(2,243)	(2,243)
Net loss	-	-	(3,825,545)	-	(3,825,545)	(3,825,545)

Comprehensive loss					(3,827,788)

Amortization of
deferred stock
compensation	-	9,456	-	-		9,456

Balance at December 31,
2002	73,079	22,338,969	(14,217,719)	7,936		8,202,265

Net unrealized change
on available for sale
securities	-	-	(10,459)	-	(10,459)	(10,459)
Net loss	-	-	(593,588)	-	(593,588)	(593,588)

Comprehensive loss					(604,047)

Exercise of stock
options	195	40,761	-	-		40,956
Amortization of
deferred stock
compensation	-	532	-	-		532
Balance at December 31,
2003	73,274	22,380,262	(14,811,307)	(2,523)		7,639,706

Net unrealized change
on available for sale
securities	-	-	(385)	-	(385)	(385)
Net loss	-	-	71,845	-	71,845	71,845

Comprehensive loss					71,460

Issuance of shares and
Warrants, net	22,519	7,059,647				7,082,166
Exercise of stock
options	608	159,437	-	-		160,045

Balance at September
30, 2004	96,401	29,599,346	(14,739,462)	(2,908)		14,953,377

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars (except for share data)

NOTE 5:-	EFFECTS OF RECENTLY ENACTED ACCOUNTING STANDARDS

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123 (revised 2004), Share-Based Payment (“Statement 123R”), which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation (“Statement 123”). Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statements 123 permitted, but not required, share-based payments to employees to be recognized in the income statement based on their fair values while Statement 123(R) requires all share-based payments to employees to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for the Company in the first interim period beginning after June 15, 2005. The adoption of Statement 123R will have a significant effect on the Company’s results of operations.

NOTE 6:- COMMITMENTS, CONTINGENCIES AND CHARGES

a.	Legal proceedings:

As of December 31, 2003, the company was named as a defendant in a case brought by a patent holder, Millennium LP in the district court for the Southern District of New York. In that case Millennium was asserting that certain image processing systems sold or offered for sale by the Company in the U.S. infringe certain U.S. patents held by Millennium. Subsequent to the reporting period, the Company has settled the matter for $ 250,000, which are paid as follows: $ 100,000 were paid at the time the settlement agreement was finalized and a monthly payment of $ 6,250 for 24 months. In the nine month period ended September 30, 2004, an amount of approximately $ 50,000 was paid. According to the settlement agreement, the abovementioned payment was for the release for past and covenant for the future. The settlement gave the Company a full release and discharge under the patents for all the company’s products sold by the company or its customers up to the date of the settlement agreement and from then on until the last patent expires.

b.	Commitments:

1.	With respect to the participation of the Israeli government in oftware research and development costs, the Company is committed to pay to the government royalties at the rate of 2%-3.5% of revenues from sale of its FormOut! and eFLOW Software, up to a maximum of 150% of the amount of participation received, linked to the U.S. dollar, plus interest at the LIBOR rate.

The Company’s total outstanding obligation in respect of royalty-bearing government participation received or accrued, net of royalties paid or accrued, amounted to approximately $ 5,000 as of September 30, 2004.

Royalties payable to the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade (the “OCS”) are classified as part of cost of revenues.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars (except for share data)

2.	The Company has entered into an operating lease with Eldan Ltd. for the lease of a fleet of 23 vehicles. The leasing deposits are presented in the long-term deposits. Each lease is for a period of three years with monthly payments linked to the Israeli CPI. As of September 30, 2004, commitments are as follows:

2004	44,474
2005	188,535
2006	157,941

390,950

3.	The Company leases offices for its activities. The remaining obligation periods range from one year to four years including extension periods. As of September 30, 2004, commitments for such leases are as follows:

Total

2004	270,787
2005	362,994
2006	315,327

2007	202,824
1,151,932

Part of the lease agreements is secured by a bank guarantee in the amount of $ 51,093.

4.	The Company entered into an engagement under which it has to the right to use third party software during fiscal years 2003 and 2004. Pursuant to the agreement, the Company agreed to pay an annual license fee equal to the greater of $300,000 and 3%-3.5% of related sales. The amount is due in four quarterly payments for each year. In 2003, and in the nine month period ended September 30, 2004, the Company paid a license fee of $300,000, and $225,000 respectively which was recorded as cost of sales. Fees related to the license, which will be used during 2004, will be expensed as incurred and were not accrued in fiscal year 2003.

c.	Charges:

1.	To secure compliance with the conditions related to the Company’s “Approved Enterprise” status, the Company registered a floating charge on machinery, equipment and other assets. The charges are unlimited in amount and it was agreed that the said assets might not be further pledged or transferred without prior consent of the beneficiaries.

2.	To secure revolving credit facilities from a bank, the Company registered a floating charge on its plant, assets and goodwill in favor of this bank.

You should rely only on the information contained in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

6,125,713 Shares

Top Image Systems Ltd.

PROSPECTUS

Ordinary Shares

February __, 2004

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Israeli Companies Law provides that an Israeli company cannot exempt an officer from liability with respect to a breach of his fiduciary responsibilities. While the Companies Ordinance, in effect through 1999, provided that an Israeli company could not exempt an officer from liability with respect to a breach of his duty of care or his duty of loyalty, the Israeli Companies Law now permits such exemption if formulated in accordance with such law. The Israeli Companies Law also permits entitling an office holder to indemnification subject to certain conditions. In the shareholders’ meeting on December 18, 2003, the Company adopted new Articles of Association which allow for insurance and indemnification for office holders for future liabilities. At the same meeting, the shareholders approved indemnification of the officers and directors of the Company, in the form described herein.

        The procurement of director and officer liability insurance or the provision of any such indemnification, as the case may be, must be approved by our Audit Committee and otherwise as required by law. We may not indemnify an office holder or enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of the following: (i) a breach by the office holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach of its consequences; (ii) a breach by the office holder of his duty of loyalty unless he acted in good faith and had a reasonable basis to believe that his act or omission would not prejudice our interests; (iii) any act or omission done with the intent to derive an illegal personal benefit; or (iv) any fine levied against the office holder as a result of a criminal offense.

        Currently, we hold an insurance policy for our office holders that provides coverage limited to $10,000,000 in aggregate for the policy period, ending on December 31, 2004.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

        See the section entitled “–Material Changes” for a description of our private placement which closed on September 24, 2004.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENTS

Number	Description

3.1	Articles of Association of the Company, incorporated by reference to (incorporated by reference to exhibit 3.1 to the Company's Registration Statement on Form F-1 (registration number 333-05718).

3.2	Memorandum of Association of the Company (incorporated by reference to exhibit 3.2 to the Company's Registration Statement on Form F-1 (registration number 333-05718).

4.1	Form of Public Warrant Agreement between the Company, the Warrant Agent and the Underwriter (incorporated by reference to exhibit 4.2 to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

4.2	Form of Public Warrant Certificate (incorporated by reference to exhibit 4.3 to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

4.3	Form of Underwriter's Warrant Agreement (incorporated by reference to exhibit 4.4 to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

4.4	Top Image Systems, Ltd. Employee Stock Option Plan (1996) (incorporated by reference to exhibit 10.1 to the Company's Registration Statement on Form S-8 (registration number 333-11560)).

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4.5	Form of Stock Option Agreement covering grants to individuals dated August 20, 1996 (incorporated by reference to exhibit 10.2 to the Company's Registration Statement on Form S-8 (registration number 333-11560)).

4.6	Top Image Systems Ltd. Employee Share Option Plan (2000) (incorporated by reference to the Company's annual report on Form 20-F for the year ended December 31, 2003).

5.1	Opinion of Ben Zvi Koren regarding legality (incorporated by reference to the Company’s Form F-1/A filed January 3, 2005 (registration number 333-119885).

10.1	Contract between the Company and JCC Payments Systems, Ltd. for the Supply, Installation and Development of Bespoke Software of the JCC Image System, dated June 24, 1996 (incorporated by reference to exhibit 10.1(a) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.2	Contract for the Support & Maintenance of Software of the JCC Image System, between the Company and JCC Payments Systems, Ltd., dated June 24, 1996 (incorporated by reference to exhibit 10.1(b) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.3	Contract between the Company and Unicre, Cartao Internacional de Credito, SA., for the Supply, Installation and Development of Software System, dated June 20, 1994 (incorporated by reference to exhibit 10.1(c) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.4	Software Maintenance Agreement between the Company and Unicre, Cartao Internacional de Credito, SA., dated July 20, 1994 (incorporated by reference to exhibit 10.1(d) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.5	English translation of Agreement between the Company and Isracard Ltd. for the Supply, Installation and Development of Software System, dated November 4, 1993 (incorporated by reference to exhibit 10.1(e) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.6	Agreement between the Company and Isracard Ltd. for the Supply, Installation and Development of Software System, dated November 4, 1993 (incorporated by reference to exhibit 10.1(f) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.7	English translation of Agreement between the Company and Israel Credit Card, Ltd. for the Supply, Installation and Development of Software System, dated December 4, 1991 (incorporated by reference to exhibit 10.1(g) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.8	Agreement between the Company and Israel Credit Card, Ltd. for the Supply, Installation and Development of Software System, dated December 4, 1991 (incorporated by reference to exhibit 10.1(h) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.9	Exclusive Software Distribution Agreement between the Company and Hasso Corporation, dated June 28, 1996 (incorporated by reference to exhibit 10.1(i) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.10	Second Amendment, dated March 27, 2001, to the Exclusive Software Distribution Agreement between the Company and Hasso Corporation, dated June 28, 1996.

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10.11	Memorandum Agreement between the Company and Hasso Corporation, dated March 13, 1996 (incorporated by reference to exhibit 10.1(j) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.12	Exclusive Software Distribution Agreement between the Company and Daewoo Information Systems Co., Ltd. dated January 29, 1994 (incorporated by reference to exhibit 10.1(k) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.13	English translation of Entrepreneur Agreement among the Company, Micro Daf Industries 80, Ltd. and Israeli Credit Card, Ltd. dated October 31, 1995 (incorporated by reference to exhibit 10.2(a) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.14	Entrepreneur Agreement among the Company, Micro Daf Industries 80, Ltd. and Israeli Credit Card, Ltd. dated October 31, 1995 (incorporated by reference to exhibit 10.2(b) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.15	Employee Agreement between the Company and Ofer Comay (incorporated by reference to exhibit 10.4(a) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.16	Employee Agreement between the Company and Yossi Karchi (incorporated by reference to exhibit 10.4(b) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.17	Employee Agreement between the Company and Ziv Koren (incorporated by reference to exhibit 10.4(c) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.18	Employee Agreement between the Company and Stuart Melnick (incorporated by reference to exhibit 10.4(d) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.19	Employee Agreement between the Company and Izhak Nakar (incorporated by reference to exhibit 10.4(e) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.20	Employee Agreement between the Company and Ido Schechter (incorporated by reference to exhibit 10.4(f) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.21	Employee Agreement between the Company and Yehezkel Yeshurun (incorporated by reference to exhibit 10.4(g) to the Company's Registration Statement on Form F-1 (registration number 333-05718)).

10.22	English translation of an Employment Agreement between the Company and Arie Rand (incorporated by reference to exhibit 3.25 to the Company's annual report on Form 20-F (registration number 001-14552)).

10.23	English translation of a Personal Employment Agreement between the Company and Tal Marom (incorporated by reference to exhibit 3.26 to the Company's annual report on Form 20-F (registration number 001-14552)).

10.24	English translation of an Amendment to Employment Agreement between the Company and Tal Marom (re: updating of compensation and position for 2001) (incorporated by reference to exhibit 3.27 to the Company's annual report on Form 20-F (registration number 001-14552)).

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10.25	English translation of a Personal Employment Agreement between the Company and Norman Kreger (incorporated by reference to exhibit 3.28 to the Company's annual report on Form 20-F (registration number 001-14552)).

10.26	English translation of a Salary Adjustment letter for Norman Kreger (incorporated by reference to exhibit 3.29 to the Company's annual report on Form 20-F (registration number 001-14552)).

10.27	English translation of a Personal Employment Agreement between the Company and Amos Eliav (incorporated by reference to exhibit 3.30 to the Company's annual report on Form 20-F (registration number 001-14552)).

10.28	English translation of a Salary Adjustment letter for Amos Eliav (incorporated by reference to exhibit 3.31 to the Company's annual report on Form 20-F (registration number 001-14552)).

10.29	Share Purchase Agreement, dated as of February 11, 2000, by and between Charter-TIS LLC and the Company, as amended by Amendment #1 thereto, dated as of April 28, 2000 (incorporated by reference to exhibit 3.32 to the Company's annual report on Form 20-F (registration number 001-14552)).

10.30	Registration Rights Agreement, dated as of May 8, 2000, among the Company, Charter-TIS LLC and Izhak Nakar (incorporated by reference to exhibit 3.33 to the Company's annual report on Form 20-F (registration number 001-14552)).

10.31	Preemptive Rights Agreement, dated as of May 8, 2000, between the Company and Izhak Nakar (incorporated by reference to exhibit 3.34 to the Company's annual report on Form 20-F (registration number 001-14552)).

10.32	English translation of Employment Agreement between the Company and Jonathan Heller dated December 24, 2001 (incorporated by reference to exhibit 3.35 to the Company's annual report on Form 20-F for the fiscal year ended December 31, 2001).

10.33	English translation of Update to Employment Agreement between the Company and Jonathan Heller dated February 28, 2002 (incorporated by reference to exhibit 3.36 to the Company's annual report on Form 20-F for the fiscal year ended December 31, 2001).

10.34	English translation of Employment Agreement between the Company and Oded Leiba dated March 19, 2001 (incorporated by reference to exhibit 3.37 to the Company's annual report on Form 20-F for the fiscal year ended December 31, 2001).

10.35	English translation of Employment Agreement between the Company and Dan Inbar dated December 31, 2001 (incorporated by reference to exhibit 3.38 to the Company's annual report on Form 20-F for the fiscal year ended December 31, 2001).

10.36	Value-Added Reseller Agreement for ODT Document Technologies' Products between the Company and Oce Document Technologies dated August 2, 2001 (incorporated by reference to exhibit 3.39 to the Company's annual report on Form 20-F for the fiscal year ended December 31, 2001).

10.37	OEM License Agreement between the Company and CharacTell Ltd. dated July 16, 2001 (incorporated by reference to exhibit 3.40 to the Company's annual report on Form 20-F for the fiscal year ended December 31, 2001).

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10.38	Second Amendment to the Exclusive Software Distribution Agreement Dated June 28, 1996, as amended, between the Company and Hasso Corporation (as a predecessor entity to Toyo Ink Manufacturing Co., Ltd.) dated March 27, 2001. (incorporated by reference to exhibit 3.41 to the Company's annual report on Form 20-F for the fiscal year ended December 31, 2001).

10.39	Agreement between the Company and Elsag spa regarding software and services for the population census of Italy dated March 18, 2002 (incorporated by reference to exhibit 3.42 to the Company's annual report on Form 20-F for the fiscal year ended December 31, 2001).

10.40	Statement of Work to Subcontractor Agreement between the Company and NCR (Cyprus) Ltd. regarding software and services for the population census of Italy dated June 22, 2001 (incorporated by reference to exhibit 3.43 to the Company's annual report on Form 20-F for the fiscal year ended December 31, 2001).

10.41	Agreement between the Company and CMC Ltd. regarding software and services for the population census of India dated December 12, 2001 (incorporated by reference to exhibit 3.44 to the Company's annual report on Form 20-F for the fiscal year ended December 31, 2001).

10.42	Separation Agreement between the Company and Mr. Peter Nowak dated May 15, 2002 (incorporated by reference to exhibit 3.45 to the Company's annual report on Form 20-F for the fiscal year ended December 31, 2001).

10.43	Securities Purchase Agreement between the Company and the Purchasers named therein, dated as of June 10, 2004 (incorporated by reference to exhibit 99.3 to the Company's current report on Form 6-K filed June 10, 2004).

10.44	Form of Warrant issuable in connection with the Securities Purchase Agreement between the Company and the Purchasers named therein, dated as of June 10, 2004 (incorporated by reference to exhibit 99.2 to the Company's current report on Form 6-K filed June 10, 2004).

21.1	Subsidiaries of the Registrant (incorporated by reference to the Company's annual report on Form F-1 for the year ended December 31, 2003).

23.1	Consent of Somekh Chaikin - member firm of KPMG International regarding its report on the Company.

23.2	Consent of Kost, Forer Gabbay and Kasierer - member of Ernst & Young Global regarding its report on Company.

23.3	Consent of Kost, Forer, Gabbay, and Kasierer- member of Ernst & Young Global regarding report on E-Mobilis Ltd.

23.4	Consent of Ben Zvi Koren - included in Exhibit 5.1 (incorporated by reference to the Company’s Form F-1/A filed January 3, 2005 (registration number 333-119885).

23.5	Consent of Arthur M. DeBenedictis regarding his report on T.I.S. America, Inc (incorporated by reference to the Company’s Form F-1/A filed January 3, 2005 (registration number 333-119885).

23.6	Report of Arthur M. DeBenedictis regarding T.I.S. America, Inc (incorporated by reference to the Company’s Form F-1/A filed January 3, 2005 (registration number 333-119885).

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ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form S-8 (§239.16b of this chapter) or Form F-3 (§239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by §210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on February 16 , 2005.

Top Image Systems Ltd. BY: /S/ Ido Schechter —————————————— Ido Schechter Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Ido Schechter and Arie Rand, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, and any subsequent registration statement relating to the same offering of securities as this Registration Statement on Form F-1 that are filed pursuant to the requirements of Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus relating to the same offering of securities as this Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/S/ Ido Schechter —————————————— Ido Schechter Chief Executive Officer Date: February 16 , 2005

/S/ Arie Rand —————————————— Arie Rand Chief Financial Officer Date: February 16 , 2005

* —————————————— Thomas C. Lavey Chairman of the Board of Directors Date: February 16 , 2005

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* —————————————— Victor Halpert Director Date: February 16 , 2005

* —————————————— Zamir Bar Zion Director Date: February 16 , 2005

* —————————————— Izhak Nakar Director Date: February 16 , 2005

/S/ Ido Schechter —————————————— Ido Schechter Director Date: February 16 , 2005

* —————————————— Elie Housman Director Date: February 16 , 2005

* —————————————— Yehezkel Yeshurun Director Date: February 16 , 2005

* —————————————— William Landuyt Director Date: February 16 , 2005

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Authorized Representative in the United States :

TIS America, Inc. By: /S/ Ido Schechter —————————————— Ido Schechter CEO Date: February 16 , 2005

*By: /S/ Ido Schechter —————————————— Ido Schechter Attorney in Fact

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